UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )

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CENTENE CORPORATION
(Name of Registrant as Specified In Its Charter)

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Our Mission
Transforming the health of the communities we serve, one person at a time.
Since its founding as a single local healthcare plan in 1984, Centene's heart and soul has been linked to supporting the health of the communities we proudly serve. We are committed to providing access to quality, culturally sensitive care for our members and communities.
Now, forty years later, this long-held commitment to supporting the health and health care of our members is encapsulated in our mission: Transforming the health of the communities we serve, one person at a time.

Our Values
Accountability – Courage – Curiosity – Trust – Service
These values support our efforts to realize our mission.

Our Culture

Letter from Our CEO and Our Chairman	3
Letter to Stockholders
From Our Chief Executive Officer and Our Chairman of the Board
March 27, 2025
Dear Stockholders:
In these early months of 2025, healthcare policy headlines are dominating the news and creating market uncertainty for investors. From where we stand, this volatility – while temporary – only reinforces the importance of Centene’s focused and intense work over the last three years to improve our operational agility and strengthen our infrastructure, fostering resilience and readiness as an organization and as an essential member of the healthcare community.
Looking back, 2024 was a capstone year in our value creation journey, and rife with industry turbulence of its own. And yet, surrounded by landscape challenges, we delivered significant operational milestones and outperformed our top and bottom-line financial commitments in 2024 positioning our business well for the future.
A couple of key highlights:
•Thanks to an ongoing emphasis on and commitment to quality performance and operational excellence, we delivered substantial improvements in our Medicare STAR ratings, effectively positioning our Medicare business on a path to breakeven in 2027.
•We delivered another year of solid, profitable growth in our Individual business. Capitalizing on our leading market position, we pioneered program integrity changes that proactively reduced fraud, waste and abuse. In early 2024, our team introduced the “Agent of Record Lock” policy, setting the tone for the Centers for Medicare and Medicaid Services (CMS) to make this and other program integrity measures a market mandate heading into the Open Enrollment period.
•In our Medicaid business, we navigated a historic level of eligibility redetermination, partnering closely across 30 states to navigate membership and acuity shifts impacting millions of lives, while at the same time delivering an impressive string of RFP wins thereby securing the majority of our Medicaid business through the end of the decade.
•And, finally, we continued our work to build an industry-leading culture, operating as “One CenTeam” by focusing on service – to our partners, to our members, and to each other.
In 2024, we proved that our business has the fortitude to not only survive challenges, but thrive, continuing to evolve to better serve our customers and stakeholders.
We enter 2025 structurally stronger, more talented, more agile, and better positioned to execute against a pipeline of exciting growth opportunities.
Operationally, in 2025 we expect to collaborate with our state partners to more closely align Medicaid rates with the post-redeterminations book of business. Our Medicare Advantage business, following successful execution during the Annual Enrollment Period, will focus on key clinical and operational initiatives to advance our progress to break even in 2027. And, as the category leader, our Marketplace team will once again offer access to high quality and affordable healthcare – this year to approximately 5 million Americans – while expanding our movement into the emerging Individual Coverage Health Reimbursement Arrangement (ICHRA) market.
We are already in-motion on initiatives that leverage AI to drive quality and efficiency in our business and these will accelerate in 2025. For example, we are deploying AI within our provider contracting operations to reduce the manual labor associated with configuring and maintaining contracts, while enabling further automation and speed in processing payments to providers.

Proxy Statement 2025

4	Letter from Our CEO and Our Chairman
AI is also helping us strengthen our analytics – an important lever for advancing initiatives such as Value Based Care across our businesses. Value-based payment models align the success of our providers with the well-being of our members. With more than 40% of our medical membership associated with value-based arrangements, we are better able to coordinate and support critical healthcare services – both big and small – for the lives we serve.
As an organization we subscribe to a philosophy that we can always do something more – more for our members, more for our state and federal partners and more for our shareholders. As we look ahead to 2025, new initiatives are scheduled to launch that aim to personalize and better facilitate care for our members. Our Illinois health plan is offering members with uncontrolled high blood pressure a 12-week comprehensive “Food Is Medicine” program. The program includes nutrition counseling along with an intentional combination of medically tailored meals, healthy food boxes and fresh produce vouchers. By creating sustainable changes in eating habits, our members can better support the treatment of their chronic disease – both inside and outside of the doctor’s office.
In 2025, our recently announced partnership with the National Association of Community Health Centers (NACHC) will support value-based payment model adoption and improve maternal and child health outcomes. Community Health Centers uniquely serve our populations and share our strategy of delivering deeply local, integrated care. By working closely together, our goal is to drive differentiated health outcomes and transform the health of our shared communities at national scale.
Managed care organizations play a vital and often misunderstood role in the United States healthcare ecosystem. As stewards of taxpayer dollars, our charge is to lower healthcare costs while ensuring high-quality access to care. To do this, we focus on prevention, early intervention, and efficient care coordination. Investing in home health for our members can reduce the need for expensive (and often unnecessary) hospitalization. Connecting our members to resources that promote and protect health minimizes the need for more health care – things like access to healthy foods, transportation, and childcare. Over more than 40 years, Centene has worked to improve health care for low income and working Americans. But we believe there is more we can do to transform the communities we serve by focusing on a more holistic, comprehensive, and outcomes-oriented approach to health, instead of just health care. We intend to leverage our platform that today serves 28 million Americans to advocate on their behalf for system-wide changes that bring more seamless experiences and improved outcomes to those with the fewest resources and the most complex needs.
We look forward to delivering on our mission for our customers and our shareholders, as well as advancing the agenda nationally to make healthcare work better in 2025 and beyond.
Sincerely,

Sarah M. London Chief Executive Officer

Frederick H. Eppinger Chairman of the Board of Directors
Centene Corporation

Notice of 2025 Annual Meeting of Stockholders	5
Notice of 2025 Annual Meeting of Stockholders

Time and Date	Place	Record Date
10:00 AM, Central Time, on Tuesday, May 13, 2025	Centene Plaza 7700 Forsyth Boulevard St. Louis, Missouri 63105 Centene Auditorium	Stockholders as of March 14, 2025 are entitled to vote

Voting Items Proposal	Board Vote Recommendation	For Further Details

(1) To elect eleven directors to hold office until the 2026 Annual Meeting of Stockholders or until their successors are duly elected and qualified;	FOR each director nominee	Page 26
(2) To cast a non-binding advisory vote on the compensation of the Company's Named Executive Officers;	FOR	Page 69
(3) To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025;	FOR	Page 114
(4) To approve the Company's 2025 Stock Incentive Plan; and	FOR	Page 120
(5) and (6) Stockholder proposals	AGAINST	Page 130
Stockholders will also transact such other business as may properly come before the Annual Meeting or at any convening or reconvening of the Annual Meeting following a postponement or adjournment of the Annual Meeting.
Stockholders or their legal proxy holders who wish to attend the Annual Meeting must preregister. Requests for preregistration must be received by us no later than 11:59 AM Eastern Time on May 9, 2025. For complete instructions for preregistering, see page 138 of this proxy statement.
On or about March 27, 2025, we mailed to our stockholders either 1) a copy of our proxy statement, a proxy card and 2024 Annual Report on Form 10-K or 2) a Notice of Internet Availability of Proxy Materials (Availability Notice), which indicates how to access the proxy materials on the internet. We believe furnishing proxy materials to our stockholders on the internet provides our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the distribution process.
By order of the Board of Directors,
Christopher A. Koster

Secretary and General Counsel	St. Louis, Missouri
March 27, 2025

How to Vote

Internet: www.ProxyVote.com	Mail	QR Code
Telephone: 1-800-690-6903	Mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope	Scan this QR code to vote with your mobile device

Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual Meeting of Stockholders to be held on May 13, 2025: The accompanying proxy statement and the 2024 Annual Report on Form 10-K are available at www.ProxyVote.com.
Proxy Statement 2025

6	Table of Contents
Centene Corporation

Who We Are	7
Who We Are
Today, Centene is the largest Medicaid managed care organization, the largest carrier on the Health Insurance Marketplace and the largest stand-alone Medicare Prescription Drug Plan (PDP) provider in the country, while also having an established Medicare presence. In addition, Centene has increased its market density to serve other low-income and medically complex populations and is uniquely positioned to serve individuals who are dually eligible for both Medicaid and Medicare.

#1 carrier in the nation on the Health Insurance Marketplace		2025 Footprint

Medicare PDP
Medicare
Marketplace
Medicaid and Medicare
Medicaid and Marketplace
Medicare and Marketplace
Medicare, Medicaid and Marketplace
HI
AK

$35.5 billion in cash and investments*	$145.5 billion premium and service revenues in 2024

60,500 employees*	28.6 million members*

#46 in 2024 Fortune Global 500	#22 in 2024 Fortune 500

* As of December 31, 2024
More than 1 in 15 individuals across all 50 states
Centene offers affordable and high-quality products to more than 1 in 15 individuals across the nation, including Medicaid and Medicare members (including Medicare PDP) as well as individuals and families served by the Health Insurance Marketplace.
Addressing member needs through innovation

Advanced Technology Systems and Tools	Incentives for Healthier Living

Personal Member Outreach and Support	Helping Mothers and their Babies
Proxy Statement 2025

8	Who We Are
Company Overview
Centene is a leading healthcare enterprise that is committed to helping people live healthier lives. The Company takes a local approach – with local brands and local teams – to provide fully integrated, high-quality and cost-effective services to government-sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Centene offers affordable and high-quality products to more than 1 in 15 individuals across the nation, including Medicaid and Medicare members (including Medicare PDP) as well as individuals and families served by the Health Insurance Marketplace. Our mission is to transform the health of the communities we serve, one person at a time.
Centene provides access to high-quality healthcare, innovative programs and a wide range of health solutions that help families and individuals get well, stay well and be well. Centene treats the whole person, an approach that is delivered locally and backed by the scale of Centene's expertise, data and resources. Through this approach and our commitment to sustainable partnerships, we work with local community organizations to realize our mission.

Centene's Path Forward

03	02	01

Focus on Medicaid, Marketplace and Medicare, capitalizing on the significant expansion opportunities in each market
Build from the strength of our market positions, evolve with the market and create significant disruptive growth by leveraging our inherent and differentiated strengths to explore logical extensions to our core lines of business
Transform our business by leveraging industry-leading, mission-driven talent, and continuing to invest in our data analytics and capabilities

Centene Corporation

Who We Are	9
2024 Financial and Business Highlights
Our 2024 financial and business results reflect execution in our diverse portfolio across the Company's three major product lines.
2024 Financial Results

$163 billion	$6.31	$7.17	(10)%
Total Revenues, a 6% increase vs. 2023	Diluted Earnings Per Share (EPS)	Adjusted Diluted EPS, an increase of 7% vs. 2023	Total Shareholder Return (TSR) 3-Year CAGR

Medicaid	Marketplace	Medicare

We are the largest Medicaid Managed Care Organization	We are the #1 carrier on the Health Insurance Marketplace	Within Medicare Advantage we have the largest concentration of Dual Eligible Special Needs Plans (D-SNP) members compared to our peers

13.0 million members across 30 states	4.4 million members across 29 states	1.1 million Medicare Advantage members across 37 states and 6.9 million PDP members in 50 states
Refer to Appendix A for reconciliations of non-GAAP measures included throughout this proxy statement.
Execution of Strategy
Our growth over the past decade has positioned us to be a leader in the healthcare industry and enabled the Company to stay focused on its mission while also delivering strong financial performance for its stockholders. Centene has a unique and powerful platform, and we are working to fortify its foundation to fuel our next phase of innovation and growth. We are focused on strong, long-term growth grounded in our core product lines, investing in becoming easy to work with by building modern systems and processes, and curating an enhanced network of partnerships designed to drive value across our portfolio.
We are focused on making strategic decisions and investments to create additional value in the short-term and to seek opportunities that position the organization for long-term strength, profitability, growth and innovation. In addition to creating stockholder value, we are modernizing and improving how we work in order to propel our organization to new levels of success and elevate the member and provider experiences. With trends in the personalization of healthcare technology, we continue the use of data and analytics to improve the provider and member experience. We continue to believe we have both the capacity and capability to successfully navigate industry changes to the benefit of our members, customers, providers and shareholders.
Proxy Statement 2025

10	Who We Are
3 Years of Accomplishments
Over the last three years, we have delivered numerous accomplishments, including:

$27.5 billion growth '24 vs. '21 Premium and Service Revenue[1]	Investment grade rating by 2 of the 3 major rating agencies
•Momentum on Stars and quality
•Investing & building in long-term growth areas and opportunities (HIDE/FIDE[4], ICHRA)
•Successful PBM transition
•Ongoing SG&A efficiencies, incorporating simplification of operations
•Team and talent successes

12% CAGR Adj. Diluted EPS[2] growth Despite Medicare Stars decline & unprecedented Medicaid redeterminations headwinds	11 Divestitures •USMM •PANTHERx •Ribera Salud •Magellan Rx •HealthSmart •Centurion •Magellan Specialty •Apixio •Circle Health •Operose Health •Collaborative Health Systems

101 million shares repurchased[3]

1	Premium and Service Revenue growth based on $145.5 billion as of December 31, 2024 compared to $118.0 billion as of December 31, 2021.
2
For purposes of calculating the 3-Year CAGR, using adjusted diluted EPS $7.17 and $5.15 for December 31, 2024 and 2021, respectively. Refer to Appendix A for reconciliations of non-GAAP measures included throughout this proxy statement.

3	Shares repurchased from January 2022 through December 2024.
4	Highly Integrated Dual Eligible (HIDE) and Fully Integrated Dual Eligible (FIDE) plans.
Centene Corporation

Who We Are	11
Our Competitive Strengths
•Focus and Experience. Centene was established as a Medicaid company, anchored around long-lasting, trusted relationships, with a continual focus on low-income populations. Since our founding more than 40 years ago, we have forged new paths developing innovative solutions and addressing the evolving needs of our members, earning Centene an important seat at the table and a powerful voice to shape the conversation at the state and federal level. We have deliberately increased our market density by expanding to serve other low-income and medically complex populations and, as a result, we are now the largest Medicaid health insurer and Marketplace carrier in the country with an established Medicare presence. As states increasingly move to integrate care for individuals who are dually eligible for both Medicaid and Medicare, our expertise uniquely positions us to serve this population of more than 12 million beneficiaries nationwide. We are positioned at the nexus of affordability and choice, ready to meet the needs of consumers who increasingly seek innovative products like ICHRAs.
•Local Approach. Our local approach to delivering healthcare enables us to meet members and providers in the communities where they are to facilitate member access to high-quality, culturally sensitive healthcare services. Our programs and services are tailored to the unique individuals we serve and include a broad range of initiatives to address social drivers of health such as food insecurity, housing instability, unemployment and access to transportation, which contribute to health disparities among underserved communities. With local leadership owning all three lines of business, we are able to translate local best practices from our Medicaid business into product development, distribution, network and pricing decisions we make for our Marketplace and Medicare businesses. We know what our customers will value because we live and work alongside them every day.
•Partnerships. Centene's partnership mindset allows us to design solutions for our members that integrate the most relevant, most local and most innovative capabilities in an agile and capital-efficient way. Partnership has become both a strategy and discipline: finding, measuring and maintaining the best partners over time. Instead of owning providers, we identify the best providers for our members, investing in data and engagement models that will support them in delivering health outcomes. For example, we entered into a partnership with the NACHC to enhance value-based care adoption, further strengthening Community Health Centers' ability to deliver high-quality, patient-centered care and improve maternal child health outcomes.
•People. Through an intentional focus on building a One CenTeam culture, we have elevated and unleashed the power of 60,500 team members who uniquely understand how to serve our members and are committed to our mission of transforming the health of the communities we serve, one person at a time.
Corporate Sustainability
Driven by Our Commitment to Health
Centene is dedicated to delivering accessible, high-quality healthcare while prioritizing partnerships with local communities to pave the way to a sustainable future.
Centene’s core philosophy is that quality healthcare is best delivered locally. Through local brands and local teams, we provide fully integrated, high-quality and cost-effective services to Medicaid and Medicare members (including those with Medicare PDP), as well as individuals and families served by the Health Insurance Marketplace.
As we continually work to enhance care delivery for our members, our unwavering commitment lies in integrating principles of corporate responsibility and strong governance across all facets of our operations. Together, we are building a sustainable enterprise focused on empowering healthy and resilient communities, establishing Centene as a preferred partner for our state and federal government customers, and empowering our employees to do their best work while delivering value for our shareholders.
Together, we are shaping a future where healthcare is provided as a service to create holistic well-being for all.
Proxy Statement 2025

12	Who We Are
Corporate Sustainability Assessment and Framework
In 2024, we refreshed our assessment of health, social, environmental and governance-related topics to maintain alignment with our mission and strategy. Based on the results of the assessment, we revised our corporate sustainability framework structure around four pillars that support our mission and the key topics that guide our commitments in each of these areas:

Empowering Health	Building Healthier Communities	Fostering a Healthy Environment	Driving Business Accountability

•Healthcare quality •Healthcare access and social drivers of health •Healthcare innovation and thought leadership •Customer experience and relationship management	•Culture, talent and well-being •One CenTeam •Community impact and giving	•Environmental impacts on health •Environmental sustainability	•Governance and accountability •Ethics and compliance •Data privacy and security •Risk management •Public policy
Centene Corporation

Who We Are	13
Centene is a company driven to transform the health of the communities we serve, one person at a time. Our commitment to helping people live healthier lives is matched by our dedication to improving our communities, increasing the environmental resiliency of our members, and adhering to strict corporate governance. Centene's commitment to delivering value through our products and services is driven by our commitment to health. Together, we are supporting our mission and building a sustainable enterprise focused on creating a healthier future for our members, while supporting our providers and government partners.
Empowering Health
Given the populations we serve across our three major product lines — Medicaid, Marketplace and Medicare — we have a unique role and responsibility in improving health outcomes for lower-income and underserved Americans. Access to healthcare is core to our mission. Centene is a leader in providing affordable, high-quality healthcare services, and we're continually enhancing our efforts to address social drivers of health. The Company's long history of identifying and removing barriers to health is a testament to our goal of providing access to care for all members. Our members are at the heart of everything we do. To stay true to our objective of providing the best possible care for individuals and communities, we continue to make improvements that simplify and enhance the member experience.
In addition, Centene is investing in artificial intelligence (AI) and machine learning technologies to improve the health of our members and contain rising healthcare costs. With our national footprint and large population of members receiving healthcare benefits under government-sponsored programs, we are in a unique position to use data to develop models that can help us identify approaches that would be most impactful to each individual. We recognize the need to use these powerful AI and machine learning models carefully and responsibly to turn data into knowledge that informs our actions to improve health outcomes, help address member needs and even save lives.
Building Healthier Communities
Centene's success at improving health in our member communities depends on the work and well-being of our dedicated team members and partners. We actively develop and promote an organizational culture that promotes open communication, inspiring everyone to share their unique perspectives. This cultural paradigm ensures the integration of a broad range of ideas, skills and experiences into our healthcare solutions. From refining the tools with which we develop and manage our talent pools, to evolving our hiring strategies, talent-related initiatives allow Centene to continue attracting top talent across multiple disciplines, while remaining aligned with Centene's business objectives. Centene's Talent and Capability Team then works to help ensure that these One CenTeam members flourish by using talent development strategies that optimize workforce potential, enhance employee engagement and align individual skills with organizational goals, leading to improved performance, innovation and long-term business success.
Proxy Statement 2025

14	Who We Are
Fostering a Healthy Environment
Centene's efforts to understand and assess the potential impacts of a changing climate on our business enable more educated response planning, improved disclosure and awareness for our stakeholders and support a healthier future for our members and communities. We recognize that the populations we serve may be disproportionately impacted by environmental factors, and that those factors could worsen with a changing climate. By working together, Centene partnerships help remove barriers to health, address environmental topics like heat, shelter and food security and improve overall well-being and resiliency for members.
Environmental sustainability is an important part of our operations. As a service company with most employees working remotely and limited employees working in offices following our real estate optimization in 2022 and 2023, our efforts are focused on minimizing our environmental footprint in those areas. Our Environmental Guiding Principles – Conserve, Clean, Contribute, Commit – lead our efforts to do so, and include the following highlights:

Minimizing our environmental impact through responsible consumption of resources.
Pursuing projects that generate beneficial climate and environmental impacts beyond the Centene enterprise.
Measuring and disclosing environmental performance.

Centene is currently on track to meet or exceed the Intergovernmental Panel on Climate Change goal of reducing greenhouse gas (GHG) emissions by 43% by 2030.
In response to the stockholder proposal regarding setting GHG reduction targets, which received only 36% of the vote in favor at the 2024 Annual Meeting, the Company continues to engage with stockholders regarding environmental efforts, but desires to maintain flexibility to choose from among appropriate sustainability initiatives to align with the Company's mission to prioritize serving its members and government partners.

Centene Corporation

Who We Are	15
Driving Business Accountability
Our Board remains committed to continuous improvement, taking important steps to enhance our governance practices and stockholder rights, and consistently demonstrating our commitment to sustainability best practices.
Centene believes it is our responsibility to shape public policy efforts to make healthcare more accessible and easier to navigate for our members. Centene engages in public policy in many ways, including closely monitoring proposals and trends. Our policy solutions are informed by our experience and research, and through collaboration with local partners and leading advocacy organizations. We engage in direct advocacy at the state and federal levels, often with other stakeholders, including our trade associations, to help build consensus for positive policy changes.
We are deeply committed to integrity, ethical decision-making and regulatory compliance across all our businesses. Our Ethics & Compliance Program is designed to ensure our company maintains appropriate training, monitoring, oversight and enforcement of compliance laws, regulations and administrative rules. These efforts help us continue meeting the expectations of our government partners, providers and members.
Centene is dedicated to being a trusted partner to those we serve, including our members, employees and business partners, by responsibly managing and protecting their confidential information. As technology continues to advance and more information is digitized, security and privacy practices remain critical to protecting confidential information. To support governance, controls and transparency, our information security and privacy programs are embedded in our enterprise-wide risk management practices.
Additional Corporate Sustainability Information and Related Disclosures
Corporate sustainability information and related disclosures are available on our external website, including the following:

Our Corporate Responsibility Report details the key partnerships, initiatives and programs that exemplify our commitment to empowering healthy futures.
Visit www.centene.com/who-we-are/corporate-facts-reports.html.
Our Political Activity report sets forth details about political contributions, lobbying efforts and membership in industry trade associations. Visit investors.centene.com.
Additional corporate sustainability information and related disclosures:
•We issue a Sustainability Accounting Standards Board Index (SASB Index) to provide stakeholders with disclosures aligned with the SASB Managed Care Sustainability Accounting Standard. Corporate sustainability disclosures were also included for workforce turnover and engagement. The index is available at https://www.centene.com/who-we-are/corporate-facts-reports.html.
•We report our environmental efforts to the Climate Disclosure Project (CDP) and publish our Environmental Guiding Principles. See https://www.centene.com/why-were-different/corporate-sustainability.html.
Proxy Statement 2025

16	Proxy Summary
Proxy Summary
This summary highlights information contained in this proxy statement. It does not contain all of the information you should consider. You should read the entire proxy statement carefully before voting. Please see the Questions and Answers section beginning on page 138 for important information about proxy materials, voting, the annual meeting, Company documents and communications.

1 PROPOSAL	Election of Directors The Board recommends a vote FOR each director nominee.	See page 26

Board Information
Director Nominees
The following table provides summary information about each of the eleven director nominees.

		Director Since		Committee Memberships
Name and Primary (or Former) Occupation	Age		Other Public Boards	ACC	CTC	GC	QC
Jessica L. Blume Retired Vice Chairman of Deloitte LLP	70	2018	Publix Super Markets, Inc.[1]
Kenneth A. Burdick Executive Chairman of LifeStance Health Group, Inc.	66	2022	LifeStance Health Group, Inc.
Christopher J. Coughlin Retired Executive Vice President and Chief Financial Officer, Tyco International Ltd.	72	2022
H. James Dallas Former Senior Vice President, Quality and Operations, Medtronic Public Limited Company	66	2020	KeyCorp
Wayne S. DeVeydt Managing Director, Bain Capital; Executive Chairman, Surgery Partners, Inc.	55	2022	Surgery Partners, Inc.
Frederick H. Eppinger Director, President and Chief Executive Officer of Stewart Information Services Company	66	2006	Stewart Information Services Company
Monte E. Ford Principal Partner, Chief Information Officer Strategy Exchange	65	2022	Akamai Technologies, Inc. Iron Mountain, Inc. Jet Blue Airways Corporation
Thomas R. Greco Former CEO of Advance Auto Parts, Inc.	66	2024	Tapestry, Inc. Wingstop, Inc.
Sarah M. London Chief Executive Officer of Centene Corporation	44	2021
Theodore R. Samuels Former President, Capital Guardian Trust Company	70	2022	Bristol Myers Squibb Company Iron Mountain, Inc.
Kenneth Y. Tanji Former Chief Financial Officer, Prudential Financial, Inc.	59	2025	The Public Service Enterprise Group, Inc.
[1]Securities registered pursuant to Section 12(g) of the Securities Act.

ACC = Audit and Compliance Committee	GC = Governance Committee	Chair	Independent
CTC = Compensation and Talent Committee	QC = Quality Committee	Member
Centene Corporation

Proxy Summary	17
Director Nominee Snapshot

Age

40's	60's
50's	70's

Independence

Independent
Non-Independent

Attributes

Diverse
Non-Diverse

Tenure

0-2 Years	6+ Years
3-5 Years
Director Tenure and Commitment to Refreshment
In response to feedback from our stockholders, we have made significant refreshments to our Board resulting in a current average tenure of less than 5 years.
In addition, our Board has a mandatory retirement age for non-management directors of 75 years and we have established a targeted period of seven years as a maximum tenure of a committee chairman. During 2023, we conducted a Board composition assessment and have engaged with our third-party director search firm to conduct an evergreen director recruiting process. Through that process, Mr. Greco was appointed as a director in August 2024 and Mr. Tanji in February 2025.
We believe our mix of director tenures, with our chairman serving for 19 years, and eight members serving for less than four years, provides a desirable mix of knowledge continuity and director refreshment. Our two directors that have over six years of service with the Board provide insight into institutional knowledge and lessons learned from prior periods of corporate and industry changes.
Proxy Statement 2025

18	Proxy Summary
Qualifications and Experience
Below we identify and describe the key experience, qualifications and skills our directors bring to the Board that are important considering the Company's business and structure.

Leadership (11/11)	Healthcare and Insurance (10/11)	Technology (5/11)	Business Development and Corporate Transactions (11/11)

Finance and Accounting (9/11)	Public Company Board and Governance (11/11)	Regulated Industry (11/11)	Marketing and Consumer Insights (1/11)

Corporate Sustainability and Community Involvement (11/11)
Centene Corporation

Proxy Summary	19
2024 Stockholder Engagement and Response
We believe that engaging with stockholders is fundamental to the Company's success and our commitment to good governance. Since our 2024 Annual Meeting of Stockholders, a combination of management and independent directors met with Centene stockholders as well as the leading proxy advisory firms to discuss governance-related topics. Feedback received from these discussions, as well as a review of feedback from previous years, has helped guide changes to our governance practices and our executive compensation program and further improve our sustainability disclosures and practices.
Beyond our governance-focused engagement, our investor relations team and members of our senior management team, including our Chief Executive Officer and Chief Financial Officer, regularly communicate with investors in connection with quarterly earnings calls, investor and industry conferences, analyst meetings and individual discussions with stockholders. In 2024, our senior management team also hosted an investor visit at the Company's corporate headquarters. Engaging with our stockholders remains a high priority, and our disclosures in this year's proxy statement directly reflect stockholder feedback. See page 61 for additional information regarding our stockholder engagement efforts.
Our governance-focused engagement efforts are summarized below:
The following director engaged with stockholders:
•Theodore Samuels
The following management engaged with stockholders:
•Chief Executive Officer
•Chief Financial Officer
•Chief Accounting Officer
•General Counsel
•Head of Investor Relations
•Head of Total Rewards
Proactively reached out to stockholders representing:
of our outstanding shares, including 10 institutional investors
Met with stockholders representing:
of our outstanding shares, including 6 institutional investors
Matters discussed during these meetings included:
•Executive Compensation
•Board Culture and Refreshment
•Leadership Transitions
•Quality Improvement
•Corporate Sustainability
Proxy Statement 2025

20	Proxy Summary
Governance Highlights
In light of the positive stockholder feedback we have received in connection with our enhancements to our governance, we have continued the following:

Stockholder Rights
  Annual Election of Directors
  Majority Voting Uncontested Director Elections
  Directors Can Be Removed With or Without Cause
  "Proxy Access" Right for Stockholders
  10% of Shares Can Call a Special Meeting
  Stockholders Can Act by Written Consent
  No Supermajority Vote Provisions
  No Stockholder Rights Plan or "Poison Pill"

Board Practices
  Commitment to Board Refreshment
  82% of Board Independent
  Non-Executive, Independent Chairman
  Robust Board Evaluation Process
  Active Stockholder Engagement
  Mandatory Retirement Age of 75
  Limits on Public Company Directorships
  Continuing Education for Directors

Centene Corporation

Proxy Summary	21

2 PROPOSAL	Advisory Resolution to Approve Executive Compensation The Board recommends a vote FOR this proposal.	See page 69

Executive Compensation Overview
The 2024 plan design and awards resulted in the following pay elements and average target pay mix for our CEO and other NEOs:

2024 Pay Elements
CEO	Other NEOs	Award Type	Mix	Metrics	Purpose

Base Salary					To recognize individual contribution, time in role, scope of responsibility, leadership skills and experience.
		Cash		•No base salary increases other than Chief Operating Officer promotion increase

Annual Cash Incentive Plan				•Adjusted Diluted EPS (65%) •Enterprise & Individual Goals (25%) •Quality Goals (10%)	To reward executives for performance on key operational and financial measures, factoring in such individual's contributions toward enterprise goals.
Cash

Long-Term Incentive Awards				•Adjusted Pre-Tax Earnings Growth CAGR (34%) •Average Adjusted Pre-tax Earnings Margin (33%) •Relative Total Shareholder Return (TSR) (33%)	To retain and motivate executives to drive long-term stockholder value and align their actions to drive successful business outcomes.
		Equity	PSUs (65%)
RSUs (35%)
Proxy Statement 2025

22	Proxy Summary
2024 Annual Cash Incentive Plan Results

Metrics	Threshold	Target	Maximum	Actual vs. Target	Weighting	Weighted Payout %
Adjusted Diluted EPS[1]				167%		108.6%
Enterprise Goals				130%		32.5%
Quality Goals				169%		16.9%
						158%
[1]Refer to Appendix A for reconciliations of non-GAAP measures included throughout this proxy statement.
2022 - 2024 Performance-Based Restricted Stock Unit Award Results

Metrics	Threshold	Target	Maximum	Weight	Metric Payout of Target	Weighted Payout %
2024 Adjusted Diluted EPS[1]				70%	63.7%	44.6%

2024 Adjusted Net Earnings Margin[1]				30%	—%	—%

						44.6%

[1]Adjusted net earnings margin and adjusted diluted EPS represent non-GAAP measures. Refer to Appendix A for reconciliations of non-GAAP measures throughout this proxy statement.

Centene Corporation

Proxy Summary	23
2022 - 2024 Cash Long-Term Incentive Plan Results

Metrics	Threshold	Target	Maximum	Weight	Metric Payout of Target	Weighted Payout %
2024 Adjusted Net Earnings Margin[1]				15%	—%	—%

2024 Adjusted Diluted EPS[1]				35%	63.7%	22.3%

Healthcare Industry (HCI) Peer Group Relative TSR Percentile Rank				50%	—%	—%

						22.3%

[1]Adjusted net earnings margin and adjusted diluted EPS represent non-GAAP measures. Refer to Appendix A for reconciliations of non-GAAP measures throughout this proxy statement.
Proxy Statement 2025

24	Proxy Summary
Compensation Best Practices
The Compensation and Talent Committee establishes and administers the executive compensation philosophy and program and assists the Board of Directors in the development and oversight of all aspects of executive compensation. Presented in the table below are highlights of our compensation practices:

What We Do

Pay for Performance A majority of our NEOs' compensation is tied to performance with clearly articulated financial and other performance goals.	Annual Compensation Risk Assessment We regularly analyze risks related to our compensation program and we conduct broad risk assessments.

Competitive Compensation
Each component of the NEOs' annual total direct compensation is generally targeted at the 50th percentile of peer group compensation. The Compensation and Talent Committee may consider differences from the median in certain cases.

Stock Ownership Requirements
We maintain rigorous stock ownership requirements for our directors, executives and other members of senior management. Our CEO's requirement is 6x annual base pay; other NEOs' requirements are 3x annual base pay.

Performance-Based Long-Term Incentive Awards We reward continuous performance on multiple metrics and vest at the end of a three-year period.	Clawbacks We can recover performance-based cash and equity incentive compensation paid to executives in various circumstances.
Formula-Based Annual Incentive Plan Awards under the Annual Cash Incentive plan are formula based.	Independent Compensation Consultant The Compensation and Talent Committee retains an independent compensation consultant to advise the committee on executive compensation matters.
Tally Sheets Tally sheets for each NEO are reviewed annually.	Executive Severance Arrangements The Compensation and Talent Committee reviews severance policies annually and limits the usage of one-off arrangements.

What We Don't Do

No Excessive Risk-Taking The long-term incentive plans use multiple performance measures, capped payouts and other features intended to minimize the incentive to take overly risky actions.
No Backdating or Repricing of Stock Options
Stock options are never backdated or issued with below-market exercise prices. Repricing of stock options without stockholder approval is expressly prohibited.

No Tax Gross-Ups There are no tax "gross-ups" for perquisites or excise tax gross-ups in the event of a change of control related termination.	No Hedging or Pledging Directors and executives are prohibited from hedging, pledging or engaging in any derivatives trading with respect to Company stock.
No Single-Trigger Employment Agreements Any cash payments in executive employment agreements are subject to a "double-trigger" change in control condition.	No Single-Trigger Stock Grants Equity compensation awards are subject to a "double-trigger" change in control condition.
Centene Corporation

Proxy Summary	25

3 PROPOSAL	Ratification of Appointment of Independent Registered Public Accounting Firm The Board recommends a vote FOR this proposal.	See page 114

KPMG LLP audited our financial statements for the fiscal year ended December 31, 2024. The Audit and Compliance Committee has appointed KPMG LLP to serve as our independent registered public accounting firm for the current fiscal year, and we are asking stockholders to ratify this appointment. KPMG LLP has been retained as our external auditor continuously since 2005.

4 PROPOSAL	Approval of the 2025 Stock Incentive Plan The Board recommends a vote FOR this proposal.	See page 120

On February 21, 2025, the Board of Directors adopted the Centene Corporation 2025 Stock Incentive Plan (the 2025 Plan), subject to stockholder approval. If approved, the 2025 Plan will succeed the Centene Corporation 2012 Stock Incentive Plan (the 2012 Plan) and the Magellan Health, Inc. 2016 Management Incentive Plan and Magellan Health Services, Inc. 2011 Management Incentive Plan (the Magellan Plans, and together with the 2012 Plan, the Prior Plans), and shares available under the Prior Plans will be cancelled. The maximum aggregate number of shares being requested for authorization under the 2025 Plan is 15,000,000. A reconciliation of the net shares being requested is shown below:

Shares requested for authorization under the 2025 Plan	15,000,000
Cancellation of shares under the Prior Plans	(6,202,973)
Net new shares requested	8,797,027

5 & 6 PROPOSALS	Stockholder Proposals The Board recommends a vote AGAINST these proposals.	See page 130

Proxy Statement 2025

26	Proposal 1 - Election of Directors
Board and Governance Matters

1 PROPOSAL	Election of Directors

The first proposal on the agenda for the meeting is the election of 11 nominees to serve for a one-year term beginning at the meeting and ending at our 2026 Annual Meeting of Stockholders. In September 2024, Lori Robinson announced her decision not to stand for re-election.
The Board has nominated Jessica Blume, Kenneth Burdick, Christopher Coughlin, James Dallas, Wayne DeVeydt, Frederick Eppinger, Monte Ford, Sarah London, and Theodore Samuels for re-election to the Board and Thomas Greco and Kenneth Tanji for election to the Board. We expect that all nominees will be able to serve if elected. If any of them are not able to serve, proxies may be voted for a substitute nominee or nominees or the Board may choose to reduce the size of the Board.

The Board believes the election of these 11 nominees is in our best interests and the best interests of our stockholders and recommends a vote "FOR" the election of the 11 nominees.

Centene Corporation

Proposal 1 - Election of Directors	27
Board Overview
Director Qualifications
We believe that our directors should understand the wide range of populations we serve and possess the highest personal and professional ethics, integrity and values and be committed to representing the interests of our stockholders. They must also have an inquisitive and objective perspective, practical wisdom, mature judgment and demonstrated leadership skills. We also endeavor to have a Board of Directors representing a range of experiences in areas that are relevant to the Company's business activities.
Below we identify and describe the key experience, qualifications and skills criteria we believe are important for our Board of Directors, as a whole, to possess. These are the criteria our Governance Committee considers when evaluating director nominees.

Leadership Experience
We believe that directors with experience in significant leadership positions over an extended period, especially chief executive officers, chief financial officers and other senior executives, provide the Company with valuable insights and strategic thinking. These individuals generally possess extraordinary leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

Finance and Accounting Experience
We believe that directors with experience in public accounting, investment banking and financial services companies possess an understanding of finance and the financial reporting process with which to manage our business. We measure our operating and strategic performance by reference to financial targets. In addition, accurate financial reporting and robust auditing are critical to our success and developing stockholders' confidence in our reporting processes under the Sarbanes-Oxley Act of 2002.

Healthcare and Insurance Industry Experience
Our industry is complex and rapidly evolving. Healthcare and insurance industry experience includes expertise with healthcare operations, healthcare technology, insurance and other experience. Directors with industry experience help the Company stay abreast of industry best practices and innovations and help us to benchmark our practices against those of our competitors.

Corporate Sustainability Experience and Community Involvement
As a corporate citizen, we believe that sustainable operations are both financially and operationally beneficial to our business, and critical to the health of our employees and the communities in which we operate. We seek directors with experience in building strong environmental, labor, health & safety and ethical practices.

Information Technology and Security Experience
Because effective information systems and the integrity and timeliness of data we use to serve our customers and healthcare professionals are integral to the operation of our business, and because technology plays a central role in healthcare, including the diagnosis, management and treatment of disease, we seek directors with experience in relevant technology and who have experience managing cybersecurity and information security risks.

Public Company Board and Governance Experience
Directors with public company board experience understand the dynamics and operation of a corporate board, the relationship of a public company board to the Chief Executive Officer and other senior management personnel, the legal and regulatory landscape in which public companies must operate, the importance of particular agenda and oversight issues and how to oversee an ever-changing mix of strategic, operational and compliance-related matters.

Business Development and Corporate Transactions
Part of the Company's strategy includes taking advantage of opportunities when they arise to grow the Company consistent with its focus on its core business lines. Directors with experience in business development and corporate transactions provide oversight to assist the Company in evaluating the financial and operational aspects of such opportunities, enabling the Company to maintain its competitive position.

Regulated Industry
Experience in highly-regulated industries, such as healthcare, finance, airline transportation, public utilities and the military help the Company navigate the complex regulatory and public policy issues that arise. Such experience also assists the Company to adapt to the changing regulatory environment.

Marketing and Consumer Insights
As the industry and the Company’s strategy evolve to focus on products that allow for greater member selection, experience in leveraging data on consumer trends to inform product design, distribution and growth models provides insight to assist the Company to remain a compelling choice within the healthcare industry.

Proxy Statement 2025

28	Proposal 1 - Election of Directors
Background & Experience
Below we identify and describe the key experience, qualifications and skills our directors bring to the Board that are important considering the Company's business and structure.

	Leadership	Finance and Accounting Experience	Healthcare and Insurance Industry Experience	Corporate Sustainability and Community Involvement	Technology	Public Company Board and Governance Experience	Business Development and Corporate Transactions	Regulated Industry	Marketing and Consumer Insights

Jessica L. Blume
Kenneth A. Burdick
Christopher J. Coughlin
H. James Dallas
Wayne S. DeVeydt
Frederick H. Eppinger
Monte E. Ford
Thomas R. Greco
Sarah M. London
Theodore R. Samuels
Kenneth Y. Tanji
Centene Corporation

Proposal 1 - Election of Directors	29
Board Refreshment
In making its recommendations to our Board, the Governance Committee considers the qualifications of individual director candidates applying the director criteria described above. We believe a range of backgrounds, viewpoints and experiences ensures different perspectives are heard and considered and assists our Board in reaching the best decisions for our Company and the members we serve.

Age

40's	60's
50's	70's

Independence

Independent
Non-Independent

Attributes

Diverse
Non-Diverse

Tenure

0-2 Years	6+ Years
3-5 Years

Proxy Statement 2025

30	Proposal 1 - Election of Directors
In response to feedback from our stockholders, over the past few years the Board has made meaningful enhancements to governance, compensation and disclosure practices.
Recent Enhancements to Governance and Compensation Practices

HISTORY OF PROACTIVELY RESPONDING TO STOCKHOLDER FEEDBACK TO HELP ENSURE BEST-IN-CLASS GOVERNANCE, COMPENSATION, AND DISCLOSURE PRACTICES

Centene Corporation

Proposal 1 - Election of Directors	31
2025 Director Nominees
We have 11 nominees for the Board of Directors, all of whom serve on our current Board of Directors. We expect that all nominees will be able to serve if elected. If elected, each nominee would hold office until the 2026 Annual Meeting of Stockholders and until his or her respective successor is elected and qualified or until the earlier of his or her death, removal or resignation.
Pursuant to our Corporate Governance Guidelines, any director nominee who receives a greater number of votes "against" his or her election than votes "for" such election shall, promptly following certification of the stockholder vote, offer his or her resignation to the Board. The resignation offer shall be in writing and shall be an irrevocable resignation offer pending acceptance or rejection by the Board.
The Governance Committee shall consider the resignation offer and make a recommendation to the Board. In deciding the action to be taken with respect to any such resignation offer, the Board shall consider what it believes is in the best interests of Centene and its stockholders. In this regard, the Board will consider all factors it deems relevant. An accepted resignation offer will become effective immediately upon acceptance or upon such other time as determined by the Board. The Board's decision shall be made within 90 days of the certification of election results. The decision, and an explanation of the decision, shall be disclosed as soon as practicable by press release or Form 8-K.
Information about these nominees, including their ages at the date of this proxy statement and the year in which they first became directors are summarized below. The Board of Directors has affirmatively determined that each of the nominees, other than Mr. Burdick and Ms. London, is independent from the Company and its management under the New York Stock Exchange's (NYSE) independence standards.
Proxy Statement 2025

32	Proposal 1 - Election of Directors

Jessica L. Blume | 70

Retired Vice Chairman of Deloitte LLP	Director Since: February 2018	Independent Yes

Board Committees Audit and Compliance; Governance (Chair)

Current Directorships •Publix Super Markets, Inc.	Prior Directorships None

EXPERIENCE:
Deloitte LLP, a leading PCAOB registered public accounting firm.
•Vice Chairman (2012 to 2015)
•Partner (1989 to 2015)
Prior to Deloitte, she served as Chief Financial Officer for one of the largest US local governments.
Bachelor of Science from the University of Central Florida
Former CPA
SKILLS AND REASONS FOR NOMINATION:

Leadership Experience
Three years as Vice Chairman of Deloitte LLP. 26 year career with Deloitte included service on the firm's US Executive Committee and Board of Directors, as the Chair of the Executive Compensation and Evaluation Committee, as a member of the Finance, Governance, Strategic Investment and Risk Committees.

Finance and Accounting Experience
Ms. Blume served at Deloitte as a licensed CPA, and she served as CFO for one of the largest US local governments. In addition, she currently serves on the audit committee of another company with SEC-registered securities.

Healthcare and Insurance	While at Deloitte, led consulting relationships for healthcare and insurance companies.

Corporate Sustainability and Community Involvement	Established and managed Deloitte's sustainability practice. Serves on the Board of University of Central Florida Foundation; Member of International Women's Forum and Women Corporate Directors.

Technology	Deloitte consulting practice included implementing large technology initiatives, including state Medicaid eligibility systems and large enterprise systems.

Public Company Board and Governance	Service on the Board of Directors of Deloitte LLP and Publix Super Markets, with SEC-registered securities.

Business Development and Corporate Transactions	While at Deloitte, Ms. Blume led several large-scale business transformations, including the reintegration of Deloitte Consulting with the Deloitte US Firm.

Regulated Industry	While at Deloitte, led consulting relationships with federal and state governments and in a variety of regulated industries, including healthcare and insurance companies.
Centene Corporation

Proposal 1 - Election of Directors	33

Kenneth A. Burdick | 66

Executive Chairman of LifeStance Health Group, Inc.	Director Since: January 2022	Independent No

Board Committees Quality (Chair)

Current Directorships •LifeStance Health Group, Inc.	Prior Directorships •WellCare Health Plans, Inc. •Orion Acquisition Corporation •First Horizon National Corporation

EXPERIENCE:
LifeStance Health, Inc., a Nasdaq-listed public company specializing in outpatient mental healthcare.
•Executive Chairman (2025 to present)
•Chief Executive Officer and Chairman (2022 to 2025)
Centene Corporation
•Executive Vice President of Markets and Products (2020 to 2021)
WellCare Health Plans, Inc., a NYSE-listed public company providing government-sponsored healthcare programs.
•Chief Executive Officer and Director (2015 to 2020)
•Other positions of increasing responsibility, including President and Chief Operating Officer (2014 to 2015)
Blue Cross and Blue Shield of Minnesota, commercial health insurance plans.
•President and Chief Executive Officer and Director (2012)
Coventry Health Care, Inc., a NYSE-listed public company providing government-sponsored healthcare programs.
•Chief Executive Officer of the Medicaid and Behavioral Health businesses (2010 to 2012)
UnitedHealth Group, Inc., a NYSE-listed public company health insurer.
•Chief Executive Officer of Secured Horizons (Medicare division of UnitedHealthcare) (2008 to 2009)
•Other positions of increasing responsibility, including Chief Executive Officer of UnitedHealthcare (1995 to 2008)
Bachelor of Arts from Amherst College
Juris Doctorate from the University of Connecticut
SKILLS AND REASONS FOR NOMINATION:

Leadership Experience	Over 30 years of healthcare executive and operations experience, including prior roles as a Fortune 500 public-company chief executive officer and board member.

Finance and Accounting Experience	In roles as a chief executive officer, supervision of the accounting and financial reporting functions.

Healthcare and Insurance	Over 30 years of healthcare executive experience, including at LifeStance, Centene and WellCare Health Plans.

Corporate Sustainability and Community Involvement	Service as a director of Big Brothers, Big Sisters, Tampa General Hospital and in his roles as a chief executive officer, supervision of the sustainability functions.

Technology	In roles as a healthcare executive, supervisor of the technology functions and the implementation of large technology initiatives.

Public Company Board and Governance	Service on the Board of Directors of WellCare Health Plans, First Horizon National Corporation and LifeStance Health Group.

Business Development and Corporate Transactions
While at WellCare, Mr. Burdick supervised the acquisition of WellCare Health Plans, Inc. by Centene Corporation, and the acquisition by WellCare of Universal American, among others, resulting in the growth of the Company during his tenure.

Regulated Industry	Executive experience at healthcare companies, as well as a director of a financial institution.
Proxy Statement 2025

34	Proposal 1 - Election of Directors

Christopher J. Coughlin | 72

Retired Executive Vice President and Chief Financial Officer, Tyco International Ltd.	Director Since: January 2022	Independent Yes

Board Committees Audit and Compliance; Compensation and Talent (Chair)

Current Directorships •None

Prior Directorships •Allergan plc •Alexion Pharmaceuticals, Inc. •Covidien plc •Dipexium Pharmaceuticals, Inc. •Perrigo Company •Prestige Consumer Healthcare, Inc.	•Karuna Therapeutics, Inc. •Hologic Inc. •Dun & Bradstreet Corp. •Forest Laboratories, LLC •Interpublic Group of Companies •Monsanto Company

EXPERIENCE:
Tyco International Ltd., a NYSE-listed public manufacturing, healthcare and security systems company.
•Senior Advisor to the Chief Executive Officer and member of Board of Directors (2010 to 2012)
•Executive Vice President and Chief Financial Officer (2005 to 2010)
Interpublic Group of Companies, a NYSE-listed public multimedia company.
•Chief Operating Officer (2003 to 2004)
•Chief Financial Officer (2003 to 2004)
Pharmacia Corporation, a NYSE-listed public pharmaceuticals company.
•Executive Vice President and Chief Financial Officer (1998 to 2003)
Received a Bachelor of Science from Boston College
SKILLS AND REASONS FOR NOMINATION:

Leadership Experience	Over 40 years of executive, financial and accounting experience, including prior roles as a Fortune 500 public-company chief financial officer and board member.

Finance and Accounting Experience	In roles as a chief financial officer, supervision of the accounting and financial reporting functions.

Healthcare and Insurance	Over 40 years of healthcare and insurance experience, including at Pharmacia and Tyco International.

Corporate Sustainability and Community Involvement	In his roles as a chief financial officer and public company director, supervision of the sustainability functions.

Public Company Board and Governance
Over 30 years of service at 10 different public companies. Named a 2022 Director of the Year by the New Jersey Chapter of the National Association of Corporate Directors (NACD) and named the NACD Corporate Director of the Year in 2015.

Business Development and Corporate Transactions
While at Tyco, he was instrumental in turning the company around after a management and financial scandal and ultimately separated it into six separate public companies. Significant experience both as an executive and a board member in numerous large mergers and acquisition transactions.

Regulated Industry	Executive experience at pharmaceutical and manufacturing companies.
Centene Corporation

Proposal 1 - Election of Directors	35

H. James Dallas | 66

Former Senior Vice President, Quality and Operations, Medtronic Public Limited Company	Director Since: January 2020	Independent Yes

Board Committees Audit and Compliance; Quality

Current Directorships •KeyCorp •Grady Memorial Hospital Corporation	Prior Directorships •WellCare Health Plans, Inc. •Strategic Education, Inc. •Capella Education Company

EXPERIENCE:
Independent Consultant
•Focusing on change management, information technology strategy and risk (2013 to present)
Medtronic Plc, a NYSE-listed global medical technology company.
•Senior Vice President of Quality and Operations (2011 to 2013)
•Senior Vice President and Chief Information Officer (2006 to 2011)
Georgia-Pacific Corporation, a NYSE-listed public company which manufactures tissue, pulp, paper, packaging, building products and related chemicals.
•Vice President and Chief Information Officer (2002 to 2006)
•President, Lumber Division and other roles of increasing responsibility (1984 to 2002)
Bachelor of Science from the University of South Carolina - Aiken
Master of Business Administration from Emory University
SKILLS AND REASONS FOR NOMINATION:

Leadership Experience	Over 40 years of executive and information technology experience, including prior roles as a Fortune 500 public-company chief information officer.

Healthcare and Insurance	Prior service as director WellCare Health Plans, Inc. and continued service as a director of healthcare provider Grady Memorial Hospital Corporation.

Corporate Sustainability and Community Involvement	Service as a director of the Atlanta Food Bank, Atlanta Habitat for Humanity and Grady Memorial Hospital Corporation, the public hospital for the city of Atlanta.

Technology	In roles as a chief information officer, in-depth knowledge of enterprise change management, operational risk management, information technology, information technology security and data privacy.

Public Company Board and Governance	Over 15 years of service as a director at five different public companies.

Business Development and Corporate Transactions	As a director, he participated in the acquisition of WellCare Health Plans, Inc. by Centene and Capella Education Company by Strategic Education, Inc. Successful implementation of more than 10 transformational and turnaround initiatives, 30 acquisition integrations, five operations/quality shared services centers and three innovation centers.

Regulated Industry	Executive experience at manufacturing, medical technology companies and director experience at a bank.
Proxy Statement 2025

36	Proposal 1 - Election of Directors

Wayne S. DeVeydt | 55

Managing Director, Bain Capital; Executive Chairman, Surgery Partners, Inc.	Director Since: January 2022	Independent Yes

Board Committees Audit and Compliance (Chair); Governance

Current Directorships •Surgery Partners, Inc. •Zelis Healthcare	Prior Directorships •NiSource, Inc. •Grupo Notre Dame Intermedica •Myovant Sciences Ltd.

EXPERIENCE:
Bain Capital, LP, a private investment firm.
•Managing Director (2022 to present)
•Senior Advisor to the Global Healthcare Division (2017 to 2018)
Surgery Partners, Inc., a Nasdaq-listed health care provider.
•Executive Chairman of the Board of Directors (2020 to present)
•Chief Executive Officer and Director (2018 to 2020)
Elevance Health, Inc., a NYSE-listed public healthcare insurance company (previously known as Anthem).
•Executive Vice President and Chief Financial Officer (2007 to 2016)
•Other positions of increasing responsibility, including Chief Strategy Officer, Chief Accounting Officer and Chief of Staff to the Chairman and Chief Executive Officer (2005 to 2007)
PriceWaterhouseCoopers LLP, a leading PCAOB registered public accounting firm.
•Partner (2000 to 2005)
•Other positions of increasing responsibility (1993 to 2000)
Bachelor of Science in Accounting from the University of Missouri
SKILLS AND REASONS FOR NOMINATION:

Leadership Experience	Over 30 years of executive, financial and accounting experience, including prior roles as a public-company chief executive officer and Fortune 500 public-company chief financial officer.

Finance and Accounting Experience	Significant experience in internal controls, capital markets, corporate governance, risk management and strategic planning from both a managed care public company and public accounting perspective.

Healthcare and Insurance	Currently executive chairman and previously chief executive officer of healthcare provider, prior executive experience at Elevance Health, and prior experience at accounting firm serving the managed care and healthcare sector.

Corporate Sustainability and Community Involvement	In his roles as a chief executive officer, chief financial officer, public company director and supervision of sustainability. He also serves as a director of the Global Orphan Foundation, and previously served as a director for Cancer Support Community and as a director of various other community boards.

Public Company Board and Governance	Over eight years of service as a director at five different public companies as well as additional experience as a director at various private companies.

Business Development and Corporate Transactions	During his career, Mr. DeVeydt executed on over 50 acquisitions and divestitures, representing over $20 billion. In addition, in his role at Bain Capital, he advises on corporate transactions and capital market transactions.

Regulated Industry	Executive and experience at various healthcare companies, including technology, payer, provider and biopharmaceutical organizations.
Centene Corporation

Proposal 1 - Election of Directors	37

Frederick H. Eppinger | 66

Director, President and Chief Executive Officer of Stewart Information Services Company	Director Since: April 2006	Independent Yes

Board Committees Quality

Current Directorships •Stewart Information Services Company	Prior Directorships •The Hanover Insurance Group, Inc. •QBE Insurance Group Ltd.

EXPERIENCE:
Stewart Information Services Company, a NYSE-listed global real estate services and title insurance company.
•Chief Executive Officer (2019 to present)
•Director (2016 to present)
The Hanover Insurance Group, a NYSE-listed property and casualty insurance company.
•Director, President and Chief Executive Officer (2003 to 2016)
Hartford Financial Service Group, a NYSE-listed investment and insurance company.
•Executive Vice President of Property and Casualty Field and Service Operations (2001 to 2003)
Channel Point, a business-to-business technology firm for insurance companies.
•Executive Vice President of Industry Services, Marketing and Service Operations (2000 to 2001)
McKinsey & Co., a global management consultancy firm.
•Senior Director and Partner (1985 to 2000)
Coopers & Lybrand, an accounting firm.
•Accountant
Bachelor of Arts from the College of the Holy Cross
Master of Business Administration from the Tuck School of Business Administration at Dartmouth College
SKILLS AND REASONS FOR NOMINATION:

Leadership Experience	Over 20 years of executive experience, including prior roles as a Fortune 500 public-company chief executive officer.

Finance and Accounting Experience	In roles as a chief executive officer, supervision of the accounting and financial reporting functions. He began his career as an accountant with Coopers & Lybrand.

Healthcare and Insurance	More than 35 years of experience in the insurance industry. His service at McKinsey included work in insurance, financial services and health practices.

Corporate Sustainability and Community Involvement	In his role as a chief executive officer, supervision of the sustainability function, corporate giving and charitable foundations.

Public Company Board and Governance	Over 20 years of service as a director at three different US public companies. He also served as a director of QBE Insurance Group Ltd, which is listed on the Australian stock exchange.

Business Development and Corporate Transactions	As chief executive officer of Hanover Insurance, Mr. Eppinger led the company's growth from its regional status to a global property/casualty carrier.

Regulated Industry	More than 35 years of experience in the insurance industry.
Proxy Statement 2025

38	Proposal 1 - Election of Directors

Monte E. Ford | 65

Principal Partner, Chief Information Officer Strategy Exchange	Director Since: November 2022	Independent Yes

Board Committees Compensation and Talent; Quality

Current Directorships •JetBlue Airways Corporation •Iron Mountain Inc. •Akamai Technologies, Inc.	Prior Directorships •Health Care Service Corporation (HCSC) •MoneyGram International, Inc. •Oncor Electric Delivery Company LLC •Meta Group •Michael's Stores

EXPERIENCE:
CIO Strategy Exchange (CIOSE), a leading cross-industry consortium of Chief Information Officers from many of the world's largest companies.
•Principal Partner (2015 to present)
Aptean Inc., an ERP software and technology company.
•Chief Executive Officer (2012 to 2013)
American Airlines, Inc., a NYSE-listed public airline company.
•Chief Information Officer (2000 to 2012)
Associates First Capital, a financial services company.
•President, Associates Services Corporation (1997 to 2000)
•Chief Information Officer (1994 to 2000)
Bank of Boston, a regional bank.
•Senior Vice President (1990 to 1994)
Digital Equipment Corporation, a NYSE-listed public computer manufacturer.
•Various senior sales, marketing and technology positions (1982 to 1990)
Bachelor of Science from Northeastern University
SKILLS OR REASONS FOR NOMINATION:

Leadership Experience	Over 40 years of senior executive and information technology experience, including prior roles as a Fortune 100 public-company chief information officer.

Healthcare and Insurance	Prior service as director of Health Care Service Corporation, a commercial health insurance provider, and as a director of Baylor Grapevine Hospital and a director of Children's Hospital, Dallas.

Corporate Sustainability and Community Involvement	Oversight of sustainability as a director for a combined 15 years at both a large electric utility and a large data center company.

Technology	In roles as a chief information officer, in-depth knowledge of consumer technologies, enterprise change management, information technology, information technology, security and data privacy.

Public Company Board and Governance	Over 23 years of service as a director at 7 different public companies and several private companies, including Michael's Stores, Inc.

Business Development and Corporate Transactions	Executive responsible for M&A Integration at American Airlines, Associates First Capital and Bank of Boston. Closed several acquisitions as chief executive officer of a technology company. Extensive successful sales and marketing background.

Regulated Industry	Executive experience in the airline and financial services industries as well as director experience at a financial institution, electric utility, healthcare insurer and healthcare providers.
Centene Corporation

Proposal 1 - Election of Directors	39

Thomas R. Greco | 66

Former CEO of Advance Auto Parts, Inc.	Director Since: August 2024	Independent Yes

Board Committees Compensation and Talent; Governance

Current Directorships •Tapestry, Inc. •Wingstop, Inc.	Prior Directorships •Advance Auto Parts, Inc. •G&K Services, Inc.

EXPERIENCE:
Advance Auto Parts, Inc., a NYSE-listed American automotive parts retailer.
•President and Chief Executive Officer (2016 to 2023)
PepsiCo, Inc., a NYSE-listed globally distributed food and beverage company.
•Chief Executive Officer, Frito Lay North America (2011 to 2016)
•Sales and marketing positions of increasing responsibility, including Executive Vice President and Chief Commercial Officer of Pepsi Beverages Company (1986 to 2011)
The Procter & Gamble Company, a NYSE listed multinational consumer goods corporation.
•Entry-level sales and marketing positions of increasing responsibility (1981 to 1986)
Bachelor of Commerce from Laurentian University in Sudbury, Ontario
Masters of Business Administration from Richard Ivey School of Business in London, Ontario
SKILLS AND REASONS FOR NOMINATION:

Leadership Experience	Over 25 years of executive experience, including seven years as chief executive officer of a public company.

Finance and Accounting Experience	In his role as chief executive officer of Advance Auto Parts, supervision of the accounting and financial reporting functions.

Corporate Sustainability and Community Involvement	Directed sustainability initiatives at Advance Auto Parts, emphasizing environmental stewardship and corporate responsibility. Currently serves as a director of the American Heart Association and actively fundraises for the United Way Dallas.

Technology	Led transformational technology investments at Advance Auto Parts, aligning digital solutions with business growth objectives and enhancing operational efficiencies.

Public Company Board and Governance	Eleven years of service as a director of four other public companies and various other private companies and non-profit organizations.

Business Development and Corporate Transactions	In his roles at both Advance Auto Parts and PepsiCo, supervision of numerous partnerships with large national retailers and was directly involved in both large-scale and tuck-in corporate transactions.

Regulated Industry	More than 30 years of experience in the consumer products industry, and 7 years of experience in the automotive after-market industry.

Marketing and Consumer Insights	Over 40 years of experience in consumer insights, marketing and sales at The Procter and Gamble Company, PepsiCo and Advance Auto Parts.
Proxy Statement 2025

40	Proposal 1 - Election of Directors

Sarah M. London | 44

Chief Executive Officer of Centene Corporation	Director Since: September 2021	Independent No

Board Committees None

Current Directorships None	Prior Directorships None

EXPERIENCE:
Centene Corporation
•Chief Executive Officer (March 2022 to present)
•Vice Chairman (September 2021 to March 2022)
•President, Health Care Enterprises and Executive Vice President, Advanced Technology (March 2021 to September 2021)
•Senior Vice President, Technology and Modernization (September 2020 to March 2021)
Optum Ventures, a division of UnitedHealth Group, a NYSE-listed health insurance company.
•Senior Principal and Operating Partner (May 2018 to March 2020)
Optum Analytics, a division of UnitedHealth Group, a NYSE-listed health insurance company.
•Chief Product Officer (March 2016 to May 2018)
•Vice President, Client Management and Operations (March 2014 to March 2016)
Bachelor of Arts from Harvard College
Master of Business Administration from the University of Chicago Booth School of Business
SKILLS AND REASONS FOR NOMINATION:

Leadership Experience	Over 10 years of executive experience, including three years as Chief Executive Officer of the Company.

Finance and Accounting Experience	In her role as Chief Executive Officer, supervision of the accounting and financial reporting functions. She has executed on a disciplined strategy of cost savings and gross margin expansion.

Healthcare and Insurance	More than 10 years of experience in the healthcare industry.

Corporate Sustainability and Community Involvement	In her role as Chief Executive Officer, supervision of the Company's sustainability initiatives as well as service as a director of the Centene Foundation.

Technology
Her roles in healthcare technology companies as well as Chief Executive Officer of Centene have provided her with in-depth knowledge of enterprise change management and information technology business needs and solutions.

Public Company Board and Governance	Over three years of service as a director of Centene.

Business Development and Corporate Transactions	In her role as Chief Executive Officer of the Company, supervision of 11 divestitures and the Express Scripts, Inc. (ESI) PBM implementation.

Regulated Industry	More than 10 years of experience in the healthcare industry.
Centene Corporation

Proposal 1 - Election of Directors	41

Theodore R. Samuels | 70

Former President, Capital Guardian Trust Company	Director Since: January 2022	Independent Yes

Board Committees Compensation and Talent; Quality

Current Directorships •Bristol Myers Squibb •Iron Mountain, Inc.	Prior Directorships •Stamps.com •Perrigo Company, plc.

EXPERIENCE:
Capital Guardian Trust Company, part of the Capital Group, an investment manager.
•President (2010 to 2017)
•Investor and Global Equity Portfolio Manager (1981 to 2016)
•Capital Group Finance Committee (2013 to 2016)
•Capital Group Board (2005 to 2009)
•Numerous Investment and Management Committees (1981 to 2017)
Bachelor of Arts from Harvard College
Master of Business Administration from Harvard Business School
SKILLS AND REASONS FOR NOMINATION:

Leadership Experience	Over 35 years of executive experience, including as President of Capital Guardian Trust Company. While at Capital Group he served on numerous management and investment committees, with an eye towards long-term stockholder value creation.

Finance and Accounting Experience	Over 35 years of experience in the financial industry with extensive expertise, particularly with respect to economics, capital markets and investment decision making.

Healthcare and Insurance	Over eight years of service on the boards of pharmaceutical, life science and healthcare consumer products companies, and fifteen years of service on the boards of Children's Hospital Los Angeles and six years of service on the board of BJC Healthcare Systems.

Corporate Sustainability and Community Involvement	Serves as a director of BJC Healthcare System, and a trustee for the Edward Mallinckrodt, Jr. Foundation and served on the board of the John Burroughs School and as a director for Children's Hospital Los Angeles.

Public Company Board and Governance	Eight years of service as a director with five different public companies and various private companies.

Business Development and Corporate Transactions	While at Capital group he served on numerous management and investment committees, focused on long-term stockholder value creation. As a director of numerous public companies, evaluated business development opportunities, corporate transactions and integration of acquisitions.

Regulated Industry	More than 35 years of experience in the financial services industry and service as a director on boards of hospitals, pharmaceutical, life science and healthcare consumer product companies.
Proxy Statement 2025

42	Proposal 1 - Election of Directors

Kenneth Tanji | 59

Former Chief Financial Officer, Prudential Financial, Inc.	Director Since: February 2025	Independent Yes

Board Committees Audit and Compliance

Current Directorships •The Public Service Enterprise Group, Inc.	Prior Directorships •None

EXPERIENCE:
Prudential Financial, Inc., a NYSE-listed international financial services firm.
•Executive Vice President and Chief Financial Officer (2018 to 2024)
•Senior Vice President and Treasurer (2013 to 2018)
•Chief Financial Officer, International Insurance (2010 to 2013)
•Chief Financial Officer, Prudential Annuities (2006 to 2010)
•Chief Financial Officer, Prudential Investment Management (2004 to 2006)
•Vice President of Finance, Investment Division (2002 to 2004)
•Senior Vice President, Prudential Securities (1994 to 2002)
•Various roles of increasing importance, including healthcare insurance (1988 to 1994)
Bachelor of Arts from Yale University
Master of Business Administration from University of Minnesota
SKILLS AND REASONS FOR NOMINATION:

Leadership Experience	Over 35 years of executive, financial and accounting experience, including prior roles as a Fortune 500 public-company chief financial officer.
Finance and Accounting Experience	Significant experience in internal controls, capital markets, corporate governance, risk management and strategic planning from both an insurance company and public accounting perspective.
Healthcare and Insurance	Previously chief financial officer of a large insurance company.
Corporate Sustainability and Community Involvement	In his roles as a chief financial officer and public company director, he supervised sustainability. He also serves as a director of various community boards.
Public Company Board and Governance	Over one year of service as a director for a public utility company.
Business Development and Corporate Transactions	In his role as chief financial officer of Prudential Financial, Inc., he led corporate development in evaluating and executing strategies to optimize business profile and mix. Through his experience at Prudential, he led several significant business acquisitions and dispositions.
Regulated Industry	Executive experience in the insurance industry and as a director of a public utility company.
Centene Corporation

Proposal 1 - Election of Directors	43
Independence of Directors
In accordance with the NYSE's listing requirements, the Board has evaluated, for each of the director nominees, his or her independence from the Company and its management. In its evaluation, the Board reviewed whether any transactions or relationships exist currently, or existed during the past three years, when relevant, between each nominee and the Company or its subsidiaries, affiliates or independent auditors. The Board also examined whether there were any transactions between each nominee and members of the senior management of the Company or their affiliates.
Based on this review and the NYSE's definition of "independence," the Board has affirmatively determined that all director nominees are independent as defined under the rules of the NYSE, except for Ms. London and Mr. Burdick due to their current or recent employment by the Company, as applicable. In addition, as disclosed under "Related Party Transactions," Mr. Burdick is the executive chairman of LifeStance Health Group, Inc., to which the Company has made payments. The independent directors currently are Ms. Blume, Mr. Coughlin, Mr. Dallas, Mr. DeVeydt, Mr. Eppinger, Mr. Ford, Mr. Greco, General Robinson, Mr. Samuels and Mr. Tanji. The Board has also determined that each of the members of our Compensation and Talent Committee meet the enhanced independence requirements under the rules of the NYSE. The Board has also determined that each of the members of our Audit and Compliance Committee is "independent" for purposes of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the Exchange Act), and the NYSE's listing requirements, and that each of Ms. Blume, Mr. Coughlin, Mr. DeVeydt and Mr. Tanji is an "audit committee financial expert" as that term is defined by SEC regulations.
In the course of the Board's determination regarding the independence of each director nominee, it considered that Mr. DeVeydt is the executive chairman of Surgery Partners, Inc., with which the Company conducts business. The Board determined that the Company's relationship with Surgery Partners, Inc. did not impact Mr. DeVeydt's independence, including because the amounts paid by the Company to Surgery Partners, Inc. were below the thresholds of the NYSE listing standards. Accordingly, no director or director nominee, excluding Ms. London and Mr. Burdick, has a direct or indirect material relationship with us except for their role as a director or stockholder.
No director, including any director standing for election, or any associate of a director, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries. No director, including any director standing for election, is related by blood, marriage or adoption to any other director or any executive officer.
Proxy Statement 2025

44	Proposal 1 - Election of Directors
Director Nomination Process
In making its annual director nominations determination, the Board's objective is to recommend a group of directors that can best ensure the continuing success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience and perspectives.

01	Assess Board Composition
We contracted with our search firm to provide us with a Board composition study that was presented to the Board in September 2023, which analyzed the attributes of our directors and potential refreshment possibilities to develop evaluation criteria for Board candidates.

02	Identify Candidate Pool
When the Governance Committee recruits new director candidates, the process typically involves either a search firm or one or more members of the Governance Committee or Board reviewing potential candidates from a range of backgrounds based on the evaluation criteria developed with the search firm and contacting prospective candidates to assess interest and availability.

03	Evaluate Candidates
A candidate will then meet with members of the Board, including our Chief Executive Officer. At the same time, the Governance Committee and the search firm will contact references for the candidate. A background check is completed before a final candidate recommendation is made to the Board.

04	Recommend Candidate to Board
The Governance Committee recommends to the Board director candidates for nomination and election during the Annual Stockholders' Meeting or for appointment to fill vacancies.
The Governance Committee works with our Board to determine the characteristics, skills and experience for the Board as a whole and its individual members with the objective of having a board with the most suitable candidates. The Board includes candidates from a broad spectrum of skills, perspectives and experience in the selection process for a director role.
We have engaged with our third-party director search firm to conduct an evergreen recruiting process, and in connection with that, Mr. Greco was identified and appointed to serve on the Board in August 2024 and Mr. Tanji in February 2025.
The Board does not believe that directors should expect to be re-nominated annually. In determining whether to recommend a director for re-election, the Governance Committee considers the director's tenure, participation in and contributions to the activities of the Board, the results of the most recent Board evaluation, meeting attendance and how the director's experience, qualifications and skills complement the experience, qualifications and skills of the Board as a whole.
Stockholder Recommendations of Director Candidates
Stockholders may recommend individuals to the Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials to Governance Committee, c/o Corporate Secretary, Centene Corporation, 7700 Forsyth Boulevard, St. Louis, Missouri 63105. The Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process and applying substantially the same criteria as it follows for candidates submitted by others.
Stockholders may nominate directors by submitting the names and other relevant information on a timely basis in accordance with the procedures set forth in our By-laws, which are summarized below in "Other Matters—Stockholder Proposals and Director Nominations."
Centene Corporation

Corporate Governance	45
Corporate Governance
Corporate Governance Guidelines
The Governance Committee developed and recommended to the Board a set of corporate governance guidelines, which the Board adopted. Our Corporate Governance Guidelines may be found on our website at www.centene.com. These guidelines include: a limitation on the number of boards on which a director may serve, qualifications for directors (including a requirement that directors be prepared to resign from the Board in the event of any significant change in their personal circumstances that could affect the discharge of their responsibilities), director orientation, continuing education and a requirement that the Board and each of its Committees perform an annual self-evaluation.
Our Governance Practices
We strive to implement best practices in stockholder rights and strong corporate governance policies that promote the long-term interests of stockholders, strengthen Board and management accountability and build on our sustainability leadership. We have enhanced our corporate governance framework over time based on input from our Board, stockholders and other governance experts. Our governance practices include:

Boards are accountable to stockholders	Boards should be responsive to stockholders and be proactive in order to understand their perspectives

•Annual Election of Directors. We have an unclassified Board. All directors are elected annually for one-year terms.
•Majority Voting Uncontested Director Elections. Any director nominee must resign if they do not receive an affirmative vote of a majority of votes cast in an uncontested election. The Board will then determine whether to accept the resignation and disclose any decision not to accept the resignation.
•Removal Rights. Stockholders can remove directors with or without cause.
•Proxy Access. Up to 20 stockholders owning at least 3% of shares continuously for three years may nominate up to the greater of two individuals or 20% of our Board.
•Special Meeting Rights. Stockholders owning at least 10% of our outstanding shares have the right to call a special meeting of the stockholders.
•Action by Written Consent Rights. Stockholders have the right to act by written consent.
•No Stockholder Rights Plan. We do not have a stockholder rights plan, commonly referred to as a "poison pill."

•Engagement with Stockholders. Independent directors meet regularly with stockholders, including participation of independent committee chairs.
•Political Contributions Disclosures. We publicly disclose our political contributions and public advocacy efforts and the contributions of our federal and state political action committees.
•Strong Code of Conduct. Centene is committed to operating its business with the highest level of ethics and integrity and has adopted a code of conduct that apply to all directors and to all employees.

Proxy Statement 2025

46	Corporate Governance

Boards should adopt structures and practices that enhance their effectiveness

•Commitment to Board Refreshment. 8 of our 11 director nominees have joined the Board in the last 5 years and have expanded the Board's scope of experience.
•Committee Charters. Each standing committee operates under a written charter that has been approved by the Board and is reviewed annually.
•Regular Review of Committee Membership. The Governance Committee annually reviews the committee membership.
•Independent Board. Over 80% of the Director Nominees are independent.

•Executive Sessions. Independent directors meet regularly without management and non-management directors at both full Board and committee meetings.
•Mandatory Retirement Age. Mandatory retirement age of 75 provides regular opportunities for Board refreshment.
•Limits on Public Company Directorships. To ensure directors are able to devote sufficient time and attention to their responsibilities as board members, directors may not serve on more than three boards of other public companies.

•Board and Committee Self-Evaluation Process. Our Board and committees conduct annual performance self-evaluations led by the chair of the Governance Committee, including one-on-one interviews.
•Continuing Education for Directors. The Board is regularly updated on the Company's businesses, strategies, customers, operations and employee matters, as well as external trends and issues that affect the Company. Directors also are encouraged to attend continuing education courses relevant to their service on our Board.

Boards should have strong, independent leadership	Stockholders should be entitled to voting rights in proportion to their economic interest	Boards should develop management incentive structures that are aligned with the long-term strategy of the company

•Independent Board Leadership. Our Chairman of the Board is a non-executive, independent director.
•Independent Board Committees. Each of the Audit and Compliance Committee, Compensation and Talent Committee and Governance Committee is comprised entirely of independent directors.

•No Supermajority Vote Provisions. We do not have any supermajority vote provisions in our Articles of Incorporation or By-laws.
•No Cumulative Voting. We have a single class of shares with equal voting rights.

•Pay-for-Performance Compensation Philosophy. The Compensation and Talent Committee reviews our compensation practices, including short and long-term goals to ensure they are aligned with the Company's strategy.

The Board continuously reviews our governance practices, assesses the regulatory and legislative environment and adopts the governance practices that best serve the interests of our stockholders.
Proxy Access
Proxy access allows stockholders who meet minimum stock ownership and holding period requirements, and who comply with specified procedural and disclosure requirements, the opportunity to include their director nominees in the Company's proxy materials. We believe proxy access gives our long-term stockholders a valuable right and enables them to have an important voice in director elections. The following is a summary outlining key details of requirements related to our proxy access By-law:

Ownership Threshold	at least 3% of the Company's outstanding common stock
Group Ownership	a group of 20 or less holders
Ownership Period	at least 3 years of continuous ownership
Number of Nominees	the greater of two individuals or 20% of the Board (not to exceed one-half of the number of directors up for election at the annual meeting)
Centene Corporation

Corporate Governance	47
Board and Committee Structure
Board Leadership Structure
The Board determines the most suitable leadership structure from time to time. At present, the Board has chosen to separate the roles of Chief Executive Officer and Chairman of the Board. Sarah London is our Chief Executive Officer and Frederick Eppinger is our independent, non-executive Chairman of the Board. We believe this structure is optimal for Centene at this time because it allows Ms. London to focus on leading the organization while our Chairman focuses on leading the Board. Mr. Eppinger was chosen to serve as Chairman due to his long tenure as a director of the Company and his experience as chief executive officer, providing continuity, management expertise and institutional knowledge, which balances the recent influx of newer directors. The Board believes that its leadership structure supports its risk oversight efforts.

Role of the Board Chair

Duties/Responsibilities:
•Presiding at meetings of Board, including executive sessions of the non-management directors, which occur at least quarterly.
•Approving the agenda for the Board in consultation with the Chief Executive Officer.
•Calling executive sessions of the non-management directors.
•Facilitating the critical flow of information between the Board and senior management, including ensuring that such information is timely and adequate.
•Advising senior management on stockholder engagement strategy and long-term strategy.
•Being available for consultations and communications with stockholders as appropriate.

Structure of Board of Directors
Our Amended and Restated By-laws provide that our Board of Directors shall consist of five to 14 directors, with the exact number of directors on the Board being fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office. Currently, the Board is fixed at 12 directors, with 10 of the 12 directors considered independent. Frederick Eppinger serves as non-executive Independent Chairman of the Board. Nine members of the Board are standing for re-election and two members of the Board are standing for election to hold office until the 2026 Annual Meeting of Stockholders, at which time the Board size will be reduced to 11 directors.
Proxy Statement 2025

48	Corporate Governance
Board Committees and Functions
The Board has the following four standing committees:
•Audit and Compliance Committee
•Compensation and Talent Committee
•Governance Committee
•Quality Committee
The table below shows membership as of March 20, 2025 in our standing committees and the number of meetings of each committee held in 2024.

Current Directors	Audit and Compliance Committee	Compensation and Talent Committee	Governance Committee	Quality Committee
Jessica L. Blume
Kenneth A. Burdick
Christopher J. Coughlin
H. James Dallas
Wayne S. DeVeydt
Frederick H. Eppinger
Monte E. Ford
Thomas R. Greco
Sarah M. London
Theodore R. Samuels
Kenneth Y. Tanji
Number of Meetings Held in 2024	9	7	7	4

Chair	Member
Centene Corporation

Corporate Governance	49

Audit and Compliance Committee Membership as of March 20, 2025

Wayne DeVeydt (Chair)	Jessica Blume	Christopher Coughlin	H. James Dallas	Kenneth Tanji

9 committee meetings in 2024

OVERVIEW:
The Audit and Compliance Committee has jurisdiction over financial statements and disclosures; controls and procedures (including information technology and cybersecurity controls and procedures); the independent auditor; oversight of risk management; capital structure; compliance; and those aspects of sustainability that relate to financial reporting.
RESPONSIBILITIES:
•Appoints, evaluates, oversees the work and compensation of, and removal of, the Independent Auditors; reviews and approves in advance the terms of the engagement of the Independent Auditors and all audit and permissible non-audit services to be provided by the Independent Auditors.
•Oversees the Internal Audit function and reviews with Internal Audit the risk assessment process, results and resulting annual audit plan for the upcoming year and the results of internal audit activities.
•Oversees policies with respect to risk assessment and risk management, oversees the Company's financial risks and discusses with management the Company's enterprise risk management program.
•Reviews with the Independent Auditors and management both management's assessment and the Independent Auditors' annual report on the effectiveness of the Company's internal controls and reviews with management the adequacy and effectiveness of the Company's internal controls, financial controls and disclosure controls and procedures, including with regard to sustainability.
•Reviews with management and, if appropriate, the Independent Auditors, the Company's annual and quarterly financial statements, earnings press releases and significant accounting policies regarding financial information and earnings guidance provided to analysts and rating agencies.

•Reviews litigation and other legal or regulatory matters that may have a material impact on the Company's financial statements.
•Reviews the Company's information technology security program and reviews and discusses the controls around cybersecurity, including the Company's business continuity and disaster recovery plans.
•Establishes, oversees and reviews procedures related to (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing matters or federal securities laws reporting and disclosure matters; and (ii) the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters by employees.
•Reviews capital structure, insurance programs, tax policies and mergers and acquisitions.
•Oversees the Ethics and Compliance Program, and matters related to the Company's compliance with laws and regulations.
MEMBER QUALIFICATIONS:
•Each member of the Audit and Compliance Committee is independent, in accordance with the NYSE standards, SEC rules and the Company's Corporate Governance Principles.
•Each member of the Audit and Compliance Committee meets the financial literacy requirements of the NYSE Listed Company rules.
•In addition, our Board has determined that each of Messrs. Coughlin, DeVeydt, Tanji and Ms. Blume qualifies as an "audit committee financial expert" within the meaning of SEC regulation.
REPORT:
The Audit and Compliance Committee Report is on page 118.

Proxy Statement 2025

50	Corporate Governance

Compensation and Talent Committee Membership as of March 20, 2025

Christopher Coughlin (Chair)	Monte Ford	Thomas Greco	Theodore Samuels

7 committee meetings in 2024

OVERVIEW:
The Compensation and Talent Committee has jurisdiction over executive compensation and human capital management.
RESPONSIBILITIES:
•Annually reviews and approves corporate goals and objectives relevant to our CEO's compensation.
•Approves or makes recommendations to the Board with respect to our CEO's compensation.
•Reviews and approves the compensation of our other executive officers.
•Oversees an evaluation of our senior executives.
•Oversees and administers our incentive plans, including our equity incentive plans.
•Reviews and discusses with management the compensation, discussion and analysis section of the proxy statement.
•Assists in the oversight of risks associated with our compensation plans and policies.
•Reviews and makes recommendations to the Board with respect to director compensation.
•Oversees stock ownership guidelines applicable to the Board and the executive officers.
•Oversees any clawback policy.
•Reviews the results of any advisory stockholder vote on executive compensation and considers whether to make or recommend adjustments to the Company's executive compensation as a result of such vote.
•Retains and terminates any compensation consultant to be used to assist the Compensation and Talent Committee in the evaluation of executive compensation.
•Reviews human capital management strategies.

MEMBER QUALIFICATIONS:
Each member of the Compensation and Talent Committee is independent, in accordance with the NYSE standards, including the heightened standards for compensation and talent committee members and the Company's Corporate Governance Guidelines, and is a "non-employee" director as defined by Rule 16b-3 under the Exchange Act.
REPORT:
The Compensation and Talent Committee Report is on page 98.

Centene Corporation

Corporate Governance	51

Governance Committee Membership as of March 20, 2025

Jessica Blume (Chair)	Wayne DeVeydt	Thomas Greco	Theodore Samuels

7 committee meetings in 2024

OVERVIEW:
The Governance Committee has jurisdiction over the director evaluation process; the Board and committee composition; succession planning; general environmental, social and governance matters, except for sustainability issues related to financial reporting which are overseen by the Audit and Compliance Committee; government relations; and bi-annual review of the political activity report.
RESPONSIBILITIES:
•Oversees the Board and each committee's composition (including member qualifications), structure, size and succession planning.
•Monitors corporate governance developments and recommends changes to our Certificate of Incorporation, By-laws and Corporate Governance Guidelines to the Board.
•Reviews the Company's Sustainability Report.
•Oversees key public policy issues relating to environmental and social responsibility, social drivers of health and healthcare reform.
•Oversees the evaluation of the Board, its committees and each director.
•Reviews any related party transactions.
•Oversees policies by which interested parties, including stockholders, may make significant concerns known to the Board.
•Oversees policies and practices regarding political and charitable activities, including any contributions therewith.
•Oversees Board and management succession planning.
•Oversees risks related to corporate governance and sustainability issues and political and regulatory changes.
MEMBER QUALIFICATIONS: Each member of the Governance Committee is independent, in accordance with the NYSE standards and the Company's Corporate Governance Guidelines.
Proxy Statement 2025

52	Corporate Governance

Quality Committee Membership as of March 20, 2025

Kenneth Burdick (Chair)	H. James Dallas	Frederick Eppinger	Monte Ford

4 committee meetings in 2024

OVERVIEW: The Quality Committee has jurisdiction over quality improvement, which includes member experience, provider experience and strategy, data and technology strategy.
RESPONSIBILITIES:
•Reviews the Company's quality improvement program for each line of business, including enterprise initiatives, clinical programs, health equity and member experience and satisfaction.
•As part of the Company's quality improvement strategy, reviews provider experience and strategy, including network access and accuracy, value-based contracting and provider engagement.
•As part of the Company's quality improvement strategy, reviews data and technology strategy, including the information technology roadmap and business enablement outcomes, data and analytics infrastructure and potentially disruptive technologies.

Centene Corporation

Corporate Governance	53
Director Engagement
Board Meetings and Attendance

2024 Meetings
		37 Board and Committee Meetings held in 2024
Board	10
Audit and Compliance Committee	9
Compensation and Talent Committee	7
Governance Committee	7
Quality Committee	4

During 2024, each of our directors attended at least 75% of the aggregate number of meetings of the Board and all committees held during the period in which the director served. Average Board and committee meeting attendance by all directors serving during 2024 was 96%. As stated in our Corporate Governance Guidelines, we believe it is important for the members of our Board to attend the annual meeting of stockholders. All directors who were members of the Board at the time of the 2024 annual meeting of stockholders attended the meeting. During each regularly scheduled Board and Committee meeting, and as appropriate during special meetings, the non-management directors meet privately in executive session.
Director Education and Orientation Program
The Company provides an orientation and continuing education process for Board members to enable them to stay current on developments related to their Board and committee service. Educational opportunities may include seminars, presentations, relevant materials, meetings with key management and/ or visits to Company facilities. The Governance Committee is responsible for reviewing the Company's programs relating to director orientation and continuing education from time to time.

New Director Orientation
Shortly after joining the Board, the Company provides an in-person, customized orientation and onboarding experience. At the end of their orientation, new directors should: have key information about Centene's business, vision, strategy, leaders and organization; and be well-informed about their responsibilities and duties as directors and on any committees in which they serve; and have access to resources, information and contacts that will enable them to be effective in their role.

Continuing Education
We joined the National Association of Corporate Directors and encourage our Board members to take advantage of its numerous educational resources and programs. The Company provides quarterly updates on continuing education opportunities and, pursuant to our director education policy, will reimburse Board members for the cost of any programs Board members attend as well as costs related to membership in relevant associations.

Beyond the Boardroom
Throughout their service, our directors have discussions with each other and senior leadership of the Company outside of regularly scheduled Board and committee meetings in order to share ideas and perspectives, build relationships and gain a deeper understanding of the Company's business.

Proxy Statement 2025

54	Corporate Governance
Annual Board and Committee Self-Evaluations
Our Corporate Governance Guidelines and each of our committee charters require the Board and each committee to conduct an annual self-evaluation to determine whether the Board and its committees are functioning effectively.

01	Evaluation Survey

The Governance Committee reviews and approves evaluation survey forms for each committee and the Board. These surveys are completed by each Board and committee member.
The evaluations ask for feedback on the leadership of the Board and committee, the content of the meetings, the role and structure of the committees, interaction with management and each individual's performance. The evaluations also survey the Board members on the topics they deemed most important to discuss.

02	One-on-One Director Discussions
The Chair of the Governance Committee or the Chairman of the Board conducts individual meetings with each director to obtain candid feedback.

03	Executive Session
Each committee and the Board discusses the results of the evaluations during executive session. The Chair of the Governance Committee also shares the feedback from the one-on-one meetings with the Board to focus on areas in which the Board believes that it could improve.

04	Implementation
Areas for improvement are communicated to the Board, management and the committees and action plans are developed and implemented. For example, one area of change is having board-only dinners and executive sessions earlier in the meeting schedule to allow for robust and candid discussion.
Centene Corporation

Corporate Governance	55
Board Oversight of Risk Management
Strategic Oversight
Our Board oversees and provides advice and guidance to senior management on the formulation and implementation of the Company's strategic plans, including the development of growth strategies by our senior management team.
•This occurs year-round through presentations and discussions covering the competitive landscape, strategy, business planning and growth initiatives, both during and outside Board and committee meetings.
•The Board annually holds a Board retreat focused on the Company's long-term strategy.
•Our Board's focus on overseeing risk management enhances our directors' ability to provide insight and feedback to senior management on its development and implementation of the Company's long-term strategic plan.
•Our Chairman helps facilitate our Board's oversight of strategy, including through discussions with independent directors during executive sessions, as needed.
Throughout 2024, our Board engaged on an ongoing basis with our CEO and CFO, as well as other key members of senior management to refine our long-term growth strategy.
•This took various forms, ranging from high-level discussions regarding strategic direction, reviews of existing and new business initiatives and progress on the execution of our value creation strategy as well as organic and inorganic growth opportunities.
•The Board provided oversight on the execution of several key milestones in our strategy, including:

01	completing 11 divestitures since December 2021, resulting in proceeds of over $5 billion,

02	transitioning to ESI to provide our PBM services on January 1, 2024 which is expected to drive significant value,

03	completing $7.6 billion of common stock repurchases from 2022 to 2024,

04	improving Medicare Advantage Star Ratings to 55% of Medicare Advantage members in plans rated 3.5 stars or higher, and

05	achieving investment grade rating with 2 of 3 major rating agencies.
•Discussions are focused on the quality and experience of our people as well as alignment with our long-term growth strategy for our stockholders and underscored by considerations such as risk management, culture and reputation.
Our Board will continue to receive regular updates from, and provide advice to, management as they execute on the Company's strategy.
Proxy Statement 2025

56	Corporate Governance
Risk Oversight
The Board has overall responsibility for the oversight of enterprise-wide risk management at Centene, while management is responsible for day-to-day risk management. The Board implements its risk oversight function both as a whole and through its committees. Each Board committee oversees risks associated with its respective principal areas of focus and then reports to the Board. These areas of focus include competitive, economic, operational, financial (including accounting, credit, liquidity and tax), legal, regulatory, compliance, political, strategic, reputational and other risks.
The oversight responsibility of the Board and its committees is assisted by management reporting processes designed to provide visibility to the Board of the identification, assessment, prioritization and management of critical risks and management's risk mitigation strategies. The Company's process for the evaluation of risk is based on a blend of principles associated with the Committee of Sponsoring Organizations of the Treadway Commission (COSO) enterprise risk management framework, Enterprise Risk Management – Integrating with Strategy and Performance and ISO 31000: 2018 Risk Management. The primary goals of the enterprise risk management program are to enhance management's ability to identify and assess the Company's current risk status, gain insights on emerging risks, improve management's strategic and operational decision-making ability and provide clear and timely communication of cross-functional risks to management and the Board. The enterprise risk management process is facilitated by the Company's Risk Management department. An enterprise risk management committee comprised of senior leaders within the Company meets at least four times per year to discuss the most significant risks to the Company identified by the Company's enterprise risk management process and the steps management has taken to identify, monitor, assess and control or avoid such exposures. The enterprise risk management committee also reviews performance measures against the company's risk appetite and tolerance and provides recommendation(s) of corrective action, where appropriate. The enterprise risk management process is an active process and is continually enhanced and updated.
The Company's Risk Management department provides an enterprise risk management report to the full Board at least four times per year. Each Board committee reports to the Board any significant issues relating to their relevant risk areas.
The principal areas of focus for risk oversight by the Board and each of its committees are summarized below. Each committee may meet in executive session with key management personnel and representatives of outside advisors as the committee members deem appropriate.
Centene Corporation

Corporate Governance	57
Primary Areas of Risk Oversight

Full Board
•Strategic, financial, operational and execution risks and exposures associated with the annual operating plan and long-term strategic plan.
•Capital allocation, industry trends and stockholder sentiment.
•Major litigation, compliance and regulatory exposures, information security and other current matters that may present material risk to the Company's operations, plans, prospects or reputation and material acquisitions and divestitures.

Audit and Compliance Committee	Compensation and Talent Committee	Governance Committee	Quality Committee

•Risks and exposures associated with financial matters and regulatory requirements, including financial reporting, accounting, disclosure and compliance, internal control over financial reporting, financial policies, capital structure investment guidelines, liquidity matters and the Company's regulatory compliance programs.
•Legal and compliance risks.
•Risks associated with information technology, including cybersecurity, artificial intelligence, privacy, disaster recovery and critical infrastructure assets.
•Reviews the Centene Foundation's activities.

•Risks and exposures associated with leadership assessment and executive and non-executive compensation programs and arrangements, including incentive plans.
•Risks and exposures associated with human capital management.

•Risks and exposures relating to the Company's programs and policies relating to compliance with SEC governance requirements, NYSE listing requirements and similar legal requirements.
•Corporate governance and director independence.
•Director and chief executive officer succession planning.
•Risks associated with sustainability and healthcare reform related risks and opportunities.
•Risks associated with political and regulatory changes.
•Political spending and activity.

•Risks and exposures associated with quality improvement and clinical programs, and member experience and satisfaction.
•Risks and exposures associated with provider experience and strategy, including network access and accuracy and value-based contracting.
•Risks associated with the execution and operational issues related the Company's data technology strategy, including potentially disruptive technologies.

Management Roles/Responsibilities

•Identifying risks and assessing them in accordance with the Company's enterprise risk management framework.
•Implementing suitable risk mitigation plans, processes and controls.
•Appropriately managing risks in a manner that serves the best interests of the Company, its stockholders and other stakeholders.
•Quarterly reporting to the Board and its committees on its risk assessments and risk mitigation strategies for the significant risks of our business.

Proxy Statement 2025

58	Corporate Governance
Selected Areas of Oversight

Oversight of Information Technology, including Cybersecurity, Artificial Intelligence and Critical Infrastructure
The Board of Directors has primary responsibility for the oversight of our enterprise-wide risk management and exercises its oversight function in respect of cybersecurity risk through two of its committees.
The Audit and Compliance Committee oversees the Company's enterprise risk management process. This includes programs designed to identify, manage, respond to and mitigate risks related to cybersecurity, artificial intelligence, privacy, critical infrastructure and disaster recovery. The committee also oversees the Company's strategy for identifying and evaluating the potential threats and severity of incidents, risk mitigations against cyberattacks and breach and crisis response. The Quality Committee has oversight responsibility for overall data and technology strategy. Each committee reports to the full Board on a regular basis.
The Audit and Compliance Committee receives quarterly updates on the Company's cybersecurity risk management program, which is part of our enterprise-wide risk management practices. Management also escalates significant cybersecurity events to the Audit and Compliance Committee and the Board as appropriate. In addition, our Board and management have conducted tabletop cybersecurity crisis simulation exercises.

Oversight of Government Relations and Political Activity
We believe that engagement with governmental officials and agencies plays a key role in influencing sound public healthcare policy as well as shaping regulations and legislation that govern our business now and into the future. In keeping with our purpose to transform the health of the community, one person at a time, and in an effort to be transparent about the principles that govern our participation in the political process, in 2020, we began posting disclosures concerning our political and lobbying activities on our corporate website. Our Political Activity Reports are available at www.centene.com. Our Governance Committee oversees policies and practices regarding political activities, including our twice yearly political activity report and the contributions reported therein.

Centene Corporation

Corporate Governance	59
Succession Planning
As reflected in our Corporate Governance Guidelines, the Board's primary responsibilities include planning for CEO succession and monitoring and advising on succession planning for other executive officers. The Board's goal is to have a long-term and continuous program for effective senior leadership development and succession. The Board also has contingency plans in place for emergencies such as departure, death or disability of the Chairman of the Board, the CEO or other executive officers.
This involves extensive planning and oversight, including:
•The entire Board works with the Governance Committee to evaluate potential successors to the CEO.
•The CEO regularly evaluates and recommends potential successors for her role as well as other senior management roles and recommends development plans for such individuals to the Governance Committee.
•The CEO discusses with the Compensation and Talent Committee individuals with high potential for succession as compensation decisions are being made.
•High-potential executives are regularly challenged with additional responsibilities to expose them to our diverse operations, as we strive to develop well-rounded and experienced senior leaders.
•Potential successors attend Board and Committee meetings and interact frequently with the Board in informal settings, so directors can get to know and evaluate them.
•The Governance Committee formally reports to the full Board at least annually on succession planning, and the Board discusses succession planning regularly at scheduled meetings, including in executive sessions, as appropriate.
Management focuses on succession planning at all people leader positions throughout the organization. During the Company's annual performance review process, each leader identifies high performing talent who are potential successors for their roles, as well as any areas where we might have gaps.
Role of Compensation Consultant
The Compensation and Talent Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The Compensation and Talent Committee directly engaged Frederic W. Cook & Co., Inc. (FW Cook) as its independent compensation consultant for the fiscal year ended December 31, 2024. FW Cook’s engagement included:
•compiling a group of peer companies to use as a reference in making executive compensation decisions, evaluating current executive pay practices and considering different compensation programs to aid making executive pay decisions for the fiscal year ended December 31, 2024;
•evaluating the efficacy of our existing executive compensation strategy and practices in supporting and reinforcing our long-term goals;
•periodically reviewing and advising on compensation trends and regulatory developments;
•reviewing market and peer group equity usage metrics to assist with understanding of our equity budget relative to market; and
•periodically conducting a review of our non-employee director compensation policies and practices.
The Compensation and Talent Committee has analyzed whether the work of FW Cook as compensation consultant raises any conflict of interest, taking into account relevant factors in accordance with SEC rules and the applicable NYSE listing standards. FW Cook did not perform any work for us in 2024, other than in its role as the compensation consultant to the Compensation and Talent Committee, which included executive compensation and human capital matters. Based on its analysis, the Compensation and Talent Committee determined that the work of FW Cook and the individual compensation advisors employed by FW Cook does not create any conflict of interest pursuant to the U.S. Securities and Exchange Commission (the SEC) rules and NYSE listing standards.
Proxy Statement 2025

60	Corporate Governance
Oversight of Corporate Sustainability

Centene's Corporate Sustainability Leadership
The Governance Committee and Audit and Compliance Committee of Centene's Board of Directors provide oversight of our corporate sustainability function. The Governance Committee oversees the management of risks related to environmental and social issues of importance to Centene and makes recommendations to the Board regarding our company's position on key issues relating to environmental and social responsibility. The Audit and Compliance Committee oversees the Company’s sustainability financial reporting disclosures.

Enterprise Risk Committee (ERC): The ERC is a cross functional governance group chaired by the Chief Risk, Ethics & Compliance Officer and is composed of members of the Executive Leadership Team. The ERC assists the Board in its oversight responsibilities for risk management as well as the process used to identify, assess, respond to and report on risk issues, including climate-related and environmental issues.
Enterprise Risk Management (ERM) Team: Centene's ERM team has primary responsibility for corporate sustainability activities, including maintaining Centene's framework, identifying and monitoring environmental and climate-related risks, obtaining and reporting metrics related to sustainability matters and facilitating external and internal communications, including learning opportunities available to team members.
Corporate Sustainability Champions Network: The ERM team maintains relationships with leaders from key business units, which enables information sharing across the organization. These leaders are responsible for advancing our corporate sustainability strategy across the enterprise, identifying and assessing potential climate-related risks and opportunities, and recommending enhancements to Centene's sustainability capabilities.
Environmental Employee Engagement Group (EEEG): The EEEG is a cross-functional group of Centene and business unit leaders dedicated to promoting employee awareness and fostering individual and collective actions during events held throughout the year.

Centene Corporation

Corporate Governance	61
Stockholder Engagement
We believe that engaging with stockholders and other stakeholders is fundamental to the Company's success and our commitment to good governance. We seek to proactively listen to, understand and consider the opinions of our stockholders to stay aligned with stockholder priorities.
Over the past several years, we have significantly expanded our governance-focused engagement program to better understand the issues that are important to our stockholders and incorporate feedback into the Board's decision-making process. Members of our management team and certain directors regularly meet with stockholders to gather their perspectives on key topics including our performance and strategy, corporate governance, management succession planning, executive compensation, human capital management and corporate responsibility.
Beyond our governance-focused engagement, our investor relations team and members of our senior management team, including our CEO and CFO, regularly communicate with investors on financial and operational performance in connection with quarterly earnings calls, investor and industry conferences, analyst meetings and individual discussions with stockholders. In 2024, our senior management team also hosted an investor conference at the Company's corporate headquarters.
As described in the diagram below, we report stockholder feedback regularly to our Board, which in turn uses this feedback to evaluate any changes to the Company's practices year-round.

September - November (Fall)
•Conduct meetings with some of our largest stockholders, to discuss corporate governance, corporate responsibility and executive compensation matters and solicit feedback.
•Share the feedback with the Board for discussion and consideration.

December - February (Winter)
•Incorporate feedback from stockholder meetings into annual meeting planning, including potential changes to corporate governance practices, the executive compensation program and corporate responsibility.
•Review stockholder proposals and determine next steps.

May - August (Summer)
•Review annual meeting results, ongoing stockholder feedback and determine any next steps, including corporate governance and compensation trends to help develop stockholder engagement priorities.
March - April (Spring) •Conduct stockholder meetings in advance of the annual meeting to answer questions and obtain feedback on proxy matters.
Proxy Statement 2025

62	Corporate Governance
Who We Engaged with Since our 2024 Annual Meeting
Our governance-focused engagement is described below:
The following director engaged with stockholders:
•Theodore Samuels
The following management engaged with stockholders:
•Chief Executive Officer
•Chief Financial Officer
•Chief Accounting Officer
•General Counsel
•Head of Investor Relations
•Head of Total Rewards
Proactively reached out to stockholders representing:
of our outstanding shares, including 10 institutional investors
Met with stockholders representing:
of our outstanding shares, including 6 institutional investors
Matters discussed during these meetings included:
•Executive Compensation
•Board Culture and Refreshment
•Leadership Transitions
•Quality Improvement
•Corporate Sustainability

Centene Corporation

Corporate Governance	63
Commitment to Investor Engagement and Overview of Responsive Actions
In response to our low say-on-pay vote in 2022, the Board undertook an extensive outreach effort to understand our stockholders’ concerns and made responsive changes to our executive compensation program. We received positive feedback from our enhancements to our governance and compensation practices and have continued these practices in 2024. Below we summarize key stockholder feedback the Company has received from investors and the highlights of actions the Company took in response to feedback received.

HISTORY OF PROACTIVELY RESPONDING TO STOCKHOLDER FEEDBACK TO HELP ENSURE BEST-IN-CLASS GOVERNANCE, COMPENSATION, AND DISCLOSURE PRACTICES

Proxy Statement 2025

64	Corporate Governance
Communications with the Board of Directors
The Board has established a process by which stockholders and other interested persons may send communications to the Board as a whole, the non-employee Directors as a group, any director or Board committee, or the Chairman of the Board. You may send communications to our Directors, including any concerns regarding Centene's accounting, internal controls, auditing or other matters, to the following address: Designated directors c/o Corporate Secretary, Centene Corporation, 7700 Forsyth Boulevard, St. Louis, Missouri 63105. You may submit your concern anonymously or confidentially. You may also indicate whether you are a stockholder, customer, supplier or other interested party. Communications relating to the Company's accounting, internal controls or auditing matters will be relayed to the Audit and Compliance Committee. Communications relating to governance will be relayed to the Governance Committee. All other communications will be referred to other areas of the Company for handling as appropriate under the facts and circumstances outlined in the communications. Certain items that are unrelated to the duties of the Board will be excluded, such as: business solicitations; junk mail, mass mailings and spam; resumes and other employment inquiries; and surveys.
Other Governance Policies and Practices
Code of Conduct
The Company has published on its website (www.centene.com) its Code of Conduct, which applies to all officers, employees and directors. Any waiver of, or amendments to, the Code of Conduct for directors or executive officers, including the chief executive officer, the chief financial officer and the principal accounting officer, must be approved by the Governance Committee, and any such waivers or amendments will be disclosed within four business days by the Company by posting such waivers or amendments to its website. Both the Audit and Compliance Committee and the Governance Committee review management's monitoring of compliance with the Company's Code of Conduct.
Compensation & Talent Committee Interlocks and Insider Participation
During all or part of 2024, Christopher Coughlin, Monte Ford, Thomas Greco, Lori Robinson and Theodore Samuels served as members of the Compensation and Talent Committee. Christopher Coughlin serves as chairman. None of these directors served as an officer or employee of the Company or any of its subsidiaries before or at the time he or she served on the Compensation and Talent Committee or had any relationship during 2024 that would require disclosure under Item 404 of SEC Regulation S-K. During 2024, none of our executive officers served on the Compensation and Talent Committee (or its equivalent) or board of directors of another entity, one of whose executive officers served on our Board or Compensation and Talent Committee.
Related Party Transactions
We have a written policy for reviewing transactions between us and our executive officers, directors and certain of their immediate family members and other related persons, including those required to be reported under Item 404 of Regulation S-K. Under this policy, the Governance Committee must approve transactions in which we participate that involves more than $120,000 and in which a related person has a direct or indirect material interest. Pursuant to our policy, we enter into a transaction with such related persons only if the transaction is on terms deemed comparable to those that could be obtained in arm's length dealings with an unrelated third party and is otherwise fair to us.
Kenneth Burdick has served as Executive Chairman of LifeStance Health Group, Inc. since March 2025. Prior to that, Mr. Burdick served as Chairman and Chief Executive Officer of Lifestance from September 2022 to March 2025. In 2024, Centene has continued to pay LifeStance for behavioral health services provided by LifeStance to the Company's health plans in accordance with contracts entered into between the companies prior to Mr. Burdick's employment with LifeStance. These contracts were obtained on arms' length dealings prior to the time that Mr. Burdick became affiliated with LifeStance.
In 2024, one of our executive officers had a related party employed by the Company who earned total compensation above $120,000. The employee's compensation and benefits were consistent with total compensation and benefits provided to other employees of the same level with similar responsibilities.
Centene Corporation

Corporate Governance	65
Compensation of Directors
For 2024, non-employee directors received an annual cash retainer of $100,000. If applicable, fees are pro-rated based on time served on the Board or the respective committee during the year.
Directors can elect to receive any of these annual cash retainers in deferred stock under the Non-Employee Directors Deferred Stock Compensation Plan. Expense recognized in conjunction with the deferred stock election is included in the "Fees Earned or Paid in Cash" in the Director Compensation Table below.
The Board's fee structure is set forth below.

Annual Restricted Stock Units
Non-Employee Director	$225,000

Annual Retainer
Non-Employee Director	$100,000

Additional Annual Restricted Stock Units
Independent Chairman/ Lead Independent Director	$150,000

Additional Annual Retainers
Independent Chairman/ Lead Independent Director	$90,000
Chairman of the Audit and Compliance Committee	$30,000
Chairman of the Compensation and Talent Committee	$20,000
Chairman of the Governance Committee	$20,000
Chairman of the Quality Committee	$20,000
For 2024, the annual grant of restricted stock units was valued at $225,000 based on the closing stock price on the trading day immediately preceding the meeting and resulted in a grant of 2,916 restricted stock units of our common stock in May 2024. The restricted stock units vest on the earlier of May 14, 2025, or the 2025 Annual Meeting of Stockholders.
Directors are reimbursed for all reasonable expenses incurred in connection with their service. Directors who are also our employees receive no additional compensation for serving on our Board of Directors.
In February 2024, the Compensation and Talent Committee made the following changes to the director compensation program per the annual review of director compensation by its independent compensation consultant FW Cook:
•Increased the annual stock award from $200,000 to $225,000.
•Increased the Independent Chairman additional retainer from $200,000 to $240,000. The additional retainer is a combination of $90,000 cash and $150,000 annual restricted stock unit award.
•Increased the additional retainer for the Chairman of the Quality Committee from $15,000 to $20,000.
•Changed the annual equity retainers to be delivered in restricted stock units valued using the previous trading day close price. The equity retainers were previously delivered in restricted shares and valued using a 30-day average share price. Directors may elect to defer the receipt of restricted stock units on a pre-tax basis.
Additionally, in May 2024, the committee updated the Non-Employee Director Deferred Stock Compensation Plan to change the valuation method for the quarterly restricted stock unit retainers paid under the plan to use the closing price on the trading day prior to the valuation date. The previous valuation method used the average of closing prices for the three month period.

Stock ownership guidelines for members of our Board require them to own 7.5 times the annual cash retainer within five years of being appointed to the Board. As of December 31, 2024, all directors were in compliance with this requirement.

Proxy Statement 2025

66	Corporate Governance
Director Compensation Table
The following table sets forth the compensation paid to each individual who served as a non-employee member of our Board in 2024:

Name[1]	Fees Earned or Paid in Cash[2] ($)		Stock Awards[3] ($)	All Other Compensation[4] ($)	Total ($)
Jessica L. Blume	$120,000		$224,969	$25,000	$369,969
Kenneth A. Burdick	120,000	[5]	224,969	78,265	423,234
Christopher J. Coughlin	120,000	[5]	224,969	25,000	369,969
H. James Dallas	100,000		224,969	25,000	349,969
Wayne S. DeVeydt	130,000	[5]	224,969	25,000	379,969
Frederick H. Eppinger	190,000	[5]	375,026	25,000	590,026
Monte E. Ford	100,000		224,969	25,000	349,969
Thomas R. Greco	39,130		170,727	25,000	234,857
Lori J. Robinson	100,000		224,969	—	324,969
Theodore R. Samuels	100,000	[5]	224,969	25,000	349,969
1Mr. Greco was appointed to the Board on August 9, 2024.
2The amounts included in this column represent the cash retainers earned by each director in 2024. Certain directors converted some or all cash compensation payable into restricted stock units. For directors making such election, the cash value of the base retainer is included in this column. See Footnote 5 below for amounts of cash compensation converted into restricted stock units, and see Footnote 3 below for the grant date fair value of those awards converted from cash compensation.
3The following table shows the components of "Stock Awards" and total equity award value for directors who elected to receive some or all of their cash compensation in restricted stock units for fiscal year 2024. The amounts included in the table represent the full grant date fair value of restricted stock awards or restricted stock units granted to non-employee directors in 2024 under the 2012 Stock Incentive Plan calculated in accordance with FASB ASC Topic 718. These amounts reflect the accounting expense that we will recognize over the vesting term of these awards and do not correspond to the actual value that may be realized by the directors.

	Grant Date Fair Value of Awards
Name	Initial Restricted Stock Units[a] ($)	Annual Restricted Stock Units[b] ($)	Cash Compensation Converted into Restricted Stock Units[c] ($)	Total Stock Awards ($)
Jessica L. Blume	$—	$224,969	$—	$224,969
Kenneth A. Burdick	—	224,969	119,948	344,917
Christopher J. Coughlin	—	224,969	119,948	344,917
H. James Dallas	—	224,969	—	224,969
Wayne S. DeVeydt	—	224,969	129,978	354,947
Frederick H. Eppinger	—	375,026	99,968	474,994
Monte E. Ford	—	224,969	—	224,969
Thomas R. Greco	170,727	—	—	170,727
Lori J. Robinson	—	224,969	—	224,969
Theodore R. Samuels	—	224,969	99,968	324,937
Centene Corporation

Corporate Governance	67
aMr. Greco was granted a pro rata annual stock award of 2,309 restricted stock units, which will vest on the date of our 2025 Annual Meeting of Stockholders.
bOn May 14, 2024, the date of our 2024 Annual Meeting of Stockholders, each non-employee director who was elected was granted an annual restricted stock award of 2,916 shares with a value of approximately $224,969. Additionally, the Independent Chairman was granted an additional restricted stock award of 1,945 shares with a value of approximately $150,057. These annual equity awards were granted under the 2012 Stock Incentive Plan, calculated in accordance with FASB ASC Topic 718, and will vest in full on the earlier of the date of the 2025 Annual Meeting of Stockholders or May 14, 2025.
cRepresents the value of cash compensation the director elected to convert into restricted stock units granted under the Non-Employee Directors Deferred Stock Compensation Plan calculated in accordance with FASB ASC Topic 718.
4All other compensation includes the Company match of charitable contributions of $25,000 made or pledged during 2024 under the Company's Board of Directors Charitable Matching Gift Program for Ms. Blume, Mr. Burdick, Mr. Coughlin, Mr. Dallas, Mr. DeVeydt, Mr. Eppinger, Mr. Ford, Mr. Greco and Mr. Samuels. In addition, all other compensation for Mr. Burdick includes $50,535 of costs related to personal security services and group excess liability insurance policy premiums paid by the Company. Amounts reported herein represent the incremental cost to the Company for these services.
5Each of Mr. Burdick, Mr. Coughlin, Mr. DeVeydt, Mr. Eppinger and Mr. Samuels elected to convert the $100,000 annual non-employee director cash retainer into restricted stock units. Additionally, Mr. Burdick elected to convert the $20,000 retainer for the Quality Committee Chairman, Mr. Coughlin elected to convert the $20,000 retainer for the Compensation and Talent Committee Chairman and Mr. DeVeydt elected to convert the $30,000 retainer for the Audit Committee Chairman into restricted stock units.
The Board of Directors has approved the Board of Directors Charitable Matching Gift Program. Under the program, the Company will match a Board member's qualifying charitable donations of up to $25,000 per calendar year. Charitable donations must be made to a qualified tax exempt U.S. organization under the Internal Revenue Code Section 501(c)(3) and within the Company's charitable contribution guidelines.
The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock units held by our non-employee directors on December 31, 2024.

	Option Awards		Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Number of Shares that Have Not Vested (#)
Jessica L. Blume	20,000	—	2,916
Kenneth A. Burdick	6,666	3,334	2,916
Christopher J. Coughlin	6,666	3,334	2,916
H. James Dallas	10,000	—	2,916
Wayne S. DeVeydt	6,666	3,334	2,916
Frederick H. Eppinger	—	—	4,861
Monte E. Ford	6,666	3,334	2,916
Thomas R. Greco	—	—	2,309
Lori J. Robinson	—	—	2,916
Theodore R. Samuels	6,666	3,334	2,916
Proxy Statement 2025

68	Executive Officers
Executive Officers
The names of our executive officers, ages and certain information about each of them as of March 20, 2025 are set forth below.
Sarah M. London
Chief Executive Officer, 44
Ms. London has served as our Chief Executive Officer since March 2022. From September 2021 to March 2022, she served as Vice Chairman. She served as President, Centene Health Care Enterprises and Executive Vice President, Advanced Technology from March 2021 to September 2021. From September 2020 to February 2021, she served as Senior Vice President, Technology Innovation and Modernization. Prior to joining Centene, she served as both Senior Principal and Operating Partner for Optum Ventures from May 2018 to March 2020 and Chief Product Officer of Optum Analytics from March 2016 to May 2018.
Andrew L. Asher
Chief Financial Officer, 56
Mr. Asher has served as our Chief Financial Officer since May 2021. From January 2020 to May 2021, he served as Executive Vice President, Specialty. Prior to joining Centene, he served as the Chief Financial Officer of WellCare from November 2014 to January 2020.
Kate N. Casso
Corporate Controller & Chief Accounting Officer, 43
Ms. Casso has served as our Senior Vice President, Finance, Corporate Controller and Chief Accounting Officer since September 2024. Prior to that, she served as our Senior Vice President, Corporate Controller and Chief Accounting Officer from April 2021 to September 2024. From January 2016 to March 2021, she served as Vice President, Assistant Controller.
Christopher A. Koster
Secretary and General Counsel, 60
Mr. Koster has served as our Secretary and General Counsel since February 2020. From February 2017 to February 2020, he served as Senior Vice President, Corporate Services. Prior to joining Centene, Mr. Koster served as Missouri Attorney General for eight years.
Tanya M. McNally
Chief People Officer, 51
Ms. McNally has served as our Chief People Officer since March 2023. From January 2023 to March 2023, she served as our Interim Chief People Officer. From May 2022 to December 2022, she served as our Regional Vice President, Human Resources. From January 2020 to May 2022, she served as our Vice President, Global Human Resource Business Partner. From August 2018 to January 2020, she served as Vice President, Human Resources for WellCare Health Plans, Inc.
Susan R. Smith
Chief Operating Officer, 49
Ms. Smith has served as our Chief Operating Officer since January 2024. Ms. Smith has been an employee of the Company since June 2023. From August 2022 through December 2022, she served as Senior Vice President of Clinical, Quality and Enterprise Solutions President at Humana Inc. From July 2021 through July 2022, she served as Senior Vice President of Clinical Solutions at Humana Inc. She also previously served as Senior Vice President of Medicare at Humana Inc. from August 2019 through June 2021. From October 2016 through July 2019, she served as Senior Vice President of Healthcare Quality Reporting and Improvement at Humana Inc.
Centene Corporation

Proposal 2 - Advisory Resolution to Approve Executive Compensation	69

2 PROPOSAL	Advisory Resolution to Approve Executive Compensation

At our 2024 Annual Meeting of Stockholders, our stockholders voted to approve the Company's executive compensation. Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the Exchange Act), we are again holding an advisory vote on the Company's executive compensation, as described in this proxy statement (commonly referred to as say-on-pay). In accordance with the results of the vote we conducted at the 2023 Annual Meeting on the frequency of say-on-pay votes, we present a say-on-pay vote every year.
The Board of Directors strongly endorses the Company's executive compensation program and recommends that stockholders vote in favor of the following resolution:
RESOLVED, that the stockholders approve the compensation of those NEOs listed in the Summary Compensation Table of this proxy statement, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis and the tabular and narrative disclosure included herein under "Executive Compensation."
Because the vote is advisory, it will not be binding upon the Board of Directors or the Compensation and Talent Committee and neither the Board of Directors nor the Compensation and Talent Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation and Talent Committee strongly considers the views of the Company's stockholders when making compensation decisions. Additionally, the Compensation and Talent Committee monitors the results of the annual advisory "say-on-pay" proposal and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities.

The Board recommends a vote "FOR" the approval of the compensation of the NEOs.

Proxy Statement 2025

70	Executive Compensation
Executive Compensation
Compensation Discussion and Analysis
This CD&A describes the principles, objectives and compensation policies and arrangements of our executive compensation program which is generally applicable to each of our senior officers. This CD&A focuses primarily on our Chief Executive Officer and the other executive officers whose 2024 compensation is included in the Summary Compensation Table, whom we collectively refer to in this proxy as our Named Executive Officers (NEOs).

Sarah M. London Chief Executive Officer	Andrew L. Asher Chief Financial Officer	Kenneth J. Fasola Former President/Strategic Advisor	Christopher A. Koster Secretary and General Counsel	Susan R. Smith Chief Operating Officer

Centene Corporation

Executive Compensation	71
Executive Summary
Compensation Philosophy
Our compensation programs are designed to attract, retain and motivate highly qualified, industry-leading executives. Our compensation philosophy is centered on the guiding pillars described below.

Pay for Performance	Alignment with Long-Term Stockholder Value	Attract and Retain Top Executive Talent	Accelerate Mission and Culture

Link executive compensation to performance and the achievement of both Company and individual goals. Superior performance and the achievement of goals results in higher compensation.	Use both performance-based and service-based long-term incentive awards with meaningful retention requirements to encourage sustained stockholder value creation.	Offer competitive pay to attract, motivate and retain industry executives with the skills and experience to drive superior long-term Company success.	Motivate executives to advance the Company's key strategic objectives and manage risk while enabling a best-in-class workplace focused on the Company's mission and culture.
In evaluating Company performance, the Compensation and Talent Committee considers both financial results and operational performance. In 2024, the Company continued to navigate a complex Medicaid redeterminations process, produced industry-leading Medicare Advantage quality ratings improvements, and realized tremendous growth in our Marketplace product with a 12% membership increase over 2023. The Company continues to navigate a complex regulatory and political landscape and management has been focused on positioning the organization for long-term success. Our strong financial performance and successful execution of strategic goals were not reflected in our stock price, but we are confident that the management team's strategic priorities are positioning the Company for long-term growth and shareholder value creation.

The Company delivered solid financial performance in 2024 as outlined below:	Overall, our three-year Compound Annual Growth Rates (CAGR) have been:
•Total revenues of $163 billion, an increase of 6% over 2023. •GAAP diluted EPS of $6.31, an increase of 27% over 2023. •Adjusted diluted EPS[1] of $7.17, an increase of 7% over 2023.	•Total revenues of 9%; •GAAP diluted EPS of 40% and adjusted diluted EPS[1] of 12%; •Net earnings of 35% and adjusted net earnings[1] of 7%; •Adjusted EBITDA[1] of 6%; and •Stock price decline of 10%.

1Refer to Appendix A for reconciliations of non-GAAP measures included throughout this proxy statement.
Proxy Statement 2025

72	Executive Compensation
Total Revenues
($ in billions)
GAAP Diluted EPS

Adjusted Diluted EPS1

1Refer to Appendix A for reconciliations of non-GAAP measures included throughout this proxy statement.
Centene Corporation

Executive Compensation	73
Evolution of Our Compensation Program
Our compensation program continues to evolve to maintain alignment with our compensation philosophy, be responsive to stockholder feedback and improve our governance practices. The following provides an overview of our compensation evolution for our NEOs:

2022	2023

Annual Cash Incentive
•50% Adjusted Diluted EPS weighting
•40% Enterprise Goals & Individual Goals
•10% Quality metric
Long-Term Incentives
•Stock options granted with stock appreciation condition
Other
•CEO compensation initially set slightly below the median
•New policy limits cash severance to 2.99x base + bonus

Annual Cash Incentive
•65% Adjusted Diluted EPS weighting
•25% Enterprise & Individual Goals
•10% Quality metric
Long-Term Incentives
•Added relative Total Shareholder Return (TSR) PSUs with target payout requiring above median performance
•Eliminated duplicative measures
•Eliminated stock options
•Eliminated Cash Long-term Incentive Plan (LTIP)
Other
•No salary increases for NEOs, except for a promotion increase for our President

2024	2025
Annual Cash Incentive
•65% Adjusted Diluted EPS weighting
•25% Enterprise & Individual Goals
•10% Quality metric
•Goals streamlined
Long-Term Incentives
•Replaced adjusted net earnings margin metric with average adjusted pre-tax margin metric
Other
•Improved plans, policies and procedures
•No salary increases for NEOs, except for a promotion increase for our Chief Operating Officer

Annual Cash Incentive
•60% Adjusted Diluted EPS weighting
•20% Organic Premium and Service Revenues
•20% Quality and Strategic Goals metric
Long-Term Incentives
•Replaced pre-tax earnings growth CAGR with Medicare performance

Proxy Statement 2025

74	Executive Compensation
2024 Compensation Component Overview
The 2024 plan design and awards resulted in the following pay elements and average target pay mix for our CEO and other NEOs:

2024 Pay Elements
CEO	Other NEOs	Award Type	Mix	Metrics	Purpose

Base Salary					To recognize individual contribution, time in role, scope of responsibility, leadership skills and experience.
		Cash		•No base salary increases other than Chief Operating Officer promotion increase

Annual Cash Incentive Plan				•Adjusted Diluted EPS (65%) •Enterprise & Individual Goals (25%) •Quality Goals (10%)	To reward executives for performance on key operational and financial measures, factoring in such individual's contributions toward enterprise goals.
Cash

Long-Term Incentive Awards				•Relative Total Shareholder Return (TSR) (33%) •Average Adjusted Pre-tax Earnings Margin (33%) •Adjusted Pre-Tax Earnings Growth CAGR (34%)	To retain and motivate executives to drive long-term stockholder value and align their actions to drive successful business outcomes.
		Equity	PSUs (65%)
RSUs (35%)
Centene Corporation

Executive Compensation	75
CEO and NEO Target Pay Mix

Base Salary	Annual Incentives	Long-Term Incentives
Annual Cash Incentive Plan

Performance Measure
65% Adjusted Diluted EPS Target
25% Enterprise & Individual Goals
10% Quality Goals
2024 - 2026 Long-Term Incentive Plan

65% Performance-based RSUs
35% Service-based RSUs

33% Relative TSR
33% Average Adjusted Pre-Tax Earnings Margin
34% Adjusted Pre-Tax Earnings Growth CAGR

Proxy Statement 2025

76	Executive Compensation
Our Compensation Programs and Governance Practices
Alignment of Pay and Performance
We are a healthcare leader with $163 billion in total revenues, ranking No. 22 on the Fortune 500 list, and have been named to Fortune's 2024 list of World's Most Admired Companies for the sixth consecutive year. In 2024, the Company delivered growth in total revenues and adjusted diluted EPS, which was key to our strategy to promote long-term stockholder value in a competitive business environment. Our total revenues in 2024 increased 6% over 2023, with a 9% three-year CAGR. Our NEOs' total incentive compensation opportunities are contingent on their ability to achieve profitable growth and improve margins that will provide a basis for increasing sustainable long-term value for our stockholders. When reviewing the NEOs' compensation with our independent executive compensation consultant, FW Cook, the Compensation and Talent Committee considered these objectives in conjunction with our executive compensation program in continuing to recognize our pay-for-performance culture through the following three primary components:

Base Pay	Cash Awards Under Our Annual Incentive Plan	Long-Term Incentives •Performance-based RSUs •Time-based RSUs

Payouts in both the annual and long-term programs reflect rigorous pay-for-performance goals. Our strong 2024 financial and operational performance translated into an above target payout under the annual incentive plan, while our below target 2022-2024 financial and TSR performance resulted in below target long-term incentive payouts.
CEO Annual Incentive Award as % of Target

200%
150%
100%
50%
0%
180%
133%
158%
Target (100%)
2022
2023
2024

Long-Term Performance Share Unit Payouts as % of Target

200%
150%
100%
50%
0%
102.4%
126.4%
44.6%
Target (100%)
2020 - 2022
2021 - 2023
2022 - 2024

Cash Long-Term Incentive Award as % of Target

200%
150%
100%
50%
0%
Target (100%)
51.2%
63.2%
22.3%
2020 - 2022
2021 - 2023
2022 - 2024

Centene Corporation

Executive Compensation	77
Company Performance and CEO Compensation Alignment
Our CEO's total compensation, as reported in the Summary Compensation Table, (where 2020-2021 was earned by Michael Neidorff; and 2022-2024 was earned by Sarah London) alignment with the Company's TSR, revenue and EPS performance metrics is illustrated in the following graphs:
TSR and CEO Total Compensation
TSR Indexed to $100 on December 31, 2020

Former CEO Total Compensation (excluding All Other Compensation), $ in millions
Current CEO Total Compensation (excluding All Other Compensation), $ in millions
TSR
Revenue and CEO
Total Compensation

Former CEO Total Compensation (excluding All Other Compensation), $ in millions
Current CEO Total Compensation (excluding All Other Compensation), $ in millions
Revenues, $ in billions
Diluted EPS/Adjusted Diluted EPS and CEO Total Compensation

Former CEO Total Compensation (excluding All Other Compensation), $ in millions
Current CEO Total Compensation (excluding All Other Compensation), $ in millions
Diluted EPS
Adjusted Diluted EPS[1]
1Refer to Appendix A for reconciliations of non-GAAP measures included throughout this proxy statement.
For an additional perspective on pay for performance, refer to the tabular disclosure as required by SEC rules beginning on page 110, with the accompanying narrative disclosure and supplemental charts. As demonstrated in the performance tables, in 2024, Ms. London's Compensation Actually Paid was only 26% of her Summary Compensation Table total, reflecting our pay-for-performance philosophy.
Proxy Statement 2025

78	Executive Compensation
Executive Compensation Best Practices
The Compensation and Talent Committee establishes and administers the executive compensation philosophy and program and assists the Board of Directors in the development and oversight of all aspects of executive compensation. Presented in the table below are highlights of our compensation practices:

What We Do
Pay for Performance A majority of our NEOs' compensation is tied to performance with clearly articulated financial and other performance goals.	Annual Compensation Risk Assessment We regularly analyze risks related to our compensation program and we conduct broad risk assessments.

Competitive Compensation
Each component of the NEOs' annual total direct compensation is generally targeted at the 50th percentile of peer group compensation. The Compensation and Talent Committee may consider differences from the median in certain cases.

Stock Ownership Requirements
We maintain rigorous stock ownership requirements for our directors, executives and other members of senior management. Our CEO's requirement is 6x annual base pay; other NEOs' requirements are 3x annual base pay.

Performance-Based Long-Term Incentive Awards We reward continuous performance on multiple metrics and vest at the end of a three-year period.	Clawbacks We can recover performance-based cash and equity incentive compensation paid to executives in various circumstances.
Formula-Based Annual Incentive Plan Awards under the Annual Cash Incentive plan are formula based.	Independent Compensation Consultant The Compensation and Talent Committee retains an independent compensation consultant to advise the committee on executive compensation matters.
Tally Sheets Tally sheets for each NEO are reviewed annually.	Executive Severance Arrangements The Compensation and Talent Committee reviews severance policies annually and limits the usage of one-off arrangements.

What We Don't Do

No Excessive Risk-Taking The long-term incentive plans use multiple performance measures, capped payouts and other features intended to minimize the incentive to take overly risky actions.
No Backdating or Repricing of Stock Options
Stock options are never backdated or issued with below-market exercise prices. Repricing of stock options without stockholder approval is expressly prohibited.

No Tax Gross-Ups There are no tax "gross-ups" for perquisites or excise tax gross-ups in the event of a change of control related termination.	No Hedging or Pledging Directors and executives are prohibited from hedging, pledging or engaging in any derivatives trading with respect to Company stock.
No Single-Trigger Employment Agreements Any cash payments in executive employment agreements are subject to a "double-trigger" change in control condition.	No Single-Trigger Stock Grants Equity compensation awards are subject to a "double-trigger" change in control condition.
Centene Corporation

Executive Compensation	79
The Decision-Making Process
Roles and Responsibilities

Management	CEO	Compensation & Talent Committee	Independent Consultant	Board of Directors

Management reviews the Company's compensation plan design and the Company's results against established metrics.	The CEO evaluates the other NEOs' contributions to those results and recommends compensation to the Compensation and Talent Committee.	The committee evaluates the Company, CEO and other NEOs' performance against metrics.	FW Cook advises the Compensation and Talent Committee on the appropriateness of compensation and plan design based on market comparison.	The Board of Directors determines the CEO compensation, and the Compensation and Talent Committee determines other NEOs' compensation and the overall compensation plan design.
The processes governing our compensation program occur year-round.

•Quarterly review of year-to-date Company results and progress on strategic initiatives
•Quarterly review of projected performance on short-term and long-term incentive awards
•Quarterly engagement with our independent compensation consultant to discuss compensation trends and the Company's performance

1st Quarter
•Finalize incentive compensation decisions for NEOs based on completion of short and long-term performance cycles.
•Implement program design changes in light of compensation trends, performance against peers, market influences, stockholder feedback and independent compensation consultant observations.
•Establish current year compensation targets for our NEOs and set new long-term and short-term incentive targets.

2nd Quarter •Conduct stockholder meetings in advance of the Annual Stockholders' Meeting and obtain and reflect on feedback on proxy matters.

3rd Quarter
•Conduct meetings with our largest stockholders, to discuss governance and executive compensation matters and solicit feedback. Share feedback with the Board for discussion and consideration. Review overall market trends from proxy season.

4th Quarter
•Discuss and evaluate feedback from stockholders, Company performance, performance against peers and compensation trends from our independent compensation consultant. Translate feedback into potential program design changes for the following fiscal year.

Proxy Statement 2025

80	Executive Compensation
Competitive Pay Design
Our compensation and benefit practices are designed to attract and retain the best talent and achieve robust operating objectives. Programs are designed to both motivate our employees and reward them for exceptional performance. The Company views both private equity firms and competitors with larger market capitalization as significant competition for talent. We also recognize that our Company is a source for these firms and competitors to recruit talent if the appropriate compensation programs are not in place.
For the components of target total compensation, the Compensation and Talent Committee's objectives are for base salaries, short-term incentives and total target compensation to approximate the median of peer group practice (or applicable survey sources). Long-term incentives are granted at levels, which when combined with base salary and target short-term incentives, result in the desired competitive positioning of total target compensation. Differences from the market median may be considered for a variety of factors, including performance, retention, tenure and recruitment requirements.
In order to achieve these objectives, the Compensation and Talent Committee establishes target, market-based total compensation levels (e.g. base salary, annual cash incentive target and long-term incentives) from market data from two different peer groups.
Peer Group
Healthcare Industry Peer Group
The Compensation and Talent Committee annually reviews the Company's peer group that it uses to conduct market analyses and determine competitive pay ranges for our executives. In determining the peer group, objectives considered include general industry, revenue size, market capitalization and business complexity. Using the Standard and Poor's Global Industry Classification System (GICS) codes and other relevant industry parameters, the Company and its compensation consultant analyzed the managed care industry and determined there are six key segments in the industry: Managed Health Care, Healthcare Distributors, Healthcare Services, Drug Retail, Healthcare Facilities, and Insurance.

Objective Criteria Considered	2024 Peer Group

•Common Industries •Revenue •Market Capitalization •EBITDA •Total Assets •Number of Employees	Managed Health Care (Direct Competitors)	Healthcare Distributors	Healthcare Services & Drug Retail	Healthcare Facilities & Insurance

	•Cigna Corporation (CI) •Elevance Health, Inc. (ELV) •Humana, Inc. (HUM) •Molina Healthcare, Inc. (MOH) •UnitedHealth Group, Inc. (UNH)	•Cencora (COR) •Cardinal Health, Inc. (CAH) •McKesson Corporation (MCK)	•CVS Health Corporation (CVS) •Walgreens Boots Alliance, Inc. (WBA)	•HCA Healthcare, Inc. (HCA) •MetLife, Inc. (MET) •Prudential Financial, Inc. (PRU)
Based on FW Cook's independent review and recommendation, no additional companies were added to the Healthcare Industry (HCI) Peer Group for 2025 compensation decisions.
Centene Corporation

Executive Compensation	81
Based on data compiled by FW Cook at the time of the peer group review, our positioning on the two most important key financial metrics relative to the peer group was as follows:

	Market Capitalization[a]	Revenue[b]
Centene Corporation	$41.5 billion	$144.2 billion
Relative Peer Group Position	24th percentile	41st percentile

[a] Represents market capitalization as of August 31, 2024.
[b] Represents revenues and investment and other income for the trailing four quarters reported as of August 31, 2024.
General Industry Group
Since there is a market for executive talent both within and outside our industry, we also benchmark against the general industry. Therefore, the market data the Compensation and Talent Committee utilizes includes not only the HCI Peer Group, but also a General Industry (GI) peer group of approximately 300 companies derived from the FW Cook Executive Compensation Survey for a broader perspective of compensation practices and trends in the market as a whole.
Benchmarking Methodology
The Compensation and Talent Committee's independent compensation consultant, FW Cook, gathered, analyzed and summarized the market data from the S&P Capital IQ database for the CEO and the other NEOs.
For this analysis, which is utilized in determining compensation for the forthcoming year, we use size-adjusted general industry data in line with our revenue to determine base salaries, annual cash incentive targets and LTI targets.
All elements of compensation are valued and reviewed in evaluating the relative competitiveness of our compensation practices against both market data and the Compensation and Talent Committee's competitive objectives. In addition, the Compensation and Talent Committee annually reviews a tally sheet for each NEO, which includes the current value of all outstanding equity-based awards, benefits and perquisites. The Compensation and Talent Committee uses the tally sheets to analyze each NEO's base salary, annual incentive target and long-term incentive opportunity in relation to the market and each component of compensation as a percentage of total compensation to determine if there is any risk of retention of key executives.
The Compensation and Talent Committee and CEO review the performance of each NEO and align compensation based on this analysis. The CEO is not involved in evaluating or determining her compensation.
Stockholder Responsiveness
Members of our management team and Board regularly meet with stockholders and proxy advisor firms to gather their perspectives on key topics including our performance and strategy, corporate governance, management succession planning, executive compensation, human capital management and corporate responsibility.
Proxy Statement 2025

82	Executive Compensation
In response to the feedback we received from stockholders in recent years, we made important changes to our compensation program beginning in 2022 as summarized below.

Category	Changes
CEO Compensation	CEO compensation initially set slightly below the median
NEO Compensation	Offers for new hires and promotions made with the goal of being at the 50th percentile
Annual Incentive Plan	Increased formula-based weighting in performance metrics
Decreased weighting of enterprise and individual goals; enterprise goals are measurable against key financial and operational priorities
Incorporated quality metrics into our performance criteria
Long-Term Incentive Plan	We no longer grant performance-based stock options under the plan
We no longer grant cash-based LTIP awards
Plan metrics are all different from the Annual Incentive Plan targets
PSUs are tied to a relative TSR performance metric
Performance Targets	Performance against targets is described in the Executive Compensation Program section under Compensation Discussion and Analysis
Severance Payments	Adopted cash severance policy to limit cash severance to 2.99 times annual salary and bonus and adopted a new executive severance plan
Clawback Policy	Implemented a formal Clawback Policy for Executive Officers
Stock Ownership Guidelines	Increased stock ownership requirements for CEO and other NEOs
Say-on-Pay Votes "For"
Based on our outreach and engagement with stockholders and changes to our compensation programs over the past two years, our Say-on-Pay votes increased by 57 percentage points since 2022. We hope to continue to realize strong support from our stockholders due to our demonstrated commitment to a pay-for-performance philosophy and strong governance practices.
Centene Corporation

Executive Compensation	83
Risk Disclosure
The Compensation and Talent Committee is aware of the consequences to companies that have not appropriately balanced risk and rewards in executive compensation. The Compensation and Talent Committee believes that in order for our overall compensation not to encourage or reward excessive risk-taking, it must emphasize long-term performance. Risk is further limited by both the ownership guidelines mentioned previously. In addition, we have adopted the Centene Corporation Clawback Policy (the Clawback Policy) in compliance with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act further discussed on page 95.
The Company's compensation strategy is intended to mitigate risk by emphasizing long-term compensation and financial performance measures correlated with growing stockholder value rather than rewarding shorter performance and payout periods. A recent review of the Company's compensation programs by the Compensation and Talent Committee, with the support of FW Cook, did not identify any programs that unduly incentivize employees to take any excessive risks. Based on this review, our Compensation and Talent Committee concluded that our compensation programs, taken as a whole, are not reasonably likely to have a material adverse effect on the Company.
2024 Executive Compensation Program
The 2024 compensation plan design and metrics were developed by management and the Compensation and Talent Committee in early 2024. They reflect our compensation philosophy and modernized incentive design. Based on the positive feedback received from stockholders regarding our current compensation practices, we made limited changes to our existing compensation program.
The following is an overview of our 2024 executive compensation program.
Base Salary
In February 2024, the Compensation and Talent Committee evaluated the 2024 base salaries of our NEOs and took into account the Company's 2024 projected revenue of approximately $144 billion. Our NEOs' base salaries were compared to competitive market data and the Compensation and Talent Committee believed that increases in base salaries were not necessary other than for Ms. Smith to reflect her appointment to Chief Operating Officer, effective January 1, 2024.
The NEOs were paid competitive base salaries as determined by the evaluation of the market value for each specific job. Since Centene is a pay-for-performance company, in 2024, only 8% of the CEO's total target compensation was comprised of base salary and, on average, 16% of all other NEOs' target compensation was comprised of base salary.
While reviewing market data to determine appropriate annual base salaries, the Compensation and Talent Committee also considers:
•the CEO's compensation recommendations for all other NEOs;
•the scope of responsibility, experience, time in position and individual performance of each executive, including the CEO;
•each executive's leadership performance and potential to enhance long-term stockholder value; and
•internal benchmarking.
Proxy Statement 2025

84	Executive Compensation
Other than Ms. Smith's increase in base salary in connection with her appointment to Chief Operating Officer, no other NEO base salaries were increased.

	2024 Annual Base Salary ($)	Percentage Increase (%)
Sarah M. London	$1,400,000	—%
Andrew L. Asher	1,025,000	—%
Kenneth J. Fasola	1,100,000	—%
Christopher A. Koster	750,000	—%
Susan R. Smith	700,000	17%
Annual Cash Incentive Plan
The Compensation and Talent Committee rewards NEOs with an annual cash incentive award if the Company achieves its annual cash incentive objectives. The cash incentive payout is based on multiple metrics which were evaluated by the Compensation and Talent Committee to determine the award earned for 2024. Based on a review of market data, the Compensation and Talent Committee approved an annual cash incentive plan target opportunity in 2024 as follows:

2024 Target Annual Cash Incentive as % of Base Salary
Sarah M. London	175%
Andrew L. Asher	125%
Kenneth J. Fasola	125%
Christopher A. Koster	100%
Susan R. Smith	100%
2024 Annual Cash Incentive Metrics

Metric	Weight
Adjusted Diluted EPS	65%
Enterprise & Individual Goals	25%
Quality Goals	10%
100%

TARGET INCENTIVE OPPORTUNITY	PERFORMANCE

Individual Target Award	Adjusted Diluted EPS	Enterprise & Individual Goals	Quality Goals	Annual Cash Incentive Award
	Range: 0% to 200%	Range: 0% to 200%	Range: 0% to 200%	(Maximum @ 200% of Target)

	Multiplied by 65% Weight	Multiplied by 25% Weight	Multiplied by 10% Weight

Centene Corporation

Executive Compensation	85
Annual Cash Incentive Plan Measures
Below is a summary of our performance of the Annual Cash Incentive Plan measures, which resulted in a total payout of 158%.

Metrics	Threshold	Target	Maximum	Actual vs. Target	Weighting	Weighted Payout %
Adjusted Diluted EPS[1]				167%		108.6%
Enterprise Goals				130%		32.5%
Quality Goals				169%		16.9%
						158%

[1]Refer to Appendix A for reconciliations of non-GAAP measures included throughout this proxy statement.
Achievement of Adjusted Diluted EPS Objective
The Adjusted Diluted EPS objective is established during our annual operating planning process. Our annual cash incentive plan is developed each year based on a pay-for-performance approach with rigorous performance metrics that the Compensation and Talent Committee believes are challenging but attainable for our short-term and long-term incentive programs. In addition, the performance metrics align closely with our business environment and incorporate initiatives and investments during the year that will extend beyond near-term benefits and will support favorable longer-term impact on our business.
While the Company continues to execute on a rigorous growth strategy, the Compensation and Talent Committee continues to set metrics that reflect a continued focus on increased profitability. As illustrated below, based upon the approved Adjusted Diluted EPS metrics, the Compensation and Talent Committee had increased these profitability targets for 2024. The Compensation and Talent Committee included an additional data point at $7.00 Adjusted Diluted EPS with a 150% payout to further incentivize all of management to achieve $7.00 of Adjusted Diluted EPS. The Company reported Adjusted Diluted EPS for 2024 of $7.17, resulting in an achievement of 167%.

	Threshold	Target		Maximum
	50%	100%	150%	200%
Adjusted Diluted EPS[1]

[1]Refer to Appendix A for reconciliations of non-GAAP measures included throughout this proxy statement.

Proxy Statement 2025

86	Executive Compensation
Evaluation of Enterprise Performance
For 2024, the Compensation and Talent Committee uses a balanced scorecard approach for a number of quantitative and qualitative enterprise goals. The goals are established at the beginning of the fiscal year; the target payout levels were designed to be challenging but achievable, while payouts at the maximum levels were designed to be stretch goals. The evaluation of our enterprise goals involved a review of the performance of three equally weighted key 2024 goals that were established as critical initiatives in 2024. The blended performance of all enterprise unit goals was 130%.

	Threshold	Target	Maximum
	50%	100%	200%
Profitable Growth
Customer Experience
Top-Quartile Culture

Profitable Growth
Our profitable growth goals in 2024 were successful reprocurements and new business wins, Duals membership growth, acceleration of our ICHRA strategy including our Indiana pilot, enhanced advance premium tax credit (eAPTC) advocacy, M&A and other activities consistent with our long-term growth plan.
We were successful with key reprocurements including, but not limited to, the following markets: Florida, Michigan, Kansas, Iowa, Pennsylvania and New Hampshire. We capitalized on new business including opportunities in Michigan (Highly Integrated Dual Eligible Special Needs Plan (HIDE SNP) & LTSS) and Ohio (Fully Integrated Dual Eligible (FIDE) SNP). These and other business development awards in 2024 represent approximately $18 billion of annualized revenue. Finally, the Marketplace product ended the year with over four million members, the highest since the inception of the Affordable Care Act (ACA), and delivered margins well-within our long-term target range. We also developed and executed a state-based strategy to support eAPTCs.
We successfully launched an ICHRA pilot in the state of Indiana, resulting in significant interest in the product, and we recruited and subsequently installed a President for the ICHRA product. In addition, we exceeded our Duals membership goal by over 10%. Relative to M&A, we closed the Circle Health divestiture in January 2024, which marked the sunset of our international portfolio. We also completed the divestiture of Collaborative Health Systems in October 2024. These divestitures allow the Company to focus on our core lines of business.
While we had significant wins in 2024, consistent with our long-term growth strategy, we had disappointing initial results in Texas, where we lost business in certain regions, and in Georgia. Both results remain subject to ongoing protest.
As a result of the considerations outlined above, the Compensation and Talent Committee set the metric achievement for profitable growth at 120%.
Customer Experience
Our customer experience goals were defined by the following: (1) successful deployment of a provider portal and digital product suite to improve the provider administrative experience, (2) improving our relationships with key customers, including our government partners, and (3) investing in innovation to drive health outcomes.
In evaluating our performance against these goals, the Compensation and Talent Committee considered the following outcomes. Nearly all markets are now live on industry-standard provider portal technology, allowing providers to use this portal to submit authorizations and claims, enabling digital transactions and faster processing of data exchange between Centene and our provider partners, and creating access to health plan information for their Centene patients.
Centene Corporation

Executive Compensation	87
As of November 2024, our providers have access to clinical tools, member data, and health plan information for 73% of our members across 24 states, and nine additional market implementations were completed in January 2025 as originally planned. In 2025, we will be focused on implementing new value-added capabilities and driving increased provider adoption.
We transformed our relationships with key customers, including our government partners by delivering on sustained operational improvements, including a strong CMS Medicare Program Audit. We partnered on innovation projects with state and federal leadership, including participating in CMS’ health care payment and learning action network (HCP LAN) and engaged as a data and thought partner with CMS on multiple other innovation projects.
Finally, we invested in unique projects to drive health outcomes in our communities, including two key partnerships to strengthen value-based care and maternal and child health outcomes: one partnership with the NACHC across the country, and a second project that unlocks approximately $900 million of construction-related activity for low-income housing and community development services across the country.
Based on the evaluation of these key milestones, the Compensation and Talent Committee assigned a 130% achievement level for this metric.
Top-Quartile Culture
Our final enterprise goal was centered on Centene's culture journey. Performance indicators were based on launching a validated culture assessment with above-benchmark participation, finalizing and introducing a behavior framework, deploying an accountability model, and meeting or exceeding Fortune 100 median engagement results. In assessing performance against this goal, the Compensation and Talent Committee recognized that we co-developed a first-of-its-kind, science-based culture assessment and outperformed an aggressive goal for company-wide participation. We introduced a behavior framework and have incorporated behaviors into the performance management program to hold ourselves accountable for measured culture progress. Engagement performance exceeded Fortune 100 Top Quartile for all indices.
As a result, the Compensation and Talent Committee assigned an achievement level of 140% for this metric.
Evaluation of Quality Goals
We track internal forecast data around quality metrics for our business lines including Medicare Star ratings, National Committee for Quality Assurance (NCQA) accreditation, Consumer Assessment of Healthcare Providers and Systems survey results and Medicaid HEDIS measures. These metrics reflect the results derived from our comprehensive clinical programs designed to improve quality outcomes.
The Medicare Star ratings evaluated for the 2024 cash incentive plan are the result of efforts performed in 2023, impacting the 2026 revenue year. The target range was capped at 45% of Medicare members in a 3.5+ Star plan. The Medicaid HEDIS measures metric is based on a national average year-over-year improvement and performance on priority HEDIS measures. Both metrics are formula based with defined thresholds, targets and maximums. The priority HEDIS measures for 2024 included diabetes management, controlling high blood pressure, well child and adolescent visits, breast cancer screenings, and two measures focused on maternal medicine.
The Company exceeded its target with 55% of Medicare membership in 3.5+ Star plans, despite higher than industry-anticipated cut point changes. The Company met or outperformed on the Medicaid HEDIS measures in nearly all our health plans, resulting in aggregate year-over-year improvement on an overall average basis.
The Compensation and Talent Committee approved a quality metric payout of 169%, based on the formulaic results of the quality Star ratings and HEDIS measures.
The result of our quality metric is shown below:

	Threshold	Target	Maximum
	50%	100%	200%
Quality Goals
Proxy Statement 2025

88	Executive Compensation
Evaluation of Individual Performance
The Compensation and Talent Committee assessed how each NEO contributed to achieving the Company's Adjusted Diluted EPS objective and enterprise goals established at the beginning of the year. Based on their assessment of each NEO’s contributions toward our enterprise goals, two individual performance adjustments were made for 2024. Mr. Asher's payout was positively adjusted, reflecting his assumption of Medicaid and Markets oversight in 2024; this represented a significant scope increase without a corresponding base pay adjustment in 2024. Mr. Fasola's payout reflects his adjusted scope during 2024 as he transitioned to senior advisor in preparation for his July 2025 retirement.
The Compensation and Talent Committee approved the following annual cash incentive awards:

NEO	Target Opportunity % of Salary	Target Opportunity ($)	Funding Rate	Payout ($)
Sarah M. London	175%	$2,450,000	158%	$3,871,000
Andrew L. Asher	125%	1,281,250	200%	2,562,500
Kenneth J. Fasola	125%	1,375,000	100%	1,375,000
Christopher A. Koster	100%	750,000	158%	1,185,000
Susan R. Smith	100%	696,154	158%	1,099,923
Long-Term Incentive Awards
2024 Annual Long-Term Incentives
In 2024, as a result of positive feedback from our stockholders and a desire for stability, we only made minor changes to our long-term incentive design and metrics. The 2024 awards were granted in March and consisted of the following:
•Performance-based Restricted Stock Units (PSUs) (65% of shares granted) - The metrics for the 2024-2026 performance period are three-year adjusted pre-tax earnings growth (34% weight), three-year average adjusted pre-tax earnings margin (33% weight) and three-year TSR relative to our peers (33% weight). Threshold, target and maximum metric achievement will result in 50%, 100% or 200% attainment of each metric, respectively. The threshold, target and maximum level of achievement for the TSR is set to 25th percentile, 55th percentile and 80th percentile, respectively. If the Company's TSR for the performance period is negative, then the payout for this component will not exceed 100% of target. If earned, PSUs will vest in February 2027.
•Service-based Restricted Stock Units (RSUs) (35% of shares granted) - One-third vest annually based on continued service with the Company.

Metric	Weight
Adjusted Pre-Tax Earnings Growth CAGR	34%
Average Adjusted Pre-Tax Earnings Margin	33%
Relative TSR	33%
100%
Centene Corporation

Executive Compensation	89

TARGET INCENTIVE OPPORTUNITY	PERFORMANCE

Individual Target PSUs	Adjusted Pre-Tax Earnings Growth CAGR	Average Adjusted Pre-Tax Earnings Margin	Relative TSR	PSUs @ Vesting
	Range: 0% to 200%	Range: 0% to 200%	Range: 0% to 200%	(Maximum @ 200% of Target)

	Multiplied by 34% Weight	Multiplied by 33% Weight	Multiplied by 33% Weight

Below is a summary of long-term target compensation awarded to our NEOs in 2024:

NEO	Performance- Based RSUs ($)	Service-Based RSUs ($)	Total Target Long-Term Compensation ($)
Sarah M. London	$9,677,604	$4,952,528	$14,630,132
Andrew L. Asher	4,749,023	2,430,330	7,179,353
Kenneth J. Fasola	4,120,709	2,108,714	6,229,423
Christopher A. Koster	1,932,158	988,726	2,920,884
Susan R. Smith	1,094,275	560,032	1,654,307
2022-2024 Performance-Based Restricted Stock Unit Award Results
In December 2021, the Compensation and Talent Committee established the following metrics, targets and weights for the 2022-2024 PSUs. The Company results of both targets are shown below with a total percentage earned at 44.6% of the target:

Metrics	Threshold	Target	Maximum	Weight	Metric Payout of Target	Weighted Payout %
2024 Adjusted Diluted EPS[1]				70%	63.7%	44.6%

2024 Adjusted Net Earnings Margin[1]				30%	—%	—%

						44.6%

[1]Adjusted net earnings margin and adjusted diluted EPS represent non-GAAP measures. Refer to Appendix A for reconciliations of non-GAAP measures throughout this proxy statement.
Proxy Statement 2025

90	Executive Compensation
The number of shares earned by each NEO at 44.6% are reflected in the table below, demonstrating our rigorous goals:

Name	Target (#)	Vested Shares (#)
Sarah M. London	105,947	47,252
Andrew L. Asher	51,846	23,123
Kenneth J. Fasola	21,317	9,507
Christopher A. Koster	19,243	8,582
Susan R. Smith[1]	—	—

1Ms. Smith did not have an award as she was not with the Company at the time of grant for this performance cycle.
2022-2024 Cash Long-Term Incentive Plan Award Results
In December 2021, the Compensation and Talent Committee established the following metrics, targets and weights for the 2022-2024 Cash LTIP. The Company results for each metric are shown below. The Company was below the threshold for the Adjusted Net Earnings Margin and relative TSR metrics. Only the Adjusted Diluted EPS metric exceeded the minimum threshold, resulting in a total percentage earned at 22.3% of the target reflecting our recent stock price performance:

Metrics	Threshold	Target	Maximum	Weight	Metric Payout of Target	Weighted Payout %
2024 Adjusted Net Earnings Margin[1]				15%	—%	—%

2024 Adjusted Diluted EPS[1]				35%	63.7%	22.3%

HCI Peer Group Relative TSR Percentile Rank				50%	—%	—%

						22.3%

[1]Adjusted net earnings margin and adjusted diluted EPS represent non-GAAP measures. Refer to Appendix A for reconciliations of non-GAAP measures throughout this proxy statement.
The amounts earned by each NEO at 22.3% are reflected in the table below:

Name	Target ($)	Payout ($)
Sarah M. London	$1,875,000	$418,125
Andrew L. Asher	975,000	217,425
Kenneth J. Fasola	1,000,000	223,000
Christopher A. Koster	750,000	167,250
Susan R. Smith[1]	—	—

1Ms. Smith did not have an award as she was not with the Company at the time of grant for this performance cycle.
Centene Corporation

Executive Compensation	91
Status of LTI Award Programs
TSR-Based LTI Award Status Through December 31, 2024

LTI Performance Period	2022	2023	2024	Status
2022-2024 3-year LTI	100% Complete			●
2023-2025 3-year LTI		67% Complete		●
2024-2026 3-year LTI			33% Complete	●

Status Legend:
● Tracking Above Target / Above Target Payout
● Tracking On Target / On Target Payout
● Tracking Below Target / Below Target Payout
Other Benefits
We provide our NEOs with a defined contribution 401(k) retirement program, which is the same program that is generally provided to all our employees. We also provide our NEOs with a non-qualified deferred compensation plan to make up for matching contributions that are capped by compensation limits imposed on qualified retirement plans under the Internal Revenue Code. We do not provide our NEOs with a defined benefit retirement program. We also do not provide retiree medical coverage to our NEOs.
With respect to most other benefits, the benefits provided to NEOs and other executive officers are comparable to those provided to the majority of salaried and hourly Company employees. However, additional benefits to our NEOs can include relocation benefits and premiums for insurance benefits.
We believe that the personal safety and security of our NEOs is of the utmost importance to the Company and our stockholders. We provide security services to certain executives as part of proper risk management. Security services may include, in some cases, personal security services, including the use of Company provided aircraft. These protections are provided due to the range of security issues encountered by executive officers of large corporations in our industry.
Proxy Statement 2025

92	Executive Compensation
2025 Compensation Decisions
In 2025, the Compensation and Talent Committee made minor updates to the annual cash incentive and long-term incentive plan design and structure based on positive feedback from stockholders. The Compensation and Talent Committee discussed and evaluated feedback from stockholders, considered peer practice and compensation trends, and considered Company-specific factors.
Based on this assessment, the Compensation and Talent Committee incorporated premium and service revenues into the annual cash incentive reflecting a philosophy that revenue growth is critical for profitable growth and adjusted the weighting of other metrics, reflecting an overall shift to more formulaic metrics. The Compensation and Talent Committee replaced the adjusted pre-tax growth CAGR with Medicare performance in our long-term incentive and adjusted the weighting of the metrics.
2025 Annual Cash Incentive
The Compensation and Talent Committee rewards NEOs with an annual cash incentive award for achieving the Company's predefined annual metrics. For the 2025 annual cash incentive awards, the Compensation and Talent Committee included Adjusted Diluted EPS, organic premium and service revenue, quality, and strategic goals.
The Adjusted Diluted EPS and organic premium and service revenue targets align with our 2025 guidance announced in connection with our 2024 year-end earnings release. Our annual cash incentive plan targets are developed each year based on a pay-for-performance approach with rigorous performance metrics that the Compensation and Talent Committee believes are challenging but attainable at target for our short-term and long-term incentive programs and include stretch goals to reach to pay above target.
2025 Annual Cash Incentive Metrics

Metric	Weight
Adjusted Diluted EPS	60%
Organic Premium and Service Revenue	20%
Quality and Strategic Goals	20%
100%
The Compensation and Talent Committee will assess and evaluate how each NEO contributed to achieving this Adjusted Diluted EPS and organic premium and service revenue and the other pre-determined objectives stated above. Individual performance adjustments may be incorporated to reflect the executives' contributions towards the goals.
Individual awards under our annual cash incentive plan are approved by the Compensation and Talent Committee based primarily upon:
•business performance versus our business plan;
•the effectiveness of each executive's leadership performance and potential to enhance long-term stockholder value;
•targeted cash incentive amounts, which are based upon market data; and
•the recommendation of the Chief Executive Officer (for all NEOs other than the CEO).
Overall, 60% of each award is aligned with the Adjusted Diluted EPS target, 20% is based on meeting organic premium and service revenue targets, 20% is based on a combination of specific quality metrics and strategic goals of the overall company.
In 2025, we will continue to focus on long-term stockholder value through meeting our financial metrics that are measurable against key financial and operational priorities. We are focused on key initiatives related to profitable growth and talent & culture. As part of our quality objectives, we have goals that are tied to key Medicare and Medicaid quality metrics.
Centene Corporation

Executive Compensation	93
2025-2027 Long-Term Incentives
Our long-term incentive compensation is designed to attract and retain key executives, build an integrated management team, reward for innovation and appropriate risk-taking, balance short-term planning with long-term success and align executive and stockholder interests. This includes using adjusted pre-tax earnings margin, Medicare performance, and relative TSR. Annual grants are based on performance and are guided by market practices.
These long-term incentives take the form of the following:
•PSUs (60% of stock granted) that are based on meeting predetermined performance targets (average adjusted pre-tax earnings margins, Medicare performance, and a three-year relative TSR) vest at the end of the three-year performance period.
•RSUs (40% of stock granted) that vest ratably over three years.
Long-term incentives are provided through equity, ensuring that the maximum number of shares of common stock granted in any calendar year (excluding shares granted in connection with an acquisition) does not exceed a level associated with competitive practice. Excluding acquisitions, the Company does not annually grant equity compensation exceeding 2% of the outstanding shares of the Company. In 2024, our run rate was 0.7%. Due to growth of the Company, the competitive nature of our business and the necessity of retaining key management level employees, equity grants can be awarded to levels below senior executives. Annual PSU and RSU awards are granted in March to eligible employees but may also be approved at other times for a promotion, retention, a newly hired executive or as determined by the Compensation and Talent Committee.
Other Compensation Policies and Information
Individual Employment and Severance Agreements
The Company is party to employment agreements with each of Sarah M. London, Andrew L. Asher, and Kenneth J. Fasola. The Board has determined that it is in the best interests of the Company and our stockholders that such executives enter into employment agreements to ensure their commitment to individual duties, compliance with restrictive covenants and the continued dedication of the executive, notwithstanding the possibility, threat or occurrence of a termination of employment, in particular upon a change in control. The Board believes it is imperative to diminish the inevitable distraction of the executive by virtue of the personal uncertainties and risks created by a pending or threatened change in control, to encourage the executive's full attention and dedication to the Company and to provide the executive with compensation and benefits arrangements upon a change in control which (i) will satisfy the executive's compensation and benefits expectations and (ii) are competitive with those of other major corporations.
Ms. London is party to an employment agreement dated April 27, 2022, entered into in connection with her appointment to the role of CEO. Pursuant to an employment agreement dated April 28, 2022, Mr. Asher agreed to continue serving as our Chief Financial Officer. In an effort to further align our executives' compensation with the interests of stockholders and promote corporate best practices, Ms. London and Mr. Asher's employment agreements were amended on February 20, 2023, to eliminate multi-year guaranteed long-term compensation awards. Future long-term compensation awards shall be annually determined by the Compensation and Talent Committee in its sole discretion.
The Company entered into an employment agreement with Mr. Fasola on February 20, 2023, pursuant to which Mr. Fasola agreed to serve as our President. Mr. Fasola is adviser to the Company as of January 1, 2025, and is expected to retire as of July 1, 2025.
Under the terms of any employment agreement and under the Centene Corporation Amended and Restated Executive Severance and Change in Control Plan (the Executive Severance Plan), if any components or amounts payable under the agreement are deemed to be "excess parachute payments" within the meaning of Section 280G of the Code or similar provision, the amount shall be reduced to the extent necessary so that no amounts paid shall be deemed excess parachute payments or, if the net benefit is greater, no reduction will be made, however the executive will be required to pay any additional taxes. No agreement provides for an excise tax gross-up.
Proxy Statement 2025

94	Executive Compensation
In their respective agreements, the executives agree to non-competition and non-solicitation provisions that may extend through the first anniversary of termination of employment (for Ms. London, the period is 24 months). In the event of a termination due to a change in control, Ms. London's non-competition and non-solicitation period will be reduced to 12 months and Mr. Asher will no longer be subject to such covenants. For a further description of the material terms of the employment agreements with Ms. London and Messrs. Asher and Fasola, see the "Individual Employment Agreements" section.
Executive Severance Plan
Christopher A. Koster and Susan R. Smith are each subject to restrictive covenant agreements and eligible for benefits under the Company's Executive Severance Plan.
Under the Executive Severance Plan, if Mr. Koster or Ms. Smith undergoes a termination of employment without cause (other than a change in control termination), he or she will receive the following: (i) a lump sum equal to one times his/her base salary plus prorated target bonus; (ii) the Company portion of COBRA premiums for medical and dental benefits for 12 months; (iii) outstanding equity awards will continue to vest and stock option and stock appreciation rights will continue to be exercisable (if not expired by their terms) for 12 months, with PSUs vesting based on actual performance; and (iv) outplacement assistance for six months following the termination. If Mr. Koster or Ms. Smith undergoes a termination of employment without cause or for good reason within 24 months after a change in control (or a termination without cause during the six months prior to a change in control, if requested by a third party participating in or causing the change in control), he or she will receive the following: (i) a lump sum equal to two times his/her base salary plus two times his/her average bonus plus a prorated target bonus; (ii) the Company portion of COBRA premiums for medical and dental benefits for 18 months; (iii) outstanding equity awards will fully vest and become exercisable as of the date of termination, and stock option and stock appreciation rights will continue to be exercisable until the earlier to occur of 12 months after the change in control termination or the expiration date of the award, with any applicable performance goals deemed achieved at the greater of target or actual performance prior to the change in control; and (iv) outplacement assistance for 6 months following the termination. Additionally, Mr. Koster and Ms. Smith are subject to a non-competition and non-solicitation (of Company employees or customers) obligation, each for a period of 12 months after termination for any reason, as well as ongoing confidentiality requirements. The non-competition obligation does not apply if Mr. Koster or Ms. Smith undergoes a change in control termination.
Retirement Provisions
In addition, for all Company employees, Company awards include a qualified retirement definition. NEOs who are at least 55 years of age and have 10 years of employment at the time of retirement are eligible for the following:
•A pro-rated number of PSUs vesting at the end of the performance period, based on the amount of time employed during the vesting period and actual performance outcomes.
•One-year continuation of vesting of RSUs upon a qualified retirement.
•A pro-rated annual paid bonus, if employed for six months of the calendar year, paid at actual performance generally at the same time when bonuses are paid to other employees.
Mr. Asher is eligible for qualified retirement treatment. His employment agreement also provides for the acceleration of equity awards upon retirement.
Centene Corporation

Executive Compensation	95
Clawback Policy
We have adopted the Clawback Policy in compliance with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Pursuant to the Clawback Policy, in the event of an accounting restatement, any erroneously awarded compensation received during the three completed fiscal years prior to the accounting restatement (a) that is then-outstanding but has not yet been paid shall be automatically and immediately forfeited and (b) that has been paid to the executive officers shall be subject to reasonably prompt repayment to the Company. Recovery of any erroneously awarded compensation under the Clawback Policy is not dependent on fraud or misconduct by any person in connection with the accounting restatement.
Stock Ownership Guidelines
We utilize stock ownership guidelines for our NEOs, corporate officers and Board. We believe that ownership of our stock helps align the interests of our executives and stockholders and encourages executives to act in a manner that is expected to increase stockholder value. The stock ownership guidelines for our officers are as follows:

	Minimum Ownership Requirement as a Multiple of Base Salary
Chief Executive Officer	6	x
President & Executive Vice Presidents	3	x
Senior Vice Presidents	2	x
Business Unit Leaders & Other Corporate Executives	1	x
The Compensation and Talent Committee annually reviews the stock ownership levels of the Board and all officers. Future stock awards take into consideration the executive's level of attainment of the suggested stock ownership amount. The Compensation and Talent Committee may elect to award the annual incentive to an executive in stock instead of cash if the suggested stock ownership amount is not achieved.
In 2024, the Compensation and Talent Committee increased the minimum ownership requirements from 5x base salary to 6x base salary for the Chief Executive Officer and from 2.5x to 3x for the President and Executive Vice Presidents. This was based on benchmarking to market and to increase alignment between the executives and stockholders.
Shares owned directly by the officer (including those held as a joint tenant or as tenant in common), unvested RSUs, shares owned in a self-directed IRA, "phantom shares" held in the deferred compensation plan and certain shares owned or held for the benefit of a spouse or minor children are counted toward the guidelines. Options and unearned PSUs are not counted toward the ownership guidelines.
The Board has established a policy requiring executive officers to retain ownership of the shares received from the vesting or payout of any RSU and PSU awards granted under our stock incentive plan (net of any shares used to satisfy tax obligations) for one year following such vesting or payout. An executive may substitute the tax basis of the shares under restriction for other shares held outright.
As of the close of the last fiscal year and the date of this report, all NEOs subject to the ownership guidelines are in compliance with the guidelines. At $60.58 per share (the December 31, 2024 closing stock price), our NEOs held Company stock as of a multiple of their ending 2024 base salaries as follows:
Proxy Statement 2025

96	Executive Compensation
Stock Ownership Achievement

Minimum Ownership Requirement as a Multiple of Base Salary
Ownership as a Multiple of 2024 Base Salary
Stock ownership guidelines for members of our Board require them to own 7.5 times the annual cash retainer within five years of being appointed to the Board. As of December 31, 2024, all directors were in compliance with this requirement.
Insider Trading Policy
The Company maintains insider trading policies and procedures governing the purchase, sale, and/or other dispositions of the Company’s securities by directors, officers, and employees, as well as the Company itself, that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations, as well as NYSE listing standards. A copy of our insider trading policy was filed as Exhibit 19 to our Annual Report on Form 10-K.
Hedging and Pledging Policy
The Board maintains the Company's insider trading policy, which prohibits hedging and pledging of shares by all employees, including executive officers, consultants, contractors, members of the Board and any persons that reside in the same household as any of the foregoing persons. Our insider trading policy also prohibits members of the Board and any employees from engaging in short-term or speculative transactions involving our securities. Our insider trading policy provides that members of the Board and employees may not engage in short sales of our securities, including short sales "against the box," or purchase sales of puts or calls for speculative purposes. Our insider trading policy also strictly prohibits trading in call or put options involving Centene securities and other derivative securities and holding Centene securities in a margin account. The Board also maintains a policy regarding material nonpublic information, which sets forth prohibition against trading in Centene's securities and entering into or amending 10b5-1 plans during a specified period for certain employees and pre-clearance procedures for section 16 officers. As of March 14, 2025, all executive officers and directors were in compliance with these policies.
Centene Corporation

Executive Compensation	97
Deductibility of Executive Compensation
Section 162(m)(6), which was enacted as part of the Patient Protection and Affordable Care Act, amended the Code to limit the amount that certain healthcare insurers and providers, including the Company, may deduct for compensation to any employee in excess of $500,000 for a tax year beginning after December 31, 2012. This legislation does not create any exceptions for performance-based compensation and is not otherwise impacted by the adoption of the Tax Cuts and Jobs Act enacted on December 22, 2017. The Compensation and Talent Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation and Talent Committee believes such payments are appropriate and in the best interests of our stockholders, after taking into consideration changing business conditions and the performance of its employees. We were subject to the limitation in 2024.
Policies on the Timing of Equity Awards
Item 402(x) of Regulation S-K requires us to discuss our policies and practices on the timing of awards of options in relation to the disclosure by us of material nonpublic information. We historically do not strategically time long-term incentive awards in coordination with the release of material nonpublic information and have never had a practice of doing so. Accordingly, we do not consider the release of material nonpublic information in relation to the grant of such awards, and do not time such release for the purpose of affecting the value of execution compensation. In addition, we do not currently grant stock options or similar awards and have not granted any such awards since 2021. Our equity award accounting complies with GAAP in the United States and is transparently disclosed in our SEC filings.
Proxy Statement 2025

98	Executive Compensation
Compensation and Talent Committee Report
The Compensation and Talent Committee, comprised solely of independent directors, has reviewed and discussed the "Compensation Discussion and Analysis" with the Company's management. Based on this review and discussion, the Compensation and Talent Committee recommended to the Board of Directors that the "Compensation Discussion and Analysis" be included in this proxy statement on Schedule 14A and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2024.
COMPENSATION AND TALENT COMMITTEE
Christopher J. Coughlin, Chair
Monte E. Ford
Thomas R. Greco
Theodore R. Samuels
Centene Corporation

Executive Compensation	99
Executive Compensation Tables
Summary Compensation Table
The following table summarizes the compensation of our NEOs for the fiscal years ended December 31, 2024, 2023 and 2022. Additional descriptions of each component of compensation for our NEOs are included elsewhere in this proxy statement under the caption, "Compensation Discussion and Analysis."
For 2024, our NEOs included our Chief Executive Officer, Chief Financial Officer, Former President, Secretary and General Counsel, and Chief Operating Officer.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)[1]	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)[2]	All Other Compensation ($)[3]	Total ($)
Sarah M. London	2024	$1,400,000	$—	$14,630,132	—	$4,289,125	$282,891	$20,602,148
Chief Executive Officer	2023	1,400,000	—	13,573,031	—	3,298,600	285,335	18,556,966
	2022	1,359,038	—	7,624,974	—	4,041,866	220,569	13,246,447
Andrew L. Asher	2024	1,025,000	—	7,179,353	—	2,779,925	198,134	11,182,412
Chief Financial Officer	2023	1,025,000	—	6,539,668	—	2,320,263	27,133	9,912,064
	2022	1,007,115	—	5,999,942	—	2,687,777	44,376	9,739,210
Kenneth J. Fasola	2024	1,100,000	—	6,229,423	—	1,598,000	95,778	9,023,201
Former President/Strategic Advisor	2023	1,096,154	1,000,000	5,947,556	—	2,454,356	117,968	10,616,034
	2022	997,519	—	7,199,984	—	1,745,658	39,525	9,982,686
Christopher A. Koster	2024	750,000	—	2,920,884	—	1,352,250	40,404	5,063,538
Secretary and General Counsel	2023	750,000	—	2,591,281	—	1,424,100	78,956	4,844,337
	2022	747,115	—	—	—	1,627,452	47,961	2,422,528
Susan R. Smith	2024	696,154	—	1,654,307	—	1,099,923	72,068	3,522,452
Chief Operating Officer
1The amounts reported as Stock Awards and Option Awards for Mses. London and Smith, and Messrs. Asher, Fasola, and Koster, reflect the grant date fair value of grants made during the current year under the 2012 Stock Incentive Plan computed in accordance with FASB ASC 718. Note 15 of the Notes to the Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2024, describes the assumptions used to determine the grant date fair value for Company equity awards. There can be no assurance that the grant date fair value of Stock Awards and Option Awards will ever be realized.
Stock awards granted to the NEOs include PSUs. PSUs are disclosed at target value. The 2024 PSUs have a maximum payout of 200%. If the maximum performance metrics are achieved, the grant date fair value of the performance awards would be $19,355,209 for Ms. London, $9,498,046 for Mr. Asher, $8,241,417 for Mr. Fasola, $3,864,317 for Mr. Koster and $2,188,550 for Ms. Smith.
2The amounts shown in the Non-Equity Incentive Plan Compensation column include both the annual cash incentive and the Cash LTIP award payouts.
Proxy Statement 2025

100	Executive Compensation
3The following table shows the components of "All Other Compensation" for fiscal year 2024:

Name	401(k) Match ($)	Non-qualified Deferred Compensation Match ($)	Life Insurance ($)	Personal Security ($)[a]	Personal Aircraft Usage ($)[b]	Liability Insurance and Other ($)[c]	Total Other Compensation ($)
Sarah M. London	$10,350	$31,650	$25,000	$69,133	$143,854	$2,904	$282,891
Andrew L. Asher	10,350	71,522	15,000	98,358	—	2,904	198,134
Kenneth J. Fasola	7,615	25,385	15,000	—	45,048	2,730	95,778
Christopher A. Koster	5,192	17,308	15,000	—	—	2,904	40,404
Susan R. Smith	10,350	10,535	15,000	33,244	—	2,939	72,068

[a]Beginning in December 2024, we pay for costs related to personal security services for certain NEOs. Amounts reported herein represent the incremental cost to the Company for these services. Additional descriptions of security services for certain NEOs are included under "Compensation Discussion & Analysis - Other Benefits."

[b] For flights on corporate aircraft, the cost is calculated based on an average cost-per-flight-hour charge, which reflects the operating and periodic maintenance costs of the aircraft, crew travel expenses and other miscellaneous costs, and represents the incremental cost to the Company.

[c] "Liability Insurance and Other" includes $2,730 of liability insurance.

Centene Corporation

Executive Compensation	101
Grants of Plan-Based Awards Table
The following table provides information on 2024 grants of PSUs and RSUs under the 2012 Stock Incentive Plan as well as 2024 cash-based grants under the Annual Cash Incentive Plan to each of our NEOs. The grant date fair values and incremental fair value of these RSUs and PSUs are included in the Summary Compensation Table. The vesting provisions of the equity awards are included in the footnotes to the Outstanding Equity Awards at Fiscal Year-End Table.

Name	Grant Date	Date of Board Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]				All Other Stock Awards: Number of Shares of Stock or Units (#)[3]	Grant Date Fair Value of Stock and Option Awards ($)[4]
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Sarah M. London	2/16/2024	2/16/2024	$122,500	$2,450,000	$4,900,000	—	—		—	—	$—
	3/15/2024	3/7/2024	—	—	—	20,560	41,120	[5]	82,240	—	3,127,176
	3/15/2024	3/7/2024	—	—	—	19,955	39,910	[6]	79,820	—	3,035,156
	3/15/2024	3/7/2024	—	—	—	19,955	39,910	[7]	79,820	—	3,515,272
	3/15/2024	3/7/2024	—	—	—	—	—		—	65,122	4,952,528
Andrew L. Asher	1/26/2024	1/26/2024	64,063	1,281,250	2,562,500	—	—		—	—	—
	3/15/2024	3/7/2024	—	—	—	10,089	20,178	[5]	40,356	—	1,534,537
	3/15/2024	3/7/2024	—	—	—	9,793	19,585	[6]	39,170	—	1,489,439
	3/15/2024	3/7/2024	—	—	—	9,793	19,585	[7]	39,170	—	1,725,047
	3/15/2024	3/7/2024	—	—	—	—	—		—	31,957	2,430,330
Kenneth J. Fasola	1/26/2024	1/26/2024	68,750	1,375,000	2,750,000	—	—		—	—	—
	3/15/2024	3/7/2024	—	—	—	8,754	17,508	[5]	35,016	—	1,331,483
	3/15/2024	3/7/2024	—	—	—	8,497	16,994	[6]	33,988	—	1,292,394
	3/15/2024	3/7/2024	—	—	—	8,497	16,994	[7]	33,988	—	1,496,832
	3/15/2024	3/7/2024	—	—	—	—	—		—	27,728	2,108,714
Christopher A. Koster	1/26/2024	1/26/2024	37,500	750,000	1,500,000	—	—		—	—	—
	3/15/2024	3/7/2024	—	—	—	4,105	8,210	[5]	16,420	—	624,371
	3/15/2024	3/7/2024	—	—	—	3,984	7,968	[6]	15,936	—	605,966
	3/15/2024	3/7/2024	—	—	—	3,984	7,968	[7]	15,936	—	701,821
	3/15/2024	3/7/2024	—	—	—	—	—		—	13,001	988,726
Susan R. Smith	1/26/2024	1/26/2024	34,808	696,154	1,392,308	—	—		—	—	—
	3/15/2024	3/7/2024	—	—	—	2,325	4,649	[5]	9,298	—	353,556
	3/15/2024	3/7/2024	—	—	—	2,257	4,513	[6]	9,026	—	343,214
	3/15/2024	3/7/2024	—	—	—	2,257	4,513	[7]	9,026	—	397,505
	3/15/2024	3/7/2024	—	—	—	—	—		—	7,364	560,032
1The amounts shown in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns represent the range of the annual cash incentive awards as described in the section titled "Annual Cash Incentive Plan" in the Compensation Discussion and Analysis above.
2The amounts shown in the Estimated Future Payouts Under Equity Incentive Plan Awards columns represent the range of shares that may be earned at the end of the 2024-2026 performance period applicable to our PSUs assuming achievement of the relevant performance objectives.
3The amounts shown in the All Other Stock Awards column represent the RSUs described in the section titled "2024 Annual Long-Term Incentives" in the Compensation Discussion and Analysis above.
4The amounts shown in the Grant Date Fair Value of Stock Awards column represent the grant date fair value, measured in accordance with FASB ASC 718.
5Equity incentive grants contain a performance condition based upon our 2024-2026 Adjusted Pre-Tax Earnings Growth. For performance between the threshold and the target or the target and the maximum, the number of PSUs earned will be interpolated.
Proxy Statement 2025

102	Executive Compensation
6Equity incentive grants contain a performance condition based upon our 2024-2026 Average Adjusted Pre-Tax Earnings Margin. For performance between the threshold and the target or the target and the maximum, the number of PSUs earned will be interpolated.
7Equity incentive grants contain a performance condition based upon our 2024-2026 relative TSR. For performance between the threshold and the target or the target and the maximum, the number of PSUs earned will be interpolated. If the Company's absolute TSR for the performance period is negative, the payout will not exceed 100% of target.
Individual Employment Agreements
The following is a description of the material terms of the employment agreements with Ms. London and Messrs. Asher and Fasola. The terms of payments they would receive upon termination of employment and restrictive covenants are described in "Potential Payments Upon Termination or Change in Control."
Sarah M. London
Ms. London's employment agreement, dated April 27, 2022, as amended on February 20, 2023, provides for (i) an annual base salary for the years 2022 and 2023 of $1.4 million, (ii) an annual cash incentive bonus target of no less than 150% of base salary and (iii) long-term equity incentive awards with amounts and terms determined by the Compensation and Talent Committee.
Andrew L. Asher
Mr. Asher's employment agreement, dated April 28, 2022, as amended on February 20, 2023, provides for (i) an annual base salary of $1,025,000, (ii) an annual cash incentive bonus target of 125% of base salary and (iii) long-term equity incentive awards with amounts and terms determined by the Compensation and Talent Committee.
Kenneth J. Fasola
Mr. Fasola's employment agreement, dated February 20, 2023, provides for (i) an annual base salary of $1,100,000, (ii) an annual cash incentive bonus target of 125% of base salary, (iii) long-term equity incentive awards with amounts and terms determined by the Compensation and Talent Committee (with an aggregate grant date value of $6,025,000 for 2023) and (iv) a one-time $1,000,000 cash award paid in 2023, subject to an 18 month clawback that has lapsed.
Centene Corporation

Executive Compensation	103
Outstanding Equity Awards at Fiscal Year-End Table
The following table shows the number of shares covered by exercisable and unexercisable options and unvested RSUs and PSUs held by our NEOs on December 31, 2024.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)[1,2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[1,4]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[3]
Sarah M. London	—	—	13,449	$81.85	12/15/2031	[5]	163,027	$9,876,176	262,043	$15,874,565
Andrew L. Asher	—	—	13,449	81.85	12/15/2031	[5]	91,270	5,529,137	127,333	7,713,833
Kenneth J. Fasola	—	—	—	—	—		81,960	4,965,137	113,326	6,865,289
Christopher A. Koster	—	—	15,690	81.85	12/15/2031	[5]	31,253	1,893,307	51,085	3,094,729
Susan R. Smith	—	—	—	—	—		26,297	1,593,072	23,326	1,413,089
1Upon the occurrence of a change in control and subsequent termination, any unvested RSUs and PSUs will vest, with the PSUs vesting at the greater of the actual or target level of performance.
2 The amounts in this column represent the number of shares of unvested RSUs granted in 2022, 2023 and 2024 and the number of PSUs vesting in 2025 for the 2022-2024 PSU performance period at their actual payout amount. As of December 31, 2024, the relevant performance conditions had been satisfied, but the awards did not vest until February 4, 2025, or will not vest until April 26, 2025, as applicable.
3Determined with reference to $60.58, the closing stock price of a share of Centene common stock on December 31, 2024.
4The amounts in this column represent the target number of PSUs granted to our NEOs in 2023 and 2024. The PSUs will vest or be forfeited based on whether the applicable three-year performance metrics are attained.
5Performance Stock Option granted on December 15, 2021, may become exercisable on or after the third anniversary of the grant date if the average closing price of CNC's common stock equals or exceeds $100 per share for 20 consecutive trading days following the grant date.
Proxy Statement 2025

104	Executive Compensation
These unvested equity grants are detailed by vesting date in the table below.

Name	Vesting Date	Restricted Stock Units	Performance Stock Units Granted in 2021[a]	Performance Stock Units Granted in 2022[a]	Performance Stock Units Granted in 2023	Performance Stock Units Granted in 2024
Sarah M. London	2/4/2025	—	7,356	39,896	—	—
	3/15/2025	47,033	—	—	—	—
	3/15/2026	47,034	—	—	141,103	—
	3/15/2027	21,708	—	—	—	120,940
Andrew L. Asher	2/4/2025	—	7,356	—	—	—
	3/15/2025	22,855	—	—	—	—
	4/26/2025	11,784	—	15,767	—	—
	3/15/2026	22,855	—	—	67,985	—
	3/15/2027	10,653	—	—	—	59,348
Kenneth J. Fasola	1/19/2025	17,792	—	—	—	—
	2/4/2025	—	—	9,507	—	—
	3/15/2025	25,077	—	—	—	—
	3/15/2026	20,341	—	—	61,830	—
	3/15/2027	9,243	—	—	—	51,496
Christopher A. Koster	2/4/2025	—	8,582	—	—	—
	3/15/2025	9,168	—	—	—	—
	3/15/2026	9,169	—	—	26,939	—
	3/15/2027	4,334	—	—	—	24,146
Susan R. Smith	3/15/2025	2,454	—	—	—	—
	6/15/2025	17,200	—	—	—	—
	3/15/2026	2,455	—	—	9,651	—
	6/15/2026	1,733	—	—	—	—
	3/15/2027	2,455	—	—	—	13,675

[a]These columns include the unvested PSUs granted for the 2022-2024 performance period. The number of PSUs reported in these columns reflects the number of shares earned for the 2022-2024 performance period, but the awards did not vest until February 4, 2025, or will not vest until April 26, 2025, as applicable.

Option Exercises and Stock Vested Table
The following table shows the number of shares of our stock acquired by our NEOs in 2024 upon vesting of RSUs or PSUs. No option awards were exercised by our NEOs in 2024.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Sarah M. London	—	$—	188,327	$13,580,002
Andrew L. Asher	—	—	83,460	6,171,254
Kenneth J. Fasola	—	—	106,266	7,796,023
Christopher A. Koster	—	—	45,373	3,259,187
Susan R. Smith	—	—	17,200	1,185,596
Centene Corporation

Executive Compensation	105
Non-qualified Deferred Compensation Table
Under the Company's Deferred Compensation Plan, the NEOs may contribute a designated percentage of salary and/or bonus into the plan which serves as an excess savings plan due to tax limitations under our tax qualified 401(k) plan. The following table shows the change in the Non-qualified Deferred Compensation balances for our NEOs who participated for the fiscal year ended December 31, 2024:

Name	Executive Contributions in Last FY ($)[1]	Registrant Contributions in Last FY ($)[2]	Aggregate Earnings (Losses) in Last FY ($)[3]	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)[4]
Sarah M. London	$84,000	$31,650	$40,974	$—	$858,665
Andrew L. Asher	177,316	71,522	415,079	—	2,317,160
Kenneth J. Fasola	66,000	25,385	(32,309)	—	370,355
Christopher A. Koster	75,000	17,308	217,456	—	1,537,340
Susan R. Smith	41,769	10,535	3,787	—	56,091
1Executive contributions were included in the Salary and/or Non-Equity Incentive Plan Compensation columns in the Summary Compensation Table to the extent the executive was named in the proxy statement in the fiscal year in which such contributions were earned.
2All registrant contributions are included in the All Other Compensation column in the Summary Compensation Table for 2024.
3The Company does not pay above market interest or preferential dividends on investments in the Deferred Compensation Plan. Investment options in the Deferred Compensation Plan are substantially the same as the 401(k) plan, with the exception of the investment in Centene common stock. The returns on the investments available to employees during 2024 ranged from -18.4% to 35.8%, with a median return of 11.4% for the year ended December 31, 2024.
4The amounts shown in the Aggregate Balance at Last Fiscal Year-End column include amounts the Company owes these individuals for salaries and incentive compensation they earned in prior years but did not receive because they elected to defer receipt of it until a later time. For prior years, all amounts contributed by a NEO in such years have been reported in the Summary Compensation Table in our previously filed proxy statements in the year earned, to the extent the executive was named in such proxy statements and the amounts were so required to be reported in such tables. The amounts reported in the Summary Compensation Table for the years ended December 31, 2024, 2023 and 2022 are summarized below.

Name	2024 Summary Compensation Table ($)	2023 Summary Compensation Table (S)	2022 Summary Compensation Table (S)
Sarah M. London	$115,650	$100,604		$388,618
Andrew L. Asher	133,022	115,816		18,339
Kenneth J. Fasola	91,385	42,470		237,258
Christopher A. Koster	92,308	129,656		139,020
Susan R. Smith	52,304	—	[1]	—	[1]
1Ms. Smith was not a Named Executive Officer in the Company's 2023 proxy statement and was not an employee during 2022.
Proxy Statement 2025

106	Executive Compensation
Potential Payments Upon Termination or Change in Control
As previously discussed, Ms. London and Messrs. Asher and Fasola are party to employment agreements, pursuant to which they will receive severance payments and benefits upon certain terminations of employment. Mr. Koster and Ms. Smith are not party to individual employment agreements providing for severance, and instead, are party to the Executive Severance Plan.
Sarah M. London
Upon a termination without cause, with good reason or due to the Company's non-renewal of Ms. London's term, absent a change in control, Ms. London will receive the following payments and benefits: (i) an amount equal to two times the sum of base salary and the greater of target annual bonus then in effect or the average of the annual bonuses earned for the two most recent calendar years for which a bonus had been determined, (ii) a prorated annual bonus, (iii) 24 months of medical coverage, (iv) continued vesting of performance-vested restricted stock units granted on March 29, 2022, and (v) immediate acceleration of the vesting of all other time-vested equity and equity-based awards that would otherwise vest during the 24 month period following the termination, pro-rata vesting and payment of all other performance-based awards based upon adding an additional 24 months service and the greater of target or Company performance. Upon a termination without cause, with good reason or due to the non-renewal of Ms. London's term within 2 years following or 120 days prior to a change in control, Ms. London will receive the following payments and benefits: (a) an amount equal to 2.99 times the sum of base salary and the greater of target annual bonus then in effect or the average of the annual bonuses earned for the two most recent calendar years for which a bonus had been determined, (b) a prorated annual bonus, (c) 36 months of medical coverage and (d) full vesting of any outstanding equity or equity-based awards. Upon a termination due to death or disability, Ms. London will receive the same benefits as with good reason or due to non-renewal except for the benefit described in (i) above. Under her employment agreement, Ms. London is required to execute a general release and waiver of claims against the Company and to resign from her position upon termination of her employment for any reason in order to receive any severance payments. Ms. London is subject to a non-competition provision, a non-solicitation (of Company employees) obligation and an obligation not to interfere with Company customer relationships for a period of 24 months after termination for any reason (or in the event of a change in control, 12 months). Additionally, Ms. London is subject to ongoing non-disparagement and confidentiality requirements.
Andrew L. Asher
Upon a termination without cause, with good reason absent a change in control, or due to death or disability, Mr. Asher will receive the following payments and benefits: (i) an amount equal to annual base salary, (ii) a prorated annual bonus, (iii) 12 months of medical coverage and (iv) acceleration of the vesting of any cash award granted in 2021, vesting of RSUs and PSUs, and an additional year of service for outstanding cash awards. Mr. Asher is eligible for qualified retirement, which allows for the vesting of outstanding RSUs and PSUs as previously described on page 96. Upon a termination without cause or with good reason within 2 years following or 120 days prior to a change in control, Mr. Asher will receive the following payments and benefits: (a) an amount equal to two times the sum of base salary and the average of the last two annual bonuses, (b) a prorated target bonus, (c) 18 months of medical coverage and (d) full vesting of any outstanding equity or equity-based awards. Under his employment agreement, Mr. Asher is required to execute a general release and waiver of claims against the Company and to resign from his position upon termination of his employment for any reason in order to receive any severance payments. Mr. Asher is subject to a non-competition provision and a non-solicitation (of Company employees or customers) obligation for a period of 12 months after termination for any reason (other than if a change in control occurs). Additionally, Mr. Asher is subject to ongoing non-disparagement and confidentiality requirements.
Centene Corporation

Executive Compensation	107
Kenneth J. Fasola
Upon a termination without cause, with good reason or due to death or disability, absent a change in control, Mr. Fasola will receive the following payments and benefits: (i) an amount equal to annual base salary, (ii) a prorated annual bonus, (iii) 12 months of medical coverage, (iv) the continued vesting of all long-term incentive compensation awards pursuant to their terms, (v) continued vesting of all long-term compensation granted after February 20, 2023 without proration and (vi) six months of outplacement services. Upon a termination without cause, with good reason or due to death or disability within 2 years following or 120 days prior to a change in control, Mr. Fasola will receive the following payments and benefits: (a) an amount equal to two times the sum of base salary and the average of the last two annual bonuses, (b) a prorated target bonus, (c) 18 months of medical coverage and (d) full vesting of any outstanding equity or equity-based awards. Upon a termination of employment by the Company or by the executive whether voluntary or involuntary (other than for cause), Mr. Fasola will receive full vesting of all long-term compensation granted after February 20, 2023. Under his employment agreement, Mr. Fasola is required to execute a general release and waiver of claims against the Company and to resign from his position upon termination of his employment for any reason in order to receive any severance payments. Mr. Fasola is subject to a non-competition provision and a non-solicitation (of Company employees or customers) obligation for a period of 12 months after termination for any reason. Additionally, Mr. Fasola is subject to ongoing non-disparagement and confidentiality requirements.
Christopher A. Koster and Susan R. Smith
Mr. Koster and Ms. Smith are covered by the Company's Executive Severance Plan. Under the Executive Severance Plan, upon a termination other than for cause, Mr. Koster and Ms. Smith will receive (i) a lump sum equal to one times base salary plus prorated target bonus, (ii) 12 months of medical coverage and (iv) 12 months of continued vesting of the executive's existing equity awards. Upon a termination other than for cause or for good reason within 24 months following a change in control, Mr. Koster and Ms. Smith will receive (a) a lump sum equal to two times base salary plus two times the average of the executive's last two annual bonuses and prorated target bonus (b) 18 months of medical coverage and (c) full vesting of any outstanding equity awards, including stock options. Additionally, Mr. Koster and Ms. Smith are subject to a non-competition and non-solicitation (of Company employees or customers) obligation, each for a period of 12 months after termination for any reason, as well as ongoing confidentiality requirements. The non-competition obligation does not apply if Mr. Koster or Ms. Smith undergoes a change in control termination.
Retirement Provisions
As of December 31, 2024, Mr. Asher is eligible for qualified retirement treatment as described in the Other Compensation Policies and Information section under Compensation Discussion and Analysis.
Termination and Change-in-Control Tables
The section below describes the payments that may be made to our NEOs upon termination or a change in control. Our NEOs may also be entitled to payments under the Company's Deferred Compensation Plan as set forth in the Non-qualified Deferred Compensation Table section above.
The amounts presented below assume the termination or change in control occurred as of December 31, 2024, based on the employment agreements and the Executive Severance Plan in place at December 31, 2024, in accordance with the applicable SEC rules. The change in control cash payments are subject to the conditions of the "double-trigger" criteria in each of the NEO's employment agreement or Executive Severance Plan, meaning they are only entitled to payment if there is a change in control and the executive officer's employment is terminated without "cause" or the executive officer terminates his or her employment for "good reason" within twenty-four months of the change in control. The equity award acceleration amounts below were calculated using the closing price of our common stock on December 31, 2024 of $60.58. In the Change in Control column, the Cash LTIP and PSU awards are generally included at the greater of the target or actual level of performance as of December 31, 2024. Our equity award agreements include a "double-trigger" provision, which provides for accelerated vesting only if there is a change in control and the executive officer's employment is terminated without "cause" or the executive officer terminates his or her employment for "good reason" within twenty-four months of the change in control.
Proxy Statement 2025

108	Executive Compensation

Sarah M. London
Executive Benefits and Payments Upon Terminations	Voluntary Termination/ Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Death ($)	Disability ($)	Termination Following a Change in Control ($)
Cash Severance	$—	$9,276,466	$—	$—	$—	$13,914,699
Pro rata Bonus Payment	—	3,238,233	—	3,238,233	3,238,233	3,238,233
Unvested RSUs and PSUs	—	24,378,664	—	24,378,664	24,378,664	29,306,484
Cash LTIP	—	1,875,000	—	1,875,000	1,875,000	1,875,000
Welfare Benefits Values	—	49,174	—	1,139,174	49,174	73,761

Andrew L. Asher
Executive Benefits and Payments Upon Terminations	Voluntary Termination/ Retirement ($)	Involuntary Not for Cause Termination or Voluntary with Good Reason ($)	For Cause Termination ($)	Death ($)	Disability ($)	Termination Following a Change in Control ($)
Cash Severance	$—	$1,025,000	$—	$1,025,000	$1,025,000	$6,057,840
Pro rata Bonus Payment	2,562,500	2,562,500	—	2,562,500	2,562,500	1,281,250
Unvested RSUs and PSUs	8,960,872	8,960,872	—	8,960,872	8,960,872	14,983,009
Cash LTIP	217,425	217,425	—	975,000	975,000	975,000
Welfare Benefits Values	—	24,587	—	454,587	24,587	474,832
Outplacement	—	25,000	—	—	—	—

Kenneth J. Fasola
Executive Benefits and Payments Upon Terminations	Voluntary Termination/ Retirement ($)	Involuntary Not for Cause Termination or Voluntary with Good Reason ($)	For Cause Termination ($)	Death ($)	Disability ($)	Termination Following a Change in Control ($)
Cash Severance	$—	$1,100,000	$—	$1,100,000	$1,100,000	$5,768,014
Pro rata Bonus Payment	—	1,375,000	—	1,375,000	1,375,000	1,375,000
Unvested RSUs and PSUs	6,038,069	7,978,810	—	8,694,260	8,694,260	12,545,876
Cash LTIP	—	223,000	—	1,000,000	1,000,000	1,000,000
Welfare Benefits Values	—	8,380	—	158,380	8,380	169,656
Outplacement	—	25,000	—	—	—	—
Centene Corporation

Executive Compensation	109

Christopher A. Koster
Executive Benefits and Payments Upon Terminations	Voluntary Termination/ Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Death ($)	Disability ($)	Termination Following a Change in Control ($)
Cash Severance	$—	$1,500,000	$—	$—	$—	$4,554,952
Unvested RSUs and PSUs	—	1,075,318	—	2,899,990	2,899,990	5,633,879
Cash LTIP	—	167,250	—	750,000	750,000	750,000
Welfare Benefits Values	—	23,462	—	340,000	—	35,192
Outplacement	—	25,000	—	—	—	25,000

Susan R. Smith
Executive Benefits and Payments Upon Terminations	Voluntary Termination/ Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Death ($)	Disability ($)	Termination Following a Change in Control ($)
Cash Severance	$—	$1,400,000	$—	$—	$—	$3,500,000
Unvested RSUs and PSUs	—	1,190,639	—	1,158,593	1,158,593	3,006,161
Welfare Benefits Values	—	24,225	—	250,000	—	36,338
Outplacement	—	25,000	—	—	—	25,000
Proxy Statement 2025

110	Executive Compensation
Pay Versus Performance
The following table illustrates the relation between executive compensation and certain Company performance metrics for the fiscal years ended December 31, 2024, 2023, 2022, 2021 and 2020. Amounts disclosed below reflect compensation to our Principal Executive Officers (PEO) and Non-PEO Named Executive Officers (Non-PEO NEO), including compensation reflected on the Summary Compensation Table (SCT) and Compensation Actually Paid (CAP). Performance metrics include TSR for the Company, TSR for the S&P Health Care Index effective as of December 31, 2024, Company Net Income and Adjusted Diluted EPS, which is the measure selected by the Company as the most important financial metric for determining CAP in the current year. Additional description of Compensation Actually Paid is outlined in a footnote to the table below.

Year	Summary Compensation Table Total for First PEO[1] ($)	Summary Compensation Table Total for Second PEO[2] ($)	Compensation Actually Paid to First PEO[1,3] ($)	Compensation Actually Paid to Second PEO[2,3] ($)	Average Summary Compensation Table Total for Non-PEO NEO[4] ($)	Average Compensation Actually Paid to Non-PEO NEO [4,5] ($)	Value of Initial Fixed $100 Investment Based On:
							Total Shareholder Return ($)	Peer Group Total Shareholder Return[6] ($)	Net Income ($)	Adjusted Diluted EPS[7] ($)
2024	$20,602,148	$—	$5,380,644	$–	$7,197,901	$2,470,464	$96.36	$146.87	$3,305	$7.17
2023	18,556,966	—	13,968,419	—	7,571,326	6,661,957	118.04	143.18	2,702	6.68
2022	13,246,447	7,599,513	12,622,902	6,829,908	6,659,921	6,508,126	130.44	140.29	1,202	5.78
2021	—	20,637,990	—	42,314,846	9,904,692	8,682,563	131.06	143.09	1,347	5.15
2020	—	24,956,777	—	24,990,265	8,575,674	8,110,409	95.48	113.45	1,808	5.00
1Represents compensation for Ms. London, the Company's current CEO.
2Represents compensation for Mr. Neidorff, the Company's former CEO.
3PEO Compensation Actually Paid. The amounts in the following table represent each of the amounts deducted and added to the equity award values for the PEOs for 2024 for purposes of computing the "compensation actually paid" amounts appearing in this column of the Pay Versus Performance table:

2024
PEO Summary Compensation Table Total	$20,602,148
SCT "Stock Awards Total" column value	(14,630,132)
Year-end fair value of outstanding equity awards granted in applicable year	9,182,403
Change in fair value of outstanding equity awards granted in prior years	(9,378,030)
Change in fair value of prior-year equity awards vested in applicable year	(395,745)
PEO Compensation Actually Paid	$5,380,644
4Non-PEO NEOs for the applicable years were as follows: 2024 - Andrew Asher, Kenneth Fasola, Christopher Koster and Susan Smith; 2023 - Andrew Asher, Kenneth Fasola, Christopher Koster, David Thomas and James Murray; 2022 - Andrew Asher, Kenneth Fasola, Christopher Koster, Brent Layton, James Murray and David Thomas; 2021 - Andrew Asher, Jesse Hunter, Christopher Koster, Brent Layton, Sarah London and Jeffrey Schwaneke; and 2020 - Mark Brooks, Kenneth Burdick, Brandy Burkhalter, Jesse Hunter and Jeffrey Schwaneke.
5Average Non-PEO NEO Compensation Actually Paid. The amounts in the following table represent each of the amounts deducted and added to the equity award values for the non-PEO NEOs for 2024 for purposes of computing the "compensation actually paid" amounts appearing in this column of the Pay Versus Performance table:

2024
Average Non-PEO NEO Summary Compensation Table Total	$7,197,901
SCT "Stock Awards Total" column value	(4,495,992)
Year-end fair value of outstanding equity awards granted in applicable year	2,821,839
Change in fair value of outstanding equity awards granted in prior years	(2,971,254)
Change in fair value of prior-year equity awards vested in applicable year	(82,030)
Average Non-PEO NEO Compensation Actually Paid	$2,470,464
6Represents the TSR for the S&P Health Care Index.
Centene Corporation

Executive Compensation	111
7The Company has identified Adjusted Diluted EPS, a non-GAAP measure, as our company-selected measure, as it represents the most important financial performance measure used to link compensation actually paid to the PEO and the non-PEO NEOs in 2024 to the Company's performance. See Appendix A for reconciliation of non-GAAP measures.
The graphs below describe the relationship between the PEO and Non-PEO NEOs' Compensation Actually Paid to the Company's TSR, Net Income and Adjusted Diluted EPS.
Compensation Actually Paid
vs. TSR

CAP to Second PEO ($ in millions)
CAP to First PEO ($ in millions)
Average Compensation Actually Paid to Non-PEO NEOs ($ in millions)
Company TSR
S&P Health Care Index TSR
Compensation Actually Paid
vs. Net Income

CAP to Second PEO ($ in millions)
CAP to First PEO ($ in millions)
Average Compensation Actually Paid to Non-PEO NEOs ($ in millions)
Net Income ($ in billions)

Proxy Statement 2025

112	Executive Compensation
Compensation Actually Paid
vs. Adjusted Diluted EPS1

CAP to Second PEO ($ in millions)
CAP to First PEO ($ in millions)
Average Compensation Actually Paid to Non-PEO NEOs ($ in millions)
Adjusted Diluted EPS
[1]	Represents non-GAAP measure. Refer to Appendix A for reconciliation of non-GAAP measures.
The following table lists the five financial performance measures that we believe represent the most important performance measures we used during 2024 to link compensation actually paid to our NEOs to our performance:

Most Important Performance Measures
Adjusted Diluted EPS	Adjusted Net Earnings Margin	Total Shareholder Return (TSR)
Adjusted Pre-tax Margin	Revenue Growth Compound Annual Growth
Centene Corporation

Executive Compensation	113
CEO to Median Employee Pay Ratio Information
Pursuant to Item 402(u) of Regulation S-K, we have included below a disclosure of the ratio of the median employee's annual total compensation to the annual total compensation of our CEO, Ms. London. Since the applicable SEC rules allow companies to use a variety of methods to determine this ratio, the ratio disclosed by the Company may not be comparable to the ratio disclosed by other companies.
Ms. London's annual total compensation for the year ended December 31, 2024 was $20,612,148, which reflects the amount reported in the Summary Compensation Table, plus $10,000 of the Company-paid portion of Ms. London's medical plan premiums. The annual total compensation for the median employee for the year ending December 31, 2024 was $91,902, inclusive of $10,000 of the Company-paid portion of the employee's medical plan premiums. Ms. London's annual total compensation was 224 times that of our median employee's pay.
We determined the median employee by examining the total cash compensation for individuals, excluding our CEO, who were employed by the Company as of October 11, 2024. During this analysis, the compensation for employees hired during the year was annualized. We included all employees, whether employed on a full-time or part-time basis, except for approximately 100 employees who had anomalous pay characteristics. This resulted in 59,378 employees being included in our median employee calculation.
After identifying the median employee, we calculated annual total compensation of the employee using the same methodology used for our NEOs within the Summary Compensation Table of this proxy statement, plus company-paid medical plan premiums capped at $10,000.
Proxy Statement 2025

114	Proposal 3 - Ratification of Appointment of Independent Registered Public Accounting Firm

3 PROPOSAL	Ratification of Appointment of Independent Registered Public Accounting Firm

KPMG LLP audited our financial statements for the fiscal year ended December 31, 2024. The Audit and Compliance Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit our financial statements. The Audit and Compliance Committee has appointed KPMG LLP to serve as our independent registered public accounting firm for the current fiscal year, and we are asking stockholders to ratify this appointment.
KPMG LLP has been retained as our external auditor continuously since 2005. The Audit and Compliance Committee believes the continued retention of KPMG LLP to serve as our independent registered public accounting firm is in the best interests of the Company and our stockholders, because of the quality of accounting firm, the level of service provided by the firm, its efficient and innovative audit processes and competitive fee structure.
Stockholder ratification of this selection is not required by our By-laws or other applicable legal requirements. Our Board of Directors is, however, submitting the selection of KPMG LLP to stockholders for ratification as a matter of good corporate practice. In the event that stockholders fail to ratify the selection, the Audit and Compliance Committee will consider whether or not to retain that firm. Even if the selection is ratified, the Audit and Compliance Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit and Compliance Committee believes that a change would be in the best interests of the Company and our stockholders.
We expect that representatives of KPMG LLP will be present at our Annual Meeting of Stockholders to answer appropriate questions. They will have the opportunity to make a statement if they desire to do so.
The affirmative vote of the holders of a majority of the votes cast at the meeting is being sought to ratify the selection of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

The Board recommends that stockholders vote "FOR" the ratification of the selection of KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

Centene Corporation

Proposal 3 - Ratification of Appointment of Independent Registered Public Accounting Firm	115
Evaluation of the Independent Auditor
The Audit and Compliance Committee regularly considers the independence, qualifications, compensation and performance of its independent auditor. The Audit and Compliance Committee considered the following factors in its annual review and determination of whether to retain KPMG LLP as the Company's independent auditor during 2025.

Quality of the Independent Audit Firm and Audit Process

•The risks associated with the independent audit firm based on their financial stability, compliance with applicable laws and professional standards, pending litigation or judgments against the independent audit firm and results of applicable independent audit firm inspections.
•Results of the most recent PCAOB inspection report.

Level of Service Provided by the Independent Audit Firm

•Results of annual satisfaction surveys distributed to management with high interactions with the independent audit firm as well as the Audit and Compliance Committee.
•Open access and engagement with KPMG subject matter experts providing valuable insights on matters important to the Company.

Good Faith Negotiation of Fees

•Robust fee negotiation process resulting in rationalization of fees through identification of areas of opportunity and improvement, including the use of technology.
•Review of fees incurred for reasonableness against the annually approved fees and reported current fee estimates provided to the Committee.

Proxy Statement 2025

116	Proposal 3 - Ratification of Appointment of Independent Registered Public Accounting Firm
Independence and Tenure
The committee engaged in an assessment of KPMG's independence controls through the provision of its required communications. Representatives of KPMG will participate in the annual meeting to answer questions and will have the opportunity to make a statement.
KPMG LLP has served as the Company's independent auditor since 2005. In considering the independence and tenure of KPMG as our independent auditor, the Audit and Compliance Committee carefully considers the benefits of auditor experience in light of the robust controls in place to safeguard independence.

Benefits of Tenure	Key Independence Controls

•Enhanced Audit Quality. KPMG's deep familiarity with the healthcare insurance industry and Centene's business and operations, accounting policies and practices and internal controls over financial reporting is valuable to the Company and its stockholders. Their institutional knowledge and experience is balanced by the fresh perspective delivered by changes in the audit team resulting from mandatory audit partner rotation and routine turnover with the team that provides for new perspectives while still keeping the historic understanding of the Company.
•Continuity. Changing independent auditors, without reasonable cause, would require management to devote significant resources and time to educating a new independent auditor to reach a comparable level of familiarity with our business and control framework, potentially distracting from management's focus on financial reporting and controls.
•Efficient Audit Plans. KPMG's knowledge of our business and control framework allows them to develop and implement efficient and innovative audit processes, enabling the provision of services for fees considered by the committee to be competitive.

•Committee Oversight. The Audit and Compliance Committee and its chair hold regular private sessions with the independent auditor; the Audit and Compliance Committee regularly discusses with the independent auditor the scope of their audit; the Committee reviews with the independent auditor any problems or difficulties they may have encountered. Additionally, on at least an annual basis, KPMG provides the Committee reports regarding their independence.
•Lead Partner Rotation. Under current legal requirements, the lead engagement partner for the independent audit firm may not service in that role for more than five consecutive fiscal years, and the Audit and Compliance Committee ensures the regular rotation of the audit engagement team partner as required by law. The Audit and Compliance Committee has been directly involved in the appointment of a new lead engagement partner for 2025 and has planned ahead to help ensure a smooth transition.
•Limits on Non-audit Services. The Audit and Compliance Committee has exclusive authority to pre-approve non-audit services and determine whether such services are consistent with auditor independence.
•Independence Assessment. On at least an annual basis, KPMG provides the Audit and Compliance Committee reports regarding independence, conducts periodic internal reviews of its audit and other work and assesses the adequacy of partners and other staff serving the Company's account consistent with independence requirements.

Centene Corporation

Proposal 3 - Ratification of Appointment of Independent Registered Public Accounting Firm	117
Independent Registered Public Accounting Firm Fees & Services
The following table discloses the aggregate fees for services related to 2024 and 2023 by KPMG LLP, our independent registered public accounting firm ($ in thousands):

	KPMG
	2024	2023
Audit Fees	$13,665	$13,303
Audit-Related Fees	1,465	1,455
Tax Fees	5	4
All Other Fees	—	—
Audit-related fees in 2024 and 2023 consist primarily of fees for operational control reviews.
The Audit and Compliance Committee is responsible for the audit fee negotiations associated with our retention of KPMG LLP. When assessing services rendered by our auditor and evaluating the quality of their work, the Audit and Compliance Committee considers a variety of factors, including: independence, insight provided to the Audit and Compliance Committee, ability to meet deadlines and respond to issues, management feedback and relative costs of services.
Audit and Non-Audit Services Pre-Approval Policy
The Audit and Compliance Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy that is designed to assure that the services performed for us by our independent registered public accounting firm do not impair its independence from the Company. This policy sets forth guidelines and procedures the Audit and Compliance Committee follows when retaining an independent registered public accounting firm to perform audit, audit-related, tax and other services. The policy provides detailed descriptions of the types of services that may be provided under these four categories and also sets forth a list of services that our independent registered public accounting firm may not perform for us.
Prior to engagement, the Audit and Compliance Committee pre-approves the services and fees of the independent registered public accounting firm within each of the above categories. During the year, it may become necessary to engage the independent registered public accounting firm for additional services not previously contemplated as part of the engagement. In those instances, the Audit and Non-Audit Services Pre-Approval Policy requires that the Audit and Compliance Committee specifically approve the services prior to the independent registered public accounting firm's commencement of those additional services. Under the Audit and Non-Audit Services Pre-Approval Policy, the Audit and Compliance Committee has delegated the ability to pre-approve audit and non-audit services to the Audit and Compliance Committee chairman, provided the chairman reports any pre-approval decision to the Audit and Compliance Committee at its next scheduled meeting. The policy does not provide for a de minimis exception to the pre-approval requirements. Accordingly, all of the 2024 and 2023 fees described above were pre-approved by the Audit and Compliance Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy.
Proxy Statement 2025

118	Proposal 3 - Ratification of Appointment of Independent Registered Public Accounting Firm
Audit and Compliance Committee Report
The Audit and Compliance Committee operates under a written charter adopted by the Board of Directors. The charter outlines the Audit and Compliance Committee's duties and responsibilities. The Audit and Compliance Committee reviews the charter annually and works with the Board to amend the charter, as necessary, based on the Audit and Compliance Committee's evolving responsibilities. The Audit and Compliance Committee charter is available on the Company's website at investors.centene.com.
The Audit and Compliance Committee consists of five non-employee directors. Each member of the Audit and Compliance Committee is an independent director under the SEC rules for audit committees and "financially literate" under New York Stock Exchange standards. Each of Jessica L. Blume, Christopher J. Coughlin, Wayne S. DeVeydt and Kenneth Y. Tanji is an "audit committee financial expert" under SEC rules. The Audit and Compliance Committee assists the Board in its oversight of the integrity of the Company's financial statements, the qualifications and independence of the Company's independent auditor and the performance of the Company's internal audit function and independent registered public accountant and the Company's compliance with legal and regulatory requirements. Specifically, the Audit and Compliance Committee has responsibility for providing independent, objective oversight of the accounting and financial reporting process of the Company. These responsibilities include:
•appointing, evaluating and retaining the independent registered public accounting firm, which reports directly to the Audit and Compliance Committee;
•reviewing and discussing with the auditing firm, and recommending that the Board include, the audited financial statements in the Company's Annual Report on Form 10-K;
•reviewing the Company's other financial disclosures; and
•assisting the Board in its oversight of the Company's internal control over financial reporting, disclosure controls and procedures, code of business ethics and conduct and the performance of the Company's internal audit function.
Management is responsible for the preparation of the Company's financial statements and the overall reporting process, for maintaining adequate internal control over financial reporting and, with the assistance of the Company's internal auditors, for assessing the effectiveness of the Company's internal control over financial reporting. The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's financial statements in accordance with the standards of the Public Company Accounting Oversight Board (the PCAOB), expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles in the United States of America and auditing management's assessment of the effectiveness of internal control over financial reporting. KPMG LLP has served as the Company's independent registered public accounting firm since 2005.
Management represented to the Audit and Compliance Committee that the financial statements were prepared in accordance with generally accepted accounting principles and that there were no material weaknesses in its internal control over financial reporting. The Audit and Compliance Committee met and held discussions with management and KPMG LLP to review and discuss the financial statements and the Company's internal control over financial reporting. The Audit and Compliance Committee has also discussed with KPMG LLP the firm's judgments as to the quality and the acceptability of the Company's financial reporting and such other matters as are required to be discussed by the applicable requirements of the PCAOB and the SEC. KPMG LLP also provided the Audit and Compliance Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit and Compliance Committee concerning independence. The Audit and Compliance Committee has discussed with KPMG LLP their independence with respect to the Company, including a review of audit and non-audit fees and services and concluded that KPMG LLP is independent.
In fulfilling its oversight responsibilities for reviewing the services performed by KPMG LLP, the Audit and Compliance Committee has the sole authority to select, evaluate and replace the outside auditors. The Audit and Compliance Committee discusses the overall scope of the annual audit, the proposed audit fee and annually evaluates the qualifications, performance and independence of KPMG LLP as independent registered public accountants and the performance of its lead audit partner. The Audit and Compliance Committee meets regularly with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their respective examinations, the evaluation of the Company's internal control over financial reporting and the overall quality of the Company's accounting.
Centene Corporation

Proposal 3 - Ratification of Appointment of Independent Registered Public Accounting Firm	119
Based upon the review and discussions with the Company's management and KPMG LLP referred to above, and its review of the representations and information provided by management and KPMG LLP, the Audit and Compliance Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2024, for filing with the SEC. The Audit and Compliance Committee also reappointed KPMG LLP to serve as the Company's independent registered public accounting firm for 2025.
AUDIT AND COMPLIANCE COMMITTEE
Wayne S. DeVeydt, Chair
Jessica L. Blume
Christopher J. Coughlin
H. James Dallas
Kenneth Y. Tanji
Proxy Statement 2025

120	Proposal 4 - Approval of the 2025 Stock Incentive Plan

4 PROPOSAL	Approval of the 2025 Stock Incentive Plan

The Board of Directors recommends for approval of the Centene Corporation 2025 Stock Incentive Plan (the 2025 Plan or the Plan), to succeed the Centene Corporation 2012 Stock Incentive Plan (the 2012 Plan) and the Magellan Health, Inc. 2016 Management Incentive Plan and Magellan Health Services, Inc. 2011 Management Incentive Plan (the Magellan Plans, and together with the 2012 Plan, the Prior Plans). The Prior Plans are the only long-term incentive plans under which equity-based awards can be granted to our executives and employees. On February 21, 2025, upon the recommendation of the Compensation and Talent Committee, the Board unanimously approved and adopted the 2025 Plan, subject to approval by our stockholders. If the 2025 Plan is approved, shares that remain available under the Prior Plans will be cancelled. If the 2025 Plan is not approved by our stockholders, the Prior Plans will remain in effect in its current form, and we will continue to be able to grant equity incentive awards under the Prior Plans until their expiration.
Summary of the 2025 Plan
A summary of the principal features of the Plan is below. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the Plan. The full plan is set forth in Appendix B to this proxy statement which has been filed with the SEC.
Purpose
The purpose of the 2025 Plan is to attract, retain and motivate key employees who make, or are expected to make, important contributions to us, by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of our stockholders. We believe it is critical to align the interests of key employees with the success of the Company.
Shares Subject to the Plan
In connection with the design and adoption of the Plan, our Board and Compensation and Talent Committee carefully considered our anticipated future equity needs, our historical equity compensation practices and the advice of the Compensation and Talent Committee’s independent compensation consultant, FW Cook. As of March 15, 2025, there were 6,202,973 shares available to grant to employees under the Prior Plans, inclusive of 2,259,315 shares assumed by the 2012 Plan from the Magellan Plans, all of which plans will be cancelled if the 2025 Plan is approved. The aggregate number of shares being requested for authorization under the 2025 Plan is 15,000,000.
Centene Corporation

Proposal 4 - Approval of the 2025 Stock Incentive Plan	121
The following table sets forth certain information as of March 15, 2025, unless otherwise noted, with respect to the Company's outstanding equity awards other than the Director Plan as described below:

Shares subject to outstanding stock options	419,810
Weighted-average exercise price of outstanding stock options	$71.49
Weighted-average remaining term of outstanding stock options (in years)	4.4
Shares subject to outstanding full-value stock awards	8,418,853
Shares available for grant	6,202,973
Shares requested for approval under the 2025 Plan*	15,000,000
Shares of common stock outstanding as of the Record Date	496,060,052
Note: The information included herein is subsequent to any share activity occurring on March 15, 2025.
*  The proposed share reserve under the 2025 Plan is subject to the reduction for any awards granted under the Prior Plans after March 15, 2025, and prior to the approval date of the 2025 Plan. Upon shareholder approval of the 2025 Plan, no further awards will be made under the Prior Plans.

Additionally, our non-employee directors may elect to receive deferred RSUs in lieu of their annual cash retainers on a dollar-for-dollar basis under the Centene Corporation Non-Employee Directors Deferred Stock Compensation Plan (the Director Plan). The Director Plan is a separate plan that is not an equity compensation plan under NYSE rules and is not subject to shareholder approval. As of March 15, 2025, 191,946 deferred RSUs were outstanding under the Director Plan and 771,892 shares remained available for future deferrals. These shares are not included in the table above. The Director Plan which will remain in effect in accordance with its terms and conditions.
The following table sets forth information regarding stock-settled, time-vested equity awards and performance-based equity awards granted over each of the last three fiscal years:

	2024	2023	2022	3-Year Average
Stock Options/SARs Granted	—	—	60,000	20,000
Restricted Shares/Units & Performance-Based Awards Granted	3,741,414	4,252,330	2,944,044	3,645,929
Weighted-Average Basic Common Shares Outstanding	521,790,047	543,319,291	575,190,982	546,766,773
Share Usage Rate*	0.72%	0.78%	0.52%	0.67%
* For purposes of the foregoing table, we calculate the share usage rate based on the applicable number of performance-based awards granted during each applicable year.
Our Board recognizes the impact of dilution on our shareholders and has evaluated this share request carefully in the context of the need to motivate, retain and ensure that our leadership team and key employees are focused on our strategic priorities. The total fully-diluted overhang as of March 15, 2025 would be 5.3%. In this context, fully-diluted overhang is calculated as the sum of grants outstanding and shares available for future awards (numerator) divided by the sum of the numerator and basic common shares outstanding, with all data effective as of March 15, 2025. Our Board believes that the proposed share reserve represents a reasonable amount of potential equity dilution to accommodate our long-term strategic and growth priorities.
We expect that the share reserve under the 2025 Plan, if this proposal is approved by our shareholders, will be sufficient for awards for approximately three years. Expectations regarding future share usage could be impacted by a number of factors such as award type mix; hiring and promotion activity at the executive level; the rate at which shares are returned to the 2025 Plan's reserve under permitted addbacks; the future performance of our stock price; the consequences of acquiring other companies; and other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations.
Proxy Statement 2025

122	Proposal 4 - Approval of the 2025 Stock Incentive Plan
If the Plan is approved by our stockholders, the Plan will replace the Prior Plans, and the Company will cease granting any new awards under the Prior Plans. If the Plan is not approved by our stockholders, the Prior Plans will remain in effect in their current form, and the Company will continue to grant equity incentive awards under the Prior Plans until their expiration. Without the Plan, however, we will be unable to maintain our current equity grant practices and, therefore, will be at a significant competitive disadvantage in attracting, retaining and motivating talented individuals who contribute to our success. The Company will also be compelled to replace equity incentive awards with cash awards, which may not align the interests of our executives and employees with those of our stockholders as effectively as equity incentive awards.
Authorized Shares
Subject to adjustment (as described below), the maximum number of shares of common stock that may be subject to awards granted under the Plan will not exceed 15,000,000 shares of common stock less the number of shares subject to any award granted under the Prior Plans after March 15, 2025 and prior to the effective date of the Plan.
If an award granted under the Plan expires or is canceled or forfeited, or is otherwise settled without the issuance of shares, the shares covered by the award will again be available for issuance under the Plan. If, after March 15, 2025, an award granted under the Prior Plans is forfeited, expires or is otherwise settled without the issuance of shares, the shares covered by the award will again be available for issuance under the Plan. Shares surrendered or withheld in payment of taxes related to an award other than an option or stock appreciation right or, after March 15, 2025, an award other than an option or stock appreciation right under the Prior Plans, will become available again for issuance under the Plan. The following shall not be made available for issuance under the Plan: (i) shares tendered or withheld in payment of the purchase price of an option granted under the Plan or under the Prior Plans, (ii) shares subject to a stock appreciation right granted under the Plan or under the Prior Plans not issued in connection with its stock settlement and (iii) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options granted under the Plan or under the Prior Plans. Shares underlying Substitute Awards (as defined below) and shares remaining available for grant under a plan of an acquired company or of a company with which we combine (whether by way of amalgamation, merger, sale and purchase of shares or other securities or otherwise) will not reduce the number of shares available for issuance under the Plan.
Eligibility
Our employees, officers, directors, consultants and advisors are eligible to receive awards under the Plan. Holders of equity compensation awards granted by a company that is acquired by us (or whose business is acquired by us) or with which we combine are eligible for awards granted in assumption of, or in substitution for, such awards (Substitute Awards) under the Plan to the extent permitted under applicable regulations of any stock exchange on which we are listed. As of March 15, 2025, there were approximately 2,650 employees and 11 non-employee directors with awards under the Company's stock plans. The basis of participation in the Plan is the Compensation and Talent Committee's decision, in its sole discretion, that an award to an eligible participant will further the Plan's stated purpose (as described above). In exercising its discretion, the Compensation and Talent Committee will consider the recommendations of management and the purpose of the Plan.
Centene Corporation

Proposal 4 - Approval of the 2025 Stock Incentive Plan	123
Corporate Governance Best Practices
The Plan incorporates certain corporate governance best practices to further align our equity compensation program with the interests of our stockholders. The following is a list of some of these best practices, which are intended to protect the interests of our stockholders:

Key Features of the 2025 Plan

Minimum Vesting Requirements
Awards under the Plan are subject to a minimum vesting period of one year from the date of grant, with only narrow exceptions, which we believe strengthen our employees' interest in creating long-term value for our stockholders.

No Repricing
Repricing of stock options and stock appreciation rights awards is not permitted without stockholder approval, except for adjustments with respect to certain specified extraordinary corporate transactions.

Clawback of Awards The Committee has the authority to subject awards granted under the Plan to any clawback or recoupment policies that the Company has in effect from time to time.
No "Reload" Options or Stock Appreciation Rights
The Plan does not permit the use of reload options or stock appreciation rights which provide that the exercise of a stock option or stock appreciation right can automatically trigger the grant of a new stock option or stock appreciation right.

Share Ownership Guidelines
Our executive officers (including all of our NEOs) and directors are subject to share ownership guidelines to ensure that they face the same downside risk and upside potential as our stockholders.

No Tax Gross-Ups
No participant is entitled under the Plan to any tax gross-up payments for any excise tax pursuant to Sections 280G or 4999 of the Code that may be incurred in connection with awards under the Plan.

Restricted Dividends and Dividend Equivalents The Plan permits payment of dividend equivalents on awards subject to a vesting condition only if and when the underlying award vests.	No Evergreen Provisions The Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance under the plan can be increased automatically without stockholder approval.
No "Liberal" Change-in-Control Definition The change in control definition under the Plan is only be triggered in those instances where an actual change in control occurs (as further described below).
No "Liberal" Share Recycling The Plan does not allow share recycling of option awards or SARS.
Proxy Statement 2025

124	Proposal 4 - Approval of the 2025 Stock Incentive Plan
Individual Limits
The maximum number of shares that may be issued pursuant to incentive stock options is 15,000,000.
A participant who is a non-employee director may not receive compensation in the aggregate, including cash payments and awards, in excess of $1,000,000 during each calendar year while serving in such capacity. Any compensation granted, paid or awarded for services other than as a non-employee director (including as an officer, employee or consultant of the Company or its affiliates) shall not count towards such limit.
Administration
The Plan is administered by the Compensation and Talent Committee unless another committee is designated by the Board. To the extent necessary to comply with applicable regulatory regimes, any action by such committee will require the approval of Compensation and Talent Committee members who are:
•independent, within the meaning of and to the extent required (unless controlled company status applies) by applicable rulings and interpretations of the applicable stock market or exchange on which our shares are quoted or traded; and
•non-employee directors within the meaning of Rule 16b-3 under the Exchange Act.
The Compensation and Talent Committee has authority under the Plan to:
•designate participants;
•determine the types of awards to grant, the number of shares to be covered by awards, the terms and conditions of awards, whether awards may be settled or exercised in cash, shares, other awards, other property or net settlement, the circumstances under which awards may be canceled, forfeited or suspended, whether, to what extent and under what circumstances cash shares, other stock-based awards, other property and other amounts payable with respect to an award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Compensation and Talent Committee;
•amend the terms or conditions of any outstanding awards;
•correct any defect, supply any omission or reconcile any inconsistency in the Plan or any award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency;
•interpret and administer the Plan and any instrument or agreement relating to, or award made under, the Plan;
•establish, amend, suspend or waive such rules and regulations and appoint such agents, trustees, brokers, depositories and advisors and determine such terms of their engagement as it shall deem appropriate for the proper administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations; and
•make any other determination and take any other action that the Compensation and Talent Committee deems necessary or desirable for the administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.
The Compensation and Talent Committee may delegate the authority to grant awards under the Plan, to the extent permitted by applicable law, to (i) one or more officers of the Company (except that such delegation will not be applicable to any award for a person then covered by Section 16 of the Exchange Act) and (ii) one or more committees or subcommittees of the Board.

Centene Corporation

Proposal 4 - Approval of the 2025 Stock Incentive Plan	125
Types of Awards
The Plan provides for grants of restricted stock units, stock options, stock appreciation rights, restricted stock, and any other stock-based awards that have values based on the values of shares, including but not limited to grants of stock and grants of rights to receive stock in the future.
•RSUs. A restricted stock unit represents a contractual right to receive a share (or cash in an amount equal to the value of a share) at a future date, subject to specified vesting and other restrictions.
•Performance Awards. Performance awards will be earned on the satisfaction of performance goals specified by the committee.
•Stock Options. A stock option is a contractual right to purchase shares at a future date at a specified exercise price. The per share exercise price of a stock option (other than a replacement award) will be determined by the Compensation and Talent Committee and may not be less than the closing price of a share on the trading day immediately preceding the date of determination or on the applicable date of determination on the principal stock market or exchange on which the shares are quoted or traded. The Compensation and Talent Committee will determine the date after which each stock option may be exercised and the expiration date of each stock option, provided that no stock option will be exercisable more than ten years after the grant date. Stock options that are intended to qualify as incentive stock options must meet the requirements of Section 422 of the Code.
•SARs. A stock appreciation right represents a contractual right to receive, in cash or shares, an amount equal to the appreciation of one share from the grant date. Any stock appreciation rights will be granted subject to the same terms and conditions as apply to stock options.
•Restricted Stock. Restricted stock is an award of shares that are subject to restrictions on transfer and a substantial risk of forfeiture.
•Other Stock-Based Awards. The Compensation and Talent Committee is authorized to grant other stock-based awards, which may be denominated in shares or factors that may influence the value of our shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into shares, purchase rights for shares, dividend rights or dividend equivalent rights or awards with value and payment contingent on our performance or that of our business units or any other factors that the Compensation and Talent Committee designates.
Minimum Vesting Requirements
Each award granted pursuant to the Plan (other than cash-based awards, Substitute Awards, shares of common stock delivered in lieu of fully vested cash obligations and awards to non-employee directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders) will vest over a period of not less than one year following the date of grant. However, the Compensation and Talent Committee may, in its sole discretion, accelerate the vesting of an award or otherwise lapse or waive this requirement upon the participant’s death, disability, retirement or a change in control. In addition, the Compensation and Talent Committee may grant awards that are not subject to these minimum vesting requirements with respect to five percent or less of the maximum aggregate number of shares available for issuance under the Plan (as may be adjusted in accordance with the terms of the Plan).
Adjustments
In the event the Compensation and Talent Committee determines that, as a result of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off, any reorganization or other similar change in capitalization or event, or any distribution to holders of common stock other than a normal cash dividend, or of changes in applicable laws, regulations or accounting principles, an adjustment is necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Compensation and Talent Committee will adjust equitably any or all of: (i) the number and class of securities available under the Plan; (ii) the number and class of and/or price of shares of common stock subject to outstanding awards granted under the Plan; (iii) the repurchase price per share subject to each outstanding restricted stock and restricted stock unit; (iv) the grant, acquisition, exercise or hurdle price with respect to any award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award and (v) the terms and conditions of any outstanding awards, including the performance criteria of any performance awards.
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126	Proposal 4 - Approval of the 2025 Stock Incentive Plan
Termination of Service and Change in Control
The Compensation and Talent Committee will determine the effect on outstanding awards of a termination of employment or service prior to the end of a performance period or vesting, exercise or settlement, including whether the awards will vest, become exercisable, settle or be paid or forfeited. In the event of a “change in control” (as defined in the Plan and described below), the Compensation and Talent Committee may, in its sole discretion may provide for any of the following:
•continuation or assumption of such award by the Company (if it is the surviving corporation) or by the successor or surviving entity or its parent;
•substitution or replacement of such award by the successor or surviving entity or its parent with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving entity (or a parent or subsidiary thereof), with substantially the same terms and value as such award (including any applicable performance targets or criteria with respect thereto); and
•acceleration of the vesting of such award and the lapse of any restrictions thereon and, in the case of a stock option or stock appreciation right, acceleration of the right to exercise such award during a specified period (and the termination of such stock option or stock appreciation right without payment of any consideration therefor to the extent such award is not timely exercised), in each case, either (A) immediately prior to or as of the date of the change in control, (B) upon a participant's involuntary termination of service (including upon a termination of the participant's employment by the Company (or a successor corporation or its parent) without Cause, by a participant for "good reason" and/or due to a participant's death or "disability", as such terms may be defined in the applicable award agreement and/or a participant's service agreement, as the case may be) on or within a specified period following the change in control or (C) upon the failure of the successor or surviving entity (or its parent) to continue or assume such award.
Notwithstanding the foregoing, in the event of a change in control under the terms of which holders of common stock will receive upon consummation thereof a cash payment for each share of common stock surrendered pursuant to such change in control (the Acquisition Price), then the Compensation and Talent Committee may instead provide that all outstanding stock options shall terminate upon consummation of such change in control and that each participant shall receive, in exchange therefore, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of common stock subject to such outstanding stock options and stock appreciation rights (whether or not then exercisable), exceeds (B) the aggregate exercise price of such stock options, and each participant awarded any other award which is denominated in shares of common stock (as set forth in the applicable award agreement) shall be paid in cash as determined by the Board in its sole discretion to be consistent with the treatment of stock options.
Under the Plan, a "change in control" generally means the occurrence of one or more of the following events:
•any Person (as defined in section 3(a)(9) of the Exchange Act, and as such term is modified in sections 13(d) and 14(d) of the Exchange Act), excluding a group of persons including the participant, is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities representing forty percent or more of the combined voting power of the Company's then outstanding securities;
•individuals who, as of the effective date of the Plan, constitute the Board of Directors of the Company (the Incumbent Board), cease for any reason to constitute a majority thereof (provided, however, that an individual becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Company's stockholders, was approved by at least a majority of the directors then comprising the Incumbent Board shall be included within the definition of Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual election contest (or such terms used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board); or
•the stockholders of the Company consummate a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.
Notwithstanding the foregoing, solely for the purpose of determining the timing of any payments pursuant to any award constituting a “deferral of compensation” subject to Section 409A of the Code, a change in control shall be limited to a “change in the ownership” of the Company, a “change in the effective control” of the Company, or a “change in the ownership of a substantial portion of the assets” of the Company as such terms are defined in Section 1.409A-3(i)(5) of the U.S. Treasury Regulations.
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Amendment and Termination
Our Board may amend, suspend or terminate the Plan, subject to approval of our stockholders if required by the rules of the stock exchange on which our shares are principally traded. The Compensation and Talent Committee may amend, adjust, modify or terminate any outstanding award. However, no such board or committee action that would materially adversely affect the rights of a holder of an outstanding award may be taken without the holder’s consent, except (i) to the extent that such action is taken to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations or (ii) to impose any “clawback” or recoupment provisions on any awards in accordance with the terms of the Plan. In addition, the Compensation and Talent Committee may amend the Plan in such manner as may be necessary or desirable to enable the plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.
Prohibition on Repricing
The Compensation and Talent Committee may not without the approval of the stockholders of the Company, (i) reduce the exercise price of any previously granted option or stock appreciation right, (ii) cancel any previously granted option or stock appreciation right in exchange for another option or stock appreciation right with a lower exercise price, or (iii) cancel any previously granted option or stock appreciation right in exchange for cash or another award if the exercise price of such option or stock appreciation right exceeds the fair market value of a share of common stock on the date of such cancellation, in each case, other than in connection with a change in control or the adjustment provisions set forth in the Plan.
Cancellation or “Clawback” of Awards
The Compensation and Talent Committee may, to the extent permitted by applicable law and stock exchange rules or by any of our policies (including the Clawback Policy; see “Compensation Discussion and Analysis – Clawback Policy”), cancel or require reimbursement of any awards granted, shares issued or cash received upon the vesting, exercise or settlement of any awards granted under the Plan or the sale of shares underlying such awards.
Term
The Plan expires after ten years unless, prior to that date, the maximum number of shares available for issuance under the plan has been issued or our Board terminates the plan.
U.S. Federal Income Tax Consequences
The following is a general summary under current law of certain United States federal income tax consequences to the Company and participants who are citizens or individual residents of the United States relating to awards granted under the Plan. This summary deals with the general tax principles that apply to such awards and is provided only for general information. Certain kinds of taxes, such as foreign taxes, state and local income taxes, payroll taxes and the alternative minimum tax, are not discussed. This summary is not tax advice and it does not discuss all aspects of federal taxation that may be relevant to the Company and participants. Accordingly, the Company urges each participant to consult his or her own tax advisor as to the specific tax consequences of participation in the Plan under federal, state, local and other applicable laws.
•Restricted Stock Units. A participant generally does not recognize income at the time a restricted stock unit is granted. At the time of settlement of the award, the participant will generally recognize ordinary income equity to the fair market value of the restricted stock units at the time of settlement of the award, and the Company generally will be allowed a corresponding tax deduction at that time, subject to any limits imposed under Section 162(m) of the Code. We will withhold any Federal Insurance Contribution Act (FICA) taxes due in respect of the restricted stock units in the year the restricted stock units vest based on the fair market value of the shares and/or cash underlying the award on the vesting date. Any gain or loss recognized upon a subsequent sale or exchange of the shares (if settled in shares) is generally treated as a capital gain or loss (short-term or long-term depending on the applicable holding period).
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128	Proposal 4 - Approval of the 2025 Stock Incentive Plan
•Non-Qualified Stock Options. A non-qualified stock option is a stock option that does not meet the requirements of Section 422 of the Code. A participant generally will not recognize taxable income when granted a non-qualified stock option. When the participant exercises the non-qualified stock option, he or she generally will recognize taxable ordinary income equal to the excess of the fair market value of the shares received on the exercise date over the aggregate exercise price of the shares. The participant’s tax basis in the shares acquired on exercise of the non-qualified stock option will be increased by the amount of such taxable income. We generally will be entitled to a federal income tax deduction in an amount equal to the ordinary income that the participant recognizes, subject to any limits imposed under Section 162(m) of the Code. When the participant sells the shares acquired on exercise, the participant generally will realize long-term or short-term capital gain or loss, depending on whether the participant holds the shares for more than one year before selling them. Special rules apply if all or a portion of the exercise price is paid in the form of shares.
•Incentive Stock Options. An incentive stock option is a stock option that meets the requirements of Section 422 of the Code. A participant generally will not have taxable income when granted an incentive stock option or when exercising the stock option. If the participant exercises the stock option and does not dispose of the shares until the later of two years after the grant date and one year after the exercise date, the entire gain, if any, realized when the participant sells the shares generally will be taxable as long-term capital gain. We generally will not be entitled to any corresponding tax deduction.
If a participant disposes of the shares received upon exercise of an incentive stock option within the one-year or two-year periods described above, it will be considered a “disqualifying disposition,” and the stock option will be treated as a non-qualified stock option for federal income tax purposes. If a participant exercises an incentive stock option more than three months after the participant’s employment or service with us terminates, the stock option will be treated as a non-qualified stock option for federal income tax purposes. If the participant is disabled and terminates employment or service because of his or her permanent and total disability, the three-month period is extended to one year. The three-month period does not apply in the case of the participant’s death.
•Stock Appreciation Rights. A participant generally does not recognize income at the time a stock appreciation right is granted. At the time cash or stock representing the amount of the appreciation is transferred to the participant pursuant to exercise of the stock appreciation right, the participant will generally be required to recognize as income an amount equal to the amount of cash or fair market value of the shares paid or transferred to the participant. Such amount will be taxable as ordinary income and we generally will be entitled to a corresponding tax deduction, subject to any limits imposed under Section 162(m) of the Code.
•Restricted Stock. A participant generally will not recognize any income upon the receipt of unvested shares or restricted stock unless the participant elects under Section 83(b) of the Code, within thirty days after receipt of the shares, to recognize ordinary income in an amount equal to the fair market value of the shares at the time of receipt, less any amount paid for the shares, and the Company generally will be allowed a corresponding tax deduction at that time, subject to any limits imposed under Section 162(m) of the Code. A participant who makes the election will not be allowed a deduction for the value of any shares subsequently forfeited. A participant who does not make the election generally will recognize ordinary income on the date of the lapse of the restrictions applicable to the shares, which may be at the time of grant, in an amount equal to the fair market value of the shares on such date, less any amount paid for the shares. We will withhold any FICA taxes due in respect of the shares in the year the restrictions applicable to the shares lapse, based on the fair market value of the shares on the vesting date, unless the participant elects under Section 83(b) of the Code, in which case we will withhold any FICA taxes due in respect of the shares in the year of grant based on the fair market value of the shares on the grant date.
Generally, upon a sale or other disposition of restricted stock with respect to which a participant has recognized ordinary income (i.e., a Section 83(b) election was previously made or the restrictions previously lapsed), the participant will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the basis in such shares. Such gain or loss will be long-term capital gain or loss if the participant holds such shares for more than one year.
•Other Stock-Based Award. The tax consequences associated with any other stock-based award will vary depending on the specific terms of the award, including whether the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, any applicable holding period and the participant’s tax basis.
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•Early-Exercise Alternative. The Compensation and Talent Committee may permit a participant to exercise the unvested portion of a stock option, subject to our right to repurchase the unvested shares. In general, a participant who exercises the unvested portion of a stock option and then makes a valid election under Section 83(b) of the Code within thirty days of the exercise date should be taxed as if the underlying shares were vested shares with the consequences described above under “non-statutory stock options” or “incentive stock option” (whichever is applicable). A participant who exercised the unvested portion of a stock option and does not make a valid Section 83(b) election within thirty days of the exercise date generally will be treated as having exercised the stock option to the extent that our repurchase right lapses with respect to the underlying shares. Otherwise, the participant will be taxed as described above under “non-statutory stock options” or “incentive stock option,” whichever is applicable.
•Section 409A. Acceleration of income inclusion, additional taxes and interest apply to non-qualified deferred compensation that is not compliant with Section 409A of the Code. To be compliant with Section 409A of the Code, rules with respect to the terms of awards, timing of elections to defer compensation, distribution events and funding must all be satisfied. Most awards under the Plan are exempt from the Section 409A rules. However, with respect to those awards under the Plan which could be subject to the Section 409A rules, the Plan includes provisions which are intended to prevent awards under the Plan from triggering the adverse tax consequences applicable to deferred compensation under Section 409A of the Code.
•Section 280G and Section 4999. Under Section 280G and Section 4999 of the Code, the Company is prohibited from deducting any “excess parachute payment” to an individual, and the individual must pay a twenty percent excise tax on any “excess parachute payment.” An individual’s “parachute payments” which exceed his or her average annual compensation will generally be treated as “excess parachute payments” if the present value of such payments equals or exceeds three times the individual’s average annual compensation. A payment generally may be considered a “parachute payment” if it is contingent on a change in control of the Company.
Registration with the SEC
If our stockholders approve the Plan, we will file with the SEC a registration statement on Form S-8, as soon as reasonably practicable after the approval, to register the shares available for issuance under the Plan.
New Plan Benefits
The granting of awards under the Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group for 2025 or any other year, and no information is provided concerning the benefits to be delivered under the Plan to any individual or group of individuals. Such awards will be granted at the discretion of our Compensation and Talent Committee and at this time the Compensation and Talent Committee has not determined future awards or who might receive them. Therefore, it is not possible to determine the amount or form of any award that will be granted to any individual in the future. We note that information regarding our recent practices with respect to equity-based compensation is presented elsewhere in this proxy statement. See “Compensation Discussion and Analysis – Long-Term Incentive Awards.” The number of awards granted to our NEOs in 2024 is disclosed in the Grants of Plan-Based Awards Table and the grant date fair values of such awards are included in the Summary Compensation Table.
Vote Required
The affirmative vote of a majority of the votes cast at the annual general meeting at which a quorum is present, is required to approve Proposal 4. In the event the Plan is not approved at the meeting, the Prior Plans would continue in effect in accordance with their existing terms.

The Board recommends that stockholders vote "FOR" the approval of the 2025 Stock Incentive Plan.

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130	Proposal 5 - Stockholder Proposal

5 PROPOSAL	Stockholder Proposal

In November 2024, the Company received correspondence from a stockholder, John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, beneficial owner of at least $2,000 in market value, of Centene common stock since November 20, 2021 and for the requisite period, who intends to propose the following resolution on disclose plan to reduce total contribution to climate change at the annual meeting.
Stockholder Statement Regarding Proposal to Disclose Plan to Reduce Total Contribution to Climate Change
Proposal Five — Disclose Plan to Reduce Total Contribution to Climate Change
WHEREAS: The Intergovernmental Panel on Climate Change has advised that greenhouse gas (GHG) emissions must be halved by 2030 and reach net zero by 2050 in order to limit global warming to 1.5 °C. Every incremental increase in temperature above 1.5 °C will entail increasingly severe physical, transition, and systemic risks for companies and investors alike.
The health sector accounts for an estimated 8.5% of U.S. carbon emissions.1 Climate change is expected to increase the cost of healthcare services, making it more expensive for healthcare organizations to operate due to damage to infrastructure, supply chain disruptions, and increased complexity of care. Climate-related health conditions are also expected to increase and drive up the total cost of care, affecting profits for both healthcare systems and plans.2 In its 10-K, Centene acknowledges that the "the effects of climate change ... could reduce our ability to accurately predict and effectively control the costs of providing health benefits."
Despite acknowledging this risk, the Company has not published GHG or other relevant targets aimed at reducing its emissions. By contrast, peers Cigna, CVS Health, Humana, and UnitedHealth Group have set or committed to set science-based targets with the Science Based Targets initiative. HCA Healthcare aims to reduce its scope 1 and 2 emissions by 2030 in line with 1.5 °C, Elevance Health plans to decrease direct operational emissions by 50% by 2030 and reach net zero by 2050, as well as have 75% of indirect spend suppliers set science-based targets by 2028.
Centene must take additional action to catch up with peers, comprehensively address its climate impact, and mitigate both the physical risks to its operations and the transition risks associated with the global shift to a clean energy economy.
RESOLVED: Shareholders request that Centene issue a report (at reasonable cost, omitting proprietary information) describing if, and how, it plans to reduce its total contribution to climate change and align its operations and investments with the Paris Agreement's ambition of limiting global temperature rise.
SUPPORTING STATEMENT: In the report shareholders seek information, at board and management discretion, on the relative benefits and drawbacks of integrating the following actions:
•Adopting science-based GHG emission reduction targets for the Company's full range of operational and value chain emissions, taking into consideration criteria used by advisory groups like the Science Based Targets initiative;
•Developing a transition plan that shows how the Company plans to meet its goals, taking into consideration criteria used by advisory groups such as the Transition Plan Taskforce, Task Force for Climate-Related Financial Disclosures, CDP, Climate Action 100+, and Ceres; and
•Adopting supporting targets for renewable energy, energy efficiency, supply chain engagement, or other measures deemed appropriate by management.
1https://www.nejm.org/doijfull/l0.1056/NEJMp2115675
2https://www2.deloitte.com/us/en/insights/industry/heaIth-care/climate-change-and-health.htmI
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Board of Directors' Statement in Opposition to Proposal Five
The Board of Directors and management of Centene are committed to evaluating and responding to environmental challenges as we pursue the Company’s primary mission of providing our members with access to high-quality and cost-effective healthcare, thereby transforming the health of the communities we serve. Our commitment to managing our operations in an environmentally conscious manner is demonstrated in the wide range of environmental initiatives we regularly pursue and, most importantly, in the remarkable results we have achieved in reducing greenhouse gas (GHG) emissions since 2019 through changes in our operations.
On an annual basis, Centene publishes detailed summaries of our environmental efforts and results in our Corporate Responsibility Report, our Task Force on Climate-related Financial Disclosures Index (TCFD Report), and our Sustainability Accounting Standards Board Index (SASB Index) that are now part of the International Sustainability Standards Board (ISSB), all of which are publicly available on our Company website. Additionally, in the Company’s quarterly earnings release and on earnings calls, Centene’s management routinely highlights our efforts to improve the environment and conditions in which our members and employees live and work.
Centene’s Corporate Responsibility and TCFD reports include the Company’s Scope 1, 2 and 3 GHG emissions results, in alignment with the Greenhouse Gas Protocol. The Board of Directors and management are committed to continuing, on an annual basis, the publication of these results so that we can share with our stockholders our continued management of the Company’s greenhouse gas emissions.
Beginning in Centene’s baseline year of 2019, the Company has achieved the following results1:

GHG Emissions	2019	2020	2021	2022	2023	2024	Percent Reduction
Scope 1	18,879	18,042	20,511	13,694	9,998	7,825	59%
Scope 2	100,041	107,375	98,193	77,574	54,959	36,389	64%
Scope 3	2,756,367	2,714,424	1,714,606	1,861,003	1,337,192	1,184,419	57%
[1]Reflects recalculations for divestitures.
The Company’s transparency regarding our progress is demonstrated by the fact that our results over the past 5 years have not been uniformly linear. For example, the Company’s Scope 3 emissions increased slightly from 2021 to 2022. Nonetheless, the Company’s commitment to achieving meaningful reduction of greenhouse gas emissions is clearly demonstrated by our success, achieving Scope 1 reductions of 59%, Scope 2 reductions of 64% and Scope 3 reductions of 57% since 2019. To date, the majority of stockholders have expressed support for the Company's efforts, with approximately 64% of voted shares voting against a similar proposal in 2024.
Centene is currently on track to meet or exceed the Intergovernmental Panel on Climate Change goal of reducing GHG emissions by 43% by 2030.
In addition to annually publishing our Scope 1, 2 and 3 emissions results, Centene regularly updates stockholders regarding environmental efforts in both our operations and on behalf of our members as we pursue improving the lives of our members in the local markets we serve. These projects include:
Operational Efforts:
•Reducing our real estate footprint by 80% as of December 31, 2024, compared to December 31, 2021.
•Implementing vendor sustainability questionnaires to understand and track our strategic suppliers' progress on environmental and climate-related strategies and actions.
•Increasing the use of ACH and electronic checks to providers to reduce the use of paper by 8% in 2024 compared to 2022.
•Recycling office furniture for buildings or spaces no longer in use, resulting in over two million pounds of waste diverted from landfills since 2022.
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132	Proposal 5 - Stockholder Proposal
•Using native plantings and green roofing at our St. Louis headquarters, thereby decreasing energy consumption, reducing stormwater runoff and mitigating urban heat.
•Adopting environmentally friendly strategies in Company cafeterias to convert waste into renewable resources, such as turning food scraps into compost for local farms and converting cooking oils and grease into biofuels.
•Providing electric vehicle charging stations at the Company's owned headquarters.
•Supporting the Environmental Employee Engagement Group, an employee-led initiative that engages in sustainability-focused projects, programs and practices.
•Conducting internal education and engagement focused on environmental sustainability.
Member-Focused Efforts
•Increasing access to virtual and telehealth care for our members, thereby decreasing automotive emissions. In 2024, Centene partnered with telehealth vendors to provide over 13 million virtual visits to Centene's members.
•Increasing electronic document delivery to our members, which saved over 123 million sheets of paper in 2024 alone, leading to reduced waste and carbon emissions.
•Contributing over 3,500 volunteer hours since 2022 and over $2.5 million since 2019, through the Centene Foundation, to respond to environmental disasters such as hurricanes, floods, tornadoes and wildfires.
•Working with traditional and nonprofit partners to provide housing for members that meets environmental review standards for green features and sustainability.
•Providing financial assistance to members to purchase fresh fruits and vegetables at farmers markets.
In the near term, we believe that maintaining flexibility to choose from among appropriate sustainability initiatives and the timing for the implementation of those initiatives aligns with the Company’s mission to prioritize serving its members and government partners. We are continually assessing the rapidly evolving and uncertain regulatory and political landscape and the priorities of our government partners as we develop our sustainability plans and assess our climate-related risks. We are also mindful of the wide variations in costs associated with this rapidly changing landscape. We hope the meaningful results we have achieved over the past 6 years have earned your continued trust.
Centene is proud of the environmental initiatives it has pursued and the results it has achieved on behalf of members, governmental partners and stockholders. The Board of Directors recommends that stockholders vote “AGAINST” Proposal No. 5 because:
•the Company is currently on track to meet or exceed the Intergovernmental Panel on Climate Change goal of reducing greenhouse gas emissions by 43% in 2030; and
•the Company is committed to continuing its annual update to stockholders regarding the Company’s progress in reducing Scope 1, 2 and 3 GHG emissions through its publication of the Corporate Responsibility Report and other environmental reports, as well as through senior management’s ongoing dialogues with stockholders, analysts and the media;
•the Company’s exemplary record of responding to the environmental needs of our members and government partners highlights the company’s past and future commitment to providing our members with high-quality and cost-effective healthcare in a manner that considers the environmental impacts of our operations; and
•the increasing regulatory and political uncertainty regarding disclosure and management of climate-related risks.

The Board recommends that stockholders vote "AGAINST" Proposal No. 5.

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Proposal 6 - Stockholder Proposal	133

6 PROPOSAL	Stockholder Proposal

As You Sow has advised us that they intend to present the following proposal for consideration on behalf of The Pleiades Trust, which owns 1,313 shares, Frances L. Bell T/Wfbo Graham de Freitas, which owns 71 shares, and Laird Norton Family Foundation who owns 169 shares.
Stockholder Statement Regarding Proposal for Report on Climate Risk to Retirement Investments
WHEREAS: Greenhouse gas emissions and the resulting warming are causing significant, deleterious consequences for the global economy. Those harms are predicted to grow. Prior studies estimate that unmitigated climate change will cut the world economy by $23 trillion by 2050, with climate-related damages already costing the global economy an estimated $16 million per hour.1
These effects will have a particularly significant impact on workers saving for retirement. Retirement plan beneficiaries have long investment horizons, and “[t]he longer term the investment horizon, the more likely it is that climate will not only be a material risk, but the most material risk.”2 Additionally, climate portfolio risk to retirement plans will be difficult to mitigate. An International Finance Corporation report concludes that “the traditional way of managing risk through a shift in asset allocation into increased holdings of more conservative, lower risk, lower return asset classes may do little to offset climate risks.”3
While our Company has taken actions to address its environmental footprint, it has not acted to meaningfully address the emissions generated by its retirement plan investments.4 The plan’s most popular option by total assets invested is the Fidelity Freedom Blend series, which accounts for 68% of plan assets.5 These funds invest heavily in high-carbon companies and companies contributing to deforestation.6
High-carbon and deforestation-risk retirement plan investments are especially perverse when viewed from the perspective of younger workers with longer-term investment time horizons.7 Such investments help fuel the climate crisis and lock in future temperature increases, making worst-case economic scenarios more likely. The retirement savings of younger workers will therefore suffer relatively higher impact from climate-related declines in global GDP than older workers’ retirement savings. Centene employees are likely already experiencing the anticipated financial costs of climate change. A recent report found that 401(k) participants at 12 major companies could have earned an estimated $5.1 billion in additional returns had their plans not been invested in fossil fuels over the past ten years.8
The Company’s high-carbon retirement plan may also contribute to difficulty in worker recruitment and retention, as polling indicates employee demand for responsible retirement options.9
Federal law requires that retirement plan fiduciaries act in beneficiaries’ best interests and ensure prudence of the plan’s investments. Recent regulatory amendments have confirmed that managing material climate risk is an appropriate consideration for retirement plan fiduciaries.10 The Company can best ensure that it is meeting its obligations to employees — especially younger employees — by appropriately mitigating climate risk in its retirement plan investments.
RESOLVED: Shareholders request Centene publish a report disclosing if and how the Company is protecting retirement plan beneficiaries — especially those with a longer investment time horizon — from increased future portfolio risk created by present-day investments in high-carbon companies.
1https://www.weforum.org/agenda/2023/10/climate-loss-and-damage-cost-16-million-per-hour/
2https://www.plansponsor.com/in-depth/climate-change-benchmarking-risk-retirement-plans/
3https://www.calpers.ca.gov/docs/forms-publications/mercer-asset-allocation-report.pdf, p.2
4https://www.centene.com/why-were-different/corporate-sustainability/healthy-environment/environmental-sustainability.html
5https://investyourvalues.org/retirement-plans/centene
6https://investyourvalues.org/retirement-plans/centene
7https://www.bloomberg.com/news/features/2022-10-20/how-to-purge-fossil-fuel-investments-from-your-401-k-or-ira#xj4y7vzkg
8https://www.asyousow.org/reports/the-impact-of-energy-sector-investments-on-the-financial-value-of-tech-401ks
9https://www.benefitnews.com/news/employees-want-retirement-plans-to-include-esg-investing
10https://www.federalregister.gov/
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134	Proposal 6 - Stockholder Proposal
Board of Directors' Statement in Opposition to Proposal Six
The Board believes that the report requested by the shareholder proposal does not protect participants in the Centene 401(k) plan, provide any useful information to our stockholders and in fact poses risks by putting pressure on the plan fiduciary to prioritize climate issues over plan participants’ financial interests. As described in more detail below, the Board recommends a vote “AGAINST” the proposal for the following reasons:
Our 401(k) Plan Offers Flexibility to Participants.
Our 401(k) plan provides participants with a diverse array of investment options for their retirement funds, including target date retirement trusts, index-based funds, a money market fund and actively managed funds. As a result, participants in our 401(k) plan are able to choose investments that align with their financial goals, risk tolerances and investment preferences and personal objectives. It is our plan participants, not the Company, that decide where to invest their retirement savings. In addition, the Company's internal investment committee is in the process of allowing participants to invest in a self-directed brokerage option that gives participants access to mutual funds from hundreds of fund families, which will include ESG-related fund options, increasing our participants' choice and flexibility.
Investment Determinations are Required to be Based on Relevant Risk-Return Factors
A plan fiduciary is responsible for selecting 401(k) investment options. Federal law requires that our plan fiduciary make investment determinations in a prudent manner and based on relevant risk-return investment options. By focusing too narrowly on climate risks, the proposal risks putting undue pressure on the plan fiduciary to make decisions that may not be the best interests of the participants.
An internal investment committee is the named investment fiduciary of our 401(k) plan, in accordance with the requirements of the Employer Retirement Security Act of 1974, as amended (ERISA). This investment committee, in consultation with an external investment advisor, governs the strategic direction of the 401(k) plan investment lineup and is responsible for selecting, reviewing, and retaining or changing the investment options available under the Plan. Under ERISA, the investment committee and its advisor must discharge their duties prudently, carefully, and solely in the interest of Plan participants and their beneficiaries.
The U.S. Department of Labor’s investment duties regulation mandates that an ERISA retirement plan fiduciary select investment options, including the default investment option, based on factors the fiduciary “reasonably determines are relevant to a risk and return analysis.” The law requires that a fiduciary may not sacrifice the interest of 401(k) plan participants’ retirement income or other financial benefits by compromising investment returns or taking on additional investment risks to promote unrelated benefit or goals. The weight given to a risk factor should be based on the facts and a reasonable assessment of its impact on risk and return.
In addition, the recent United States federal court decision in Spence vs. American Airlines suggests that considering factors other than investment return, especially ESG factors, are not permissible and a violation of the committee's fiduciary duty of loyalty to plan participants. The impact of this decision is unclear at this time, but it would not be prudent for the Company to take actions that could increase litigation risks against the Company for implementing the request in the proposal.
In discharging this fiduciary duty, the investment committee thoughtfully constructs, and closely and regularly monitors, investment options across a variety of different asset classes and investment styles, carefully weighing the potential risks, rewards, and goals for a wide range of employees. We believe this proposal, and the report it requests with its focus on climate risks and carbon emissions is not consistent with this duty. By overlooking the legally-mandated risk and return evaluation of the 401(k) plan, the proposal risks putting undue pressure on the investment committee to make changes that are imprudent or not in the best interests of 401(k) plan participants.

The Board recommends that stockholders vote "AGAINST" Proposal No. 6.

Centene Corporation

Security Ownership of Certain Beneficial Owners and Management	135
Security Ownership of Certain Beneficial Owners and Management
Five Percent Beneficial Owners of Common Stock
The following table sets forth the beneficial ownership of our common stock as of March 14, 2025, by (a) each person known to us to be the beneficial owner of more than five percent of the Company's common stock, (b) each of our NEOs and directors, including our director nominees and (c) all directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Outstanding Shares (#)	Shares Acquirable Within 60 Days (#)	Total Beneficial Ownership (#)		Percent of Class (%)[1]
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	61,190,588	—	61,190,588		12.3
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	45,659,856	—	45,659,856		9.2
Harris Associates, Inc. 11 South Wacker Drive Suite 4600 Chicago, IL 60606	26,314,183	—	26,314,183		5.3
Norges Bank Bankplassen 2 PO Box 1179 Sentrum NO-0107 Oslo, Norway	25,444,853	—	25,444,853		5.1
Kenneth A. Burdick	442,231	16,685	458,916	[2]	*
Frederick H. Eppinger	176,322	175,877	352,199	[2]	*
Andrew L. Asher	242,013	50,406	292,419		*
Sarah M. London	207,733	47,033	254,766		*
Kenneth J. Fasola	95,451	25,077	120,528		*
Christopher A. Koster	106,165	9,168	115,333		*
H. James Dallas	33,047	18,949	51,996	[2]	*
Theodore R. Samuels	30,860	16,177	47,037	[2]	*
Christopher J. Coughlin	30,098	16,757	46,855	[2]	*
Jessica L. Blume	22,120	22,916	45,036		*
Wayne S. DeVeydt	7,860	16,942	24,802	[2]	*
Thomas R. Greco	17,000	2,309	19,309		*
Lori J. Robinson	11,455	2,916	14,371		*
Monte E. Ford	4,340	9,582	13,922		*
Susan Smith	11,216	2,454	13,670		*
Kenneth Y. Tanji	59	864	923		*
All directors and executive officers as a group (17 persons)	1,376,548	423,338	1,799,886		*

* Represents less than 1% of outstanding shares of common stock.
[1]The ownership percentages set forth in this column are based on the assumption that each beneficial owner of more than five percent of the Company's common stock continued to own the number of shares reflected in the table above on March 14, 2025.

Proxy Statement 2025

136	Security Ownership of Certain Beneficial Owners and Management

[2]Shares beneficially owned by Messrs. Eppinger, Dallas, DeVeydt, Coughlin, Burdick and Samuels include 171,016, 6,033, 4,026, 3,841, 3,769 and 3,261, respectively, RSUs acquired through the Non-Employee Directors Deferred Stock Compensation Plan.

As of March 14, 2025, there were 496,060,052 shares of our common stock outstanding. Beneficial ownership is determined in accordance with the rules of the SEC. To calculate a stockholder's percentage of beneficial ownership, we include in the numerator and denominator those shares underlying options and stock units beneficially owned by that stockholder that are vested or that will vest within 60 days of March 14, 2025. Options held by other stockholders, however, are disregarded in the calculation of beneficial ownership. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ.
Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except to the extent authority is shared by spouses under applicable community property laws.
No director, executive officer, affiliate or owner of record, or beneficial owner of more than five percent of any class of our voting securities, or any associate of such individuals or entities, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries.
Information with respect to the outstanding shares beneficially owned by The Vanguard Group, Inc. is based on Schedule 13G/A filed with the SEC on February 13, 2024, by such firm, related to their Centene ownership. The Vanguard Group, Inc. beneficially owns 61,190,588 shares. Of the shares The Vanguard Group, Inc. owns, it has shared voting power over 717,036 shares, shared dispositive power over 2,313,336 shares and sole dispositive power over 58,877,252 shares.
Information with respect to the outstanding shares beneficially owned by BlackRock, Inc. is based on Schedule 13G/A filed with the SEC on November 12, 2024 by such firm, related to their Centene ownership. BlackRock, Inc. beneficially owns 45,659,856 shares. Of the shares BlackRock, Inc. owns, it has sole voting power over 40,647,930 shares and sole dispositive power over 45,659,856 shares.
Information with respect to the outstanding shares beneficially owned by Harris Associates, Inc. is based on Schedule 13G/A filed with the SEC on November 14, 2024, by such firm, related to their Centene ownership. Harris Associates, Inc. beneficially owns 26,314,183 shares. Of the shares Harris Associates, Inc. owns, it has sole voting power over 22,211,406 and sole dispositive power over 26,314,183 shares.
Information with respect to the outstanding shares beneficially owned by Norges Bank is based on Schedule 13G/A filed with the SEC on February 11, 2025, by such firm, related to their Centene ownership. Norges Bank beneficially owns 25,444,853 shares. Of the shares Norges Bank owns, it has sole voting power over 25,441,866 shares, shared dispositive power over 87,189 shares and sole dispositive power over 25,357,664 shares.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act, requires our directors, executive officers and persons who beneficially own more than 10% of our outstanding common stock to file reports of their stock ownership and changes in their ownership of our common stock with the SEC. In 2024, one Form 4 disclosing one transaction was filed late on behalf of one of our directors, Christopher Coughlin. Based on Company records and other information, Centene believes that all other SEC filing requirements applicable to its directors and executive officers were complied with for 2024.
Centene Corporation

Equity Compensation Plan Information	137
Equity Compensation Plan Information
The following table provides information as of December 31, 2024, about the securities authorized for issuance under our equity compensation plans consisting of our 2012 Stock Incentive Plan, the Magellan Plans, and the 2002 Employee Stock Purchase Plan.

Plan Category[1]	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(c) Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)
Equity compensation plans approved by stockholders	6,713,636	$77.72	11,087,075
Equity compensation plans not approved by stockholders	—	—	2,259,315	[2]
Total	6,713,636	$77.72	13,346,390
1Does not include 3,682 shares of common stock issuable pursuant to outstanding restricted stock units and 258,987 of stock options with a weighted average remaining life of 3.0 years and weighted average price of $66.17 granted under the Magellan Plans, which were assumed by the Company in connection with the acquisition on January 4, 2022.
2Pursuant to 303A of the NYSE Listed Company Manual, consists of shares of common stock that the Company may grant under the 2012 Stock Incentive Plan that were available for grant under the Magellan Plans at the time the Company acquired Magellan. Shares assumed by Centene from the Magellan Plans are available only for awards to legacy Magellan employees and employees joining the Company after January 4, 2022. In addition, the table above does not include 191,946 deferred RSUs outstanding under the Director Plan (described above on page 121) and 771,892 shares that remained available for future deferrals under the Director Plan.
The number of securities in column (a) and footnote 1 include 434,877 options with a weighted-average remaining life of 4.4 years and 6,541,428 shares of restricted stock and restricted stock units.
The number of securities in column (c) includes 2,925,700 shares available for future issuance under the 2002 Employee Stock Purchase Plan.
Proxy Statement 2025

138	Commonly Asked Questions and Answers About the Annual Meeting
Commonly Asked Questions and Answers About the Annual Meeting
1.Why am I receiving these materials?
These materials are being sent to you on behalf of our Board. You are receiving these materials because you are a stockholder of Centene that is entitled to receive notice of the Annual Meeting and to vote on matters that are properly presented at the Annual Meeting.
2.What is the purpose of the Annual Meeting?
Our stockholders meet annually to elect directors and to vote on other matters that are presented at the Annual Meeting.
3.What is a proxy?
If you designate another person to vote your shares, that other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. If you complete the enclosed proxy card to give us your proxy, you will have designated Sarah London, the Company's Chief Executive Officer, and Christopher Koster, the Company's Secretary, or their designees or such other individuals as the Board may later designate, as your proxies to vote your shares as directed.
4.What is the purpose of this proxy statement?
This proxy statement provides information regarding matters to be voted on by stockholders at the Annual Meeting and other information regarding the governance of the Company.
5.Where is the Annual Meeting?
The Annual Meeting will be held at 10:00 AM, Central Time, on Tuesday, May 13, 2025, at our corporate headquarters in the Centene Auditorium at 7700 Forsyth Boulevard, St. Louis, Missouri 63105.
6.How do I gain admission to the Annual Meeting?
Preregistration will be required if you desire to attend the annual meeting in person. To be admitted to the 2025 annual meeting, you must have been a stockholder at the close of business on the record date of March 14, 2025 or be the legal proxy holder or qualified representative of a stockholder, preregister for the annual meeting by 11:59 AM Eastern Time on May 9, 2025, and bring with you a valid government‐issued photo identification card (federal, state or local), such as a driver’s license or passport. Persons failing to preregister for the annual meeting or failing to provide proper identification may be denied admission to the annual meeting.
To preregister for the annual meeting, go to www.proxyvote.com. You will need to enter your 16‐digit control number, which can be found on your Notice of Internet Availability of Proxy Materials (the Availability Notice), voter instruction form and proxy card. The deadline to preregister to attend the annual meeting is 11:59 AM Eastern Time on May 9, 2025.
Please note that you will need to preregister in order to attend the annual meeting whether you vote before or at the meeting, and regardless of whether you are a registered or beneficial stockholder. If you are attending the meeting as a proxy or qualified representative for a stockholder, you will need to bring your legal proxy or authorization letter, in addition to having preregistered for the annual meeting and bringing your government‐issued photo identification card.
Stockholders must provide advance written notice to the Company if they intend to have a legal proxy (other than the persons appointed as proxies on the Company’s proxy card) or qualified representative attend the annual meeting on their behalf. The notice must include the name and address of the legal proxy or qualified representative and must be received by 11:59 AM Eastern Time on May 9, 2025 in order to allow enough time for the preregistration of such person.
Centene Corporation

Commonly Asked Questions and Answers About the Annual Meeting	139
Requests for preregistration will be processed in the order received. Please note that seating is limited, and requests for preregistration will be handled on a first‐come, first‐served basis.
To ensure the safety of all persons, in person attendees will also be required to enter through a security check point before being granted access to the meeting. Security measures may include bag, metal detector and hand‐wand searches. The use of cameras (including cell phones with photographic capabilities), recording devices, smart phones and other electronic devices is strictly prohibited. We strongly encourage you not to bring any bags to the meeting. Any bags brought to the meeting will be subject to inspection and must be clear plastic, vinyl or PVC and not exceed 12" x 6" x 12" or 30.5 x 15.25 x 30.5 cm. Any other bags will not be allowed.
We appreciate the opportunity to hear the views of our stockholders. In fairness to all stockholders and participants at our annual meeting, and in the interest of an orderly and constructive meeting, stockholder comments at our annual meeting will be subject to rules of conduct that will be enforced. Copies of these rules will be available at our annual meeting. Only stockholders, their valid proxy holders or other previously authorized representatives may address our annual meeting. Only proposals that meet the requirements of Rule 14a‐8 of the Exchange Act or our by-laws will be eligible for consideration at our annual meeting.
7.What does it mean if I receive more than one package of proxy materials?
This means that you have multiple accounts holding Centene shares. These may include: accounts with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., accounts holding shares that you have acquired under the Company's stock plans; and accounts with a broker, bank or other holder of record. Please vote all proxy cards and voting instruction forms that you receive with each package of proxy materials to ensure that all of your shares are voted.
8.Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?
Under rules adopted by the SEC, we provide access to our proxy materials on the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the Availability Notice) to some of our stockholders. If you received an Availability Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. The Availability Notice will tell you how to access and review the proxy materials on the internet at www.ProxyVote.com. The Availability Notice also tells you how to access your proxy card to vote on the internet. If you received an Availability Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions on the Availability Notice.
9.What is the record date and what does it mean?
The record date for the Annual Meeting is March 14, 2025. Holders of the Company's common stock at the close of business on the record date are entitled to receive notice of the Annual Meeting and to vote at the meeting.
10.Is there a minimum number of shares that must be represented in person or by proxy to hold the Annual Meeting?
Yes. A quorum is the minimum number of shares that must be present to conduct business at the Annual Meeting. The quorum requirement is the number of shares that represent a majority of the voting power of the outstanding shares of the Company and entitled to vote thereat as of the record date, present in person or represented by proxy. Shares necessary to meet the quorum requirement may be present in person or represented by proxy. There were 496,060,052 shares of our common stock issued and outstanding on the record date. Therefore, at least 248,030,027 shares of our common stock must be present in person or represented by proxy at the Annual Meeting to satisfy the quorum requirement.
Your shares will be counted to determine whether there is a quorum if you submit a valid proxy card or voting instruction form, give proper instructions over the telephone or on the internet or register to attend the Annual Meeting in person. Pursuant to Delaware law, proxies received but marked as abstentions and broker non-votes (which are discussed in Question 17 below) are counted as present for purposes of determining a quorum.
Proxy Statement 2025

140	Commonly Asked Questions and Answers About the Annual Meeting
11.Who can vote on matters that will be presented at the Annual Meeting?
You can vote if you were a stockholder of the Company at the close of business on the record date of March 14, 2025.
12.What is the difference between a registered stockholder and a beneficial owner?
Many Centene stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
•Registered stockholder: If your shares are registered directly in your name with the Company's transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered, with respect to those shares, the "stockholder of record" or a "registered stockholder," and these proxy materials are being sent directly to you by the Company. As the stockholder of record, you have the right to deliver your voting proxy directly to the Company or to vote in person at the Annual Meeting.
•Beneficial owner: If your shares are held in a stock brokerage account or by a bank, trustee or other nominee, you are considered the "beneficial owner" of those shares, and these proxy materials are being forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner you have the right to direct your broker, bank or other holder of record on how to vote your shares and you are invited to register to attend the Annual Meeting. Your broker, bank, trustee or nominee is obligated to provide you with a voting instruction form for you to use.
13.How many votes am I entitled to per share?
Each share of common stock outstanding on the record date is entitled to one vote on each matter properly presented at the Annual Meeting. Stockholders do not have a right to cumulate their votes.
14.Who will count the vote?
Broadridge Investor Communications Solutions, Inc. was appointed by our Board to tabulate the vote and act as Inspector of Election. Information about Broadridge Investor Communications Solutions, Inc. is available at www.broadridge.com.
15.How do I cast my vote?
Registered stockholders: There are four ways you can cast your vote:
•Vote on the internet at www.ProxyVote.com using the control number provided to you by 11:59 PM. Eastern Time on May 12, 2025;
•Vote by telephone at 1-800-690-6903 using the control number provided to you by 11:59 PM. Eastern Time on May 12, 2025;
•If you received a proxy card, complete and properly sign, date and return it in the postage paid envelope provided. If voting by mail, please allow sufficient time for the postal service to deliver your proxy card before the Annual Meeting; or
•Preregister to attend the Annual Meeting by 11:59 AM Eastern Time on May 9, 2025 and deliver your completed proxy card or complete a ballot in person.
Centene Corporation

Commonly Asked Questions and Answers About the Annual Meeting	141
Beneficial owners: Your proxy materials should include a voting instruction form from the institution holding your shares. There are up to four ways you can cast your vote:
•Vote on the internet at www.ProxyVote.com using the control number provided to you by the institution holding your shares by 11:59 PM. Eastern Time on May 12, 2025;
•Vote by telephone using the telephone number and the control number provided to you (note: the availability of telephone voting will depend upon the institution's voting processes);
•Complete and properly sign, date and return a voting instruction form from the institution holding your shares. Please allow sufficient time for your instructions to be received by the institution before the Annual Meeting; or
•Preregister to attend the annual meeting in person as described in Question 6 above by 11:59 AM Eastern Time on May 9, 2025 and obtain a legal proxy from the institution holding your shares to vote in person at the Annual Meeting.
•Please contact the institution holding your shares for additional information, including its deadline for voting.
16.What is the voting requirement to approve each of the proposals? How do abstentions and broker non-votes affect the vote outcome?
Proposal 1: Each director will be elected by a majority of votes cast, which means a majority of the votes cast "for" the particular director. As discussed further on page 31, our Corporate Governance Guidelines provide that any director nominee who receives a greater number of votes "against" his or her election than votes "for" such election shall, promptly following certificate of the vote, offer his or her resignation to the Board, the acceptance or rejection of which will be subject to Board action and subsequent disclosure.
Proposals 2, 3, 4, 5 and 6: Proposals 2, 3, 4, 5 and 6 will pass with the votes of a majority of votes cast, which means a majority of the votes cast "for" the proposal.
A broker non-vote (a broker non-vote is explained in the answer to Question 17) on a proposal is considered a share not entitled to vote on that proposal and is not a vote cast. Accordingly, a broker non-vote will have no effect on the vote outcome of any proposal.
Abstentions are considered shares entitled to vote on a proposal but are not considered as having been cast "for" or "against" a proposal. Therefore, abstentions will have no effect on the vote outcome of any proposal.
Discretionary voting by brokers will be permitted by the New York Stock Exchange only in connection with Proposal 3. Discretionary voting is explained in the answer to Question 17.
17.What if I return my proxy card or voting instruction form but do not provide voting instructions?
Registered stockholders: If you are a registered stockholder and you return your signed proxy card, your shares will be voted as you designate on the proxy card. If you do not return your voted proxy card, vote by phone or the internet or if you submit your proxy card with an unclear voting designation, your shares will not be voted. If you return your signed proxy card and do not provide a voting designation, your shares will be voted FOR the election of all director nominees listed in Proposal 1; FOR Proposals 2, 3 and 4; and AGAINST Proposals 5 and 6. The proxy holders will vote in their discretion as to any other matters that arise at the Annual Meeting.
Beneficial owners: In limited instances, your shares may be voted if they are held in the name of a broker, bank or other intermediary, even if you do not provide the holder with voting instructions. This is called "discretionary voting." Brokerage firms and banks generally have the authority, under NYSE rules, to vote shares on certain "routine" matters for which their customers do not provide voting instructions. Of the six proposals scheduled to be presented at the Annual Meeting, only Proposal 3, Ratification of the Appointment of Independent Registered Public Accounting Firm, is considered a routine matter under the NYSE's rules. Proposals 1, 2, 4, 5 and 6 and any other matter that may be presented at the Annual Meeting, are not considered routine. When a proposal is not a routine matter and the institution holding the shares has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the institution cannot vote the shares on that proposal. This is called a "broker non-vote." In tabulating the voting result for any particular proposal, shares represented at the Annual Meeting that constitute broker non-votes will not be included in vote totals. As a result, they will have no effect on the outcome of any vote.
Proxy Statement 2025

142	Commonly Asked Questions and Answers About the Annual Meeting
18.Can I change my mind after I submit my proxy?
Yes, if you vote by proxy, you may revoke that proxy by:
•voting again on the internet or by telephone prior to the applicable deadline for the votes to be tabulated at the Annual Meeting;
•signing another proxy card with a later date and mailing it, provided it is received prior to the Annual Meeting; or
•preregistering to attend the Annual Meeting in person as described in Question 6 above by 11:59 AM Eastern Time on May 9, 2025, and delivering your proxy or casting a ballot in person.
If you are a beneficial owner of our stock, you must obtain a legal proxy from the institution holding your shares to vote in person at the Annual Meeting and preregister to attend the annual meeting in person as described in Question 6 above by 11:59 AM Eastern Time on May 9, 2025.
19.Where can I find the voting results of the Annual Meeting?
We intend to announce preliminary voting results at the Annual Meeting and publish voting results on a Current Report on Form 8-K within four business days after the conclusion of the Annual Meeting. The Form 8-K will be accessible at the SEC's website at www.sec.gov or on our website at www.centene.com.
20.What if I have additional questions that are not addressed here?
You may call Investor Relations at (212) 549-1306, e-mail Investor Relations at investors@centene.com or call the Office of the Secretary at (314) 725-4477.
Centene Corporation

Other Matters	143
Other Matters
Committee Reports
The information contained in the Compensation and Talent Committee Report and the Audit and Compliance Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933 or the Exchange Act, except to the extent the filing specifically incorporates such information by reference therein.
Proxy Solicitation Costs
This proxy solicitation is sent on behalf of our Board, and all costs and expenses associated with soliciting proxies will be borne by the Company. In addition to the use of the mailings, our directors, executive officers and our associates by personal interview, telephone or telegram may solicit proxies. Such directors, executive officers and associates will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of our common stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith. We have retained Saratoga Proxy Consulting, LLC, a proxy soliciting firm, to assist with the solicitation of proxies for a fee of $12,500 plus fees for any retail stockholder outreach services and reimbursement for out-of-pocket expenses.
Stockholder Proposals and Director Nominations
Stockholder Proposals for Inclusion in our 2026 Proxy Statement. For our 2026 Annual Meeting of Stockholders, to be eligible for inclusion in our 2026 proxy statement under the SEC's Rule 14a-8 requirements, any stockholder proposals under Rule 14a-8 must be submitted to Christopher A. Koster, our Secretary, at 7700 Forsyth Boulevard, St. Louis, Missouri 63105, no later than November 27, 2025.
Director Nominations under our Proxy Access By-laws. Our By-laws provide for a right of proxy access. This enables stockholders, under specified conditions, to include their nominees for election as directors in our proxy statement. Under our By-laws, a stockholder (or group of up to 20 stockholders) who has continuously owned at least 3% of the outstanding shares of our common stock for at least three consecutive years and has complied with the other requirements in our By-laws may nominate up to the greater of two individuals or 20% of the Board and have such nominee(s) included in our proxy statement. Notice of nominees for our 2026 annual meeting of stockholders must be received by the Secretary not later than February 12, 2026 and not earlier than January 13, 2026.
Director Nominations and other Stockholder Proposals for Presentation at the 2026 Annual Meeting. Our advance notice By-laws also provide procedures regarding nominations of directors and other proposals that a stockholder wishes to have considered at a meeting of stockholders. Under our By-laws, written notice of such stockholder nominations to the Board of Directors or any other business proposed by a stockholder must be delivered to our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. Accordingly, any stockholder who wishes to nominate a director other than under our proxy access By-law or propose other business to be considered at the 2026 annual meeting of stockholders must deliver a written notice (containing the information specified in our By-laws regarding the stockholder and the proposed action) to Christopher A. Koster, our Secretary, at 7700 Forsyth Boulevard, St. Louis, Missouri 63105, not later than February 12, 2026 and not earlier than January 13, 2026.
Please be aware that merely submitting a proposal to us is not a guarantee that it will either be included in our 2026 proxy statement or considered at our 2026 Annual Meeting of Stockholders.
Proxy Statement 2025

144	Other Matters
Multiple Stockholders Having the Same Address
We have adopted a process called "householding" for mailing proxy materials in order to reduce costs. Householding means that stockholders who share the same last name and address will receive only one copy of our 2024 Annual Report on Form 10-K and this proxy statement (collectively, the proxy materials) unless we receive contrary instructions. For those stockholders receiving our Notice of Internet Availability of Proxy Materials (Availability Notice), we will provide a separate Availability Notice for each stockholder. For those households receiving copies of our Annual Report on Form 10-K and proxy statement, we will continue to mail a proxy card to each stockholder of record. If you prefer to receive multiple copies of the proxy materials at the same address, additional copies will be provided to you promptly upon request. If you hold your shares in street name or are a registered holder, you should direct your request to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717, telephone number (800) 542-1061. You may also request copies of our proxy materials or notify us that you wish to receive a separate copy of these documents for each stockholder, or a single copy for each address, by writing to Investor Relations Department, Centene Corporation, 7700 Forsyth Boulevard, St. Louis, Missouri 63105, or by calling (314) 725-4477. The Company's Annual Report on Form 10-K for the year ended December 31, 2024 and this proxy statement are also available at www.ProxyVote.com.
Requests for Additional Information
We will provide without charge to each beneficial holder of our common stock on the record date, upon the written request of any such person, a copy of our Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2024, as filed with the SEC. We will provide copies of any exhibit(s) to our Annual Report on Form 10-K upon request and upon payment of a reasonable fee not to exceed our costs in providing such copy. We will also provide to any person without charge, upon request, a copy of our Code of Conduct, our Corporate Governance Guidelines and our Board Committee Charters. Any such requests should be made in writing to Investor Relations, Centene Corporation, 7700 Forsyth Boulevard, St. Louis, Missouri 63105. A copy of these documents and our other SEC filings are also available on our website at www.centene.com. We intend to disclose future amendments to, or waivers, if any, from the provisions of the Code of Conduct made with respect to any of our directors and executive officers on our website. The information contained in any website or report referenced in this proxy statement is not incorporated by reference into, and does not form a part of, this proxy statement.
Centene Corporation

Other Matters	145
Forward-Looking Statements
All statements, other than statements of current or historical fact, contained in this proxy statement are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as "believe," "anticipate," "plan," "expect," "estimate," "guidance," "intend," "seek," "target," "goal," "may," "will," "would," "could," "should," "can," "continue" and other similar words or expressions (and the negative thereof). Centene Corporation and its subsidiaries (Centene, the Company, our, or we) intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include, without limitation, statements about our expected future operating or financial performance, changes in laws and regulations (including but not limited to, renewal and modification of the enhanced advance premium tax credits associated with the Marketplace product), market opportunity, competition, expected contract start dates and terms, expected activities in connection with completed and future acquisitions and dispositions, our investments and the adequacy of our available cash resources. These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. All forward-looking statements included in this proxy statement are based on information available to us on the date hereof. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this proxy statement, whether as a result of new information, future events, or otherwise, after the date hereof. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables and events including, but not limited to: our ability to design and price products that are competitive and/or actuarially sound including but not limited to any impacts resulting from Medicaid redeterminations; our ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that could impact revenue and future growth; our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, including fluctuations in medical utilization rates; competition, including for providers, broker distribution networks, contract reprocurements and organic growth; our ability to adequately anticipate demand and timely provide for operational resources to maintain service level requirements in compliance with the terms of our contracts and state and federal regulations; our ability to manage our information systems effectively; disruption, unexpected costs, or similar risks from business transactions, including acquisitions, divestitures, and changes in our relationships with third-party vendors; impairments to real estate, investments, goodwill, and intangible assets; changes in senior management, loss of one or more key personnel or an inability to attract, hire, integrate and retain skilled personnel; membership and revenue declines or unexpected trends; rate cuts, insufficient rate changes or other payment reductions or delays by governmental payors and other risks and uncertainties affecting our government businesses; changes in healthcare practices, new technologies, and advances in medicine; our ability to effectively and ethically use artificial intelligence and machine learning in compliance with applicable laws; increased healthcare costs; inflation and interest rates; the effect of social, economic, and political conditions and geopolitical events, including as a result of changes in U.S. presidential administrations or Congress; changes in market conditions; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act (collectively referred to as the ACA) and any regulations enacted thereunder, including the timing and terms of renewal or modification of the enhanced advance premium tax credits or program integrity initiatives that could have the effect of reducing membership or profitability of our products; uncertainty concerning government shutdowns, debt ceilings or funding; tax matters; disasters, climate-related incidents, acts of war or aggression or major epidemics; changes in expected contract start dates and terms; changes in provider, broker, vendor, state, federal and other contracts and delays in the timing of regulatory approval of contracts, including due to protests and our ability to timely comply with any such changes to our contractual requirements or manage any unexpected delays in regulatory approval of contracts; the expiration, suspension, or termination of our contracts with federal or state governments (including, but not limited to, Medicaid, Medicare or other customers); the difficulty of predicting the timing or outcome of legal or regulatory audits, investigations, proceedings or matters, including, but not limited to, our ability to resolve claims and/or allegations made by states with regard to past practices on acceptable terms, or at all, or whether additional claims, reviews or investigations will be brought by states, the federal government or shareholder litigants, or government investigations; challenges to our contract awards; cyber-attacks or other data security incidents or our failure to comply with applicable privacy, data or security laws and regulations; the exertion of management's time and our resources, and other expenses incurred and business changes required in connection with complying with the terms of our contracts and the undertakings in connection with any regulatory, governmental, or third party consents or approvals for acquisitions or dispositions; any changes in expected closing dates, estimated purchase price, or accretion for acquisitions or dispositions; losses in our investment portfolio; restrictions and limitations in connection with our indebtedness; a downgrade of our corporate family rating, issuer rating or credit rating of our indebtedness; the availability of debt and equity financing on terms that are favorable to us and risks and uncertainties discussed in the reports that Centene has filed with the Securities and Exchange Commission (SEC). This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition, and results of operations, in our filings with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including without limitation our ability to maintain adequate premium levels or our ability to control our future medical and selling, general and administrative costs.
Proxy Statement 2025

146	Appendix A - Reconciliation of Non-GAAP Measures
Appendix A - Reconciliation of Non-GAAP Measures
This proxy statement includes certain non-GAAP financial measures as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally in evaluating the Company's performance and for planning purposes, by allowing management to focus on period-to-period changes in the Company's core business operations, and in determining employee incentive compensation. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The Company strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP financial measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.
Specifically, the Company believes the presentation of non-GAAP financial measures that excludes amortization of acquired intangible assets, acquisition and divestiture related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company's core performance over time. The tables and discussion below provide reconciliations of non-GAAP items.
The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Year Ended December 31,
	2024	2023	2022	2021	2020
GAAP net earnings attributable to Centene	$3,305	$2,702	$1,202	$1,347	$1,808
Amortization of acquired intangible assets	692	718	817	770	719
Acquisition and divestiture related expenses	82	70	213	185	602
Other adjustments[1]	(117)	464	1,540	1,275	29
Income tax effects of adjustments[2]	(209)	(308)	(410)	(537)	(262)
Adjusted net earnings	$3,753	$3,646	$3,362	$3,040	$2,896

	Year Ended December 31,
	2024	2023	2022	2021	2020
GAAP diluted EPS attributable to Centene	$6.31	$4.95	$2.07	$2.28	$3.12
Amortization of acquired intangible assets	1.32	1.32	1.40	1.31	1.24
Acquisition and divestiture related expenses	0.16	0.13	0.36	0.31	1.04
Other adjustments[1]	(0.22)	0.85	2.65	2.16	0.05
Income tax effects of adjustments[2]	(0.40)	(0.57)	(0.70)	(0.91)	(0.45)
Adjusted diluted EPS	$7.17	$6.68	$5.78	$5.15	$5.00
Centene Corporation

Appendix A - Reconciliation of Non-GAAP Measures	147
1Other adjustments include the following items:
2024 - net gain on the previously reported divestiture of Magellan Specialty Health due to the achievement of contingent consideration and finalization of working capital adjustments of $83 million, or $0.16 per share ($0.12 after-tax), net gain on the sale of property of $24 million, or $0.04 per share ($0.03 after-tax), gain on the previously reported divestiture of Circle Health Group (Circle Health) of $20 million, or $0.04 per share ($0.12 after-tax), gain on the sale of Collaborative Health Systems (CHS) of $17 million, or $0.03 per share ($0.02 after-tax), Health Net Federal Services asset impairment due to the 2024 final ruling on the TRICARE Managed Care Support Contract of $14 million, or $0.03 per share ($0.02 after-tax), severance costs due to a restructuring of $13 million, or $0.02 per share ($0.01 after-tax), an additional loss on the divestiture of our Spanish and Central European businesses of $7 million, or $0.01 per share ($0.01 after-tax) and gain on the previously reported divestiture of HealthSmart due to the finalization of working capital adjustments of $7 million, or $0.01 per share ($0.01 after-tax).
2023 - Circle Health impairment of $292 million, or $0.53 per share ($0.47 after-tax), Operose Health Group (Operose Health) impairment of $140 million, or $0.26 per share ($0.24 after-tax), real estate impairments of $105 million, or $0.19 per share ($0.16 after-tax), gain on the sale of Apixio of $93 million, or $0.17 per share ($0.12 after-tax), severance costs due to a restructuring of $79 million, or $0.15 per share ($0.11 after-tax), gain on the sale of Magellan Specialty Health of $79 million, or $0.14 per share ($0.11 after-tax), a reduction to the previously reported gain on the sale of Magellan Rx of $22 million, or $0.04 per share ($0.02 after-tax), gain on the previously reported divestiture of Centurion of $15 million, or $0.03 per share ($0.02 after-tax) and an additional loss on the divestiture of our Spanish and Central European businesses of $13 million, or $0.02 per share ($0.01 after-tax).
2022 - real estate impairments of $1,642 million, or $2.82 per share ($2.08 after-tax), PANTHERx Rare (PANTHERx) divestiture gain of $490 million, or $0.84 per share ($0.65 after-tax), impairments of assets associated with the divestitures of our Spanish and Central European, Centurion and HealthSmart businesses of $458 million, or $0.78 per share ($0.60 after-tax), Magellan Rx divestiture gain of $269 million, or $0.46 per share ($0.17 after-tax), Health Net Federal Services asset impairment of $233 million, or $0.40 per share ($0.39 after-tax), gain on debt extinguishment of $27 million, or $0.04 per share ($0.03 after-tax), increase to the previously reported gain on the divestiture of U.S. Medical Management (USMM) due to the finalization of working capital adjustments of $13 million, or $0.02 per share ($0.02 after-tax), and costs related to the pharmacy benefits management (PBM) legal settlement of $6 million, or $0.01 per share ($0.00 after-tax).
2021 - PBM legal settlement expense of $1,264 million, or $2.14 per share ($1.76 after-tax), gain related to the acquisition of the remaining 60% interest of Circle Health of $309 million, or $0.52 per share ($0.52 after-tax), impairment of our equity method investment in RxAdvance of $229 million, or $0.39 per share ($0.32 after-tax), gain related to the divestiture of USMM of $150 million or $0.25 per share ($0.23 after-tax), debt extinguishment costs of $125 million, or $0.21 per share ($0.16 after-tax), reduction to the previously reported gain on divestiture of certain products of our Illinois health plan of $62 million, or $0.10 per share ($0.08 after-tax), and severance costs due to a restructuring of $54 million, or $0.09 per share ($0.06 after-tax).
2020 - Gain related to the divestiture of certain products of our Illinois health plan of $104 million, or $0.18 per share ($0.10 after-tax); and non-cash impairment of our third-party care management software business of $72 million, or $0.12 per share ($0.10 after-tax); and debt extinguishment costs of $61 million, or $0.11 per share ($0.07 after-tax).
2The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment. In addition, the year ended December 31, 2024, includes a tax benefit of $1 million, or $0.00 per share, related to tax adjustments on previously reported divestitures. The year ended December 31, 2023 includes a one-time income tax benefit of $69 million, or $0.13 per share, resulting from the distribution of long-term stock awards to the estate of the Company's former CEO and tax expense of $3 million, or $0.01 per share, related to tax adjustments on previously reported divestitures. The year ended December 31, 2022, includes tax expense of $107 million, or $0.18 per share, related to the Magellan Specialty Health divestiture and a $15 million, or $0.03 per share, tax benefit related to the RxAdvance impairment.
Proxy Statement 2025

148	Appendix A - Reconciliation of Non-GAAP Measures
Reconciliation of GAAP net earnings to adjusted EBITDA ($ in millions):

	Year Ended December 31,
	2024	2021
GAAP net earnings attributable to Centene	$3,305	$1,347
Income tax expense	963	477
Interest expense	702	665
Depreciation	549	565
Amortization	692	770
Stock compensation expense	212	203
Other adjustments[1]	(130)	1,207
Adjusted EBITDA	$6,293	$5,234
1Other adjustments include the following pre-tax items:
afor the year ended December 31, 2024: net gain on the previously reported divestiture of Magellan Specialty Health due to the achievement of contingent consideration and finalization of working capital adjustments of $83 million, net gain on the sale of property of $24 million, gain on the previously reported divestiture of Circle Health of $20 million, gain on the sale of CHS of $17 million, Health Net Federal Services asset impairment due to the 2024 final ruling on the TRICARE Managed Care Support Contract of $14 million, an additional loss on the divestiture of our Spanish and Central European businesses of $7 million, and gain on the previously reported divestiture of HealthSmart due to the finalization of working capital adjustments of $7 million.
bfor the year ended December 31, 2021: PBM legal settlement expense of $1,250 million; gain related to the acquisition of the remaining 60% interest of Circle Health of $309 million, impairment of our equity method investment in RxAdvance of $229 million, gain related to the divestiture of USMM of $150 million, debt extinguishment costs of $125 million, and reduction to the previously reported gain on divestiture of certain products of our Illinois health plan of $62 million.
The Company also references adjusted pre-tax margin for the 2022-2024 performance year metrics, which is derived from pre-tax net income divided by premium and service revenues. Pre-tax net income excludes acquisition and divestiture related expenses and specific one-time items consistent with those outlined in our adjusted diluted EPS calculation.
Centene Corporation

Appendix B - 2025 Stock Incentive Plan	149
Appendix B - 2025 Stock Incentive Plan
CENTENE CORPORATION
2025 Stock Incentive Plan
1.Purpose
The purpose of this 2025 Stock Incentive Plan (the “Plan”) of Centene Corporation, a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company, by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”). This Plan is a successor to the Centene Corporation 2012 Stock Incentive Plan, as amended, and the Magellan Health, Inc. 2016 Management Incentive Plan and Magellan Health Services, Inc. 2011 Management Incentive Plan (the “Centene Prior Plan” and the “Magellan Plans,” and together, the “Prior Plans”) and, provided that this Plan is approved by the Company’s stockholders, no further grants shall be made pursuant to the Prior Plans.
2.Eligibility
All of the Company’s employees, officers, directors, consultants and advisors are eligible to be granted stock options (“Options”), Restricted Stock (as hereinafter defined), Restricted Stock Units (“RSUs”), Stock Appreciation Rights (“SARs”) and any other stock based awards that have values based on the values of shares, including but not limited to grants of stock and grants of rights to receive stock in the future (“Other Stock Based Awards”) (each, an “Award”) under the Plan, to the extent that an offer or receipt of an Award is permitted by applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations. Holders of equity compensation Awards granted by a company that is acquired by the Company (or whose business is acquired by the Company) or with which the Company combines are eligible for Awards granted in assumption of, or in substitution for, an outstanding Award previously granted by a company or other business acquired by the Company or with which the Company combines (“Substitute Awards”) under the Plan to the extent permitted under applicable regulations of any stock exchange on which the Company is listed. Each person who has been granted an Award under the Plan shall be deemed a “Participant.”
3.Administration and Delegation
(a)Administration by Compensation Committee of the Board of Directors. The Plan will be administered by the Compensation Committee of the Board. The Compensation Committee shall have authority to: (i) designate Participants, (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan, (iii) determine the number of shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards, (iv) determine the terms and conditions of any Award and prescribe the form of each Award agreement, which need not be identical for each Participant, (v) determine whether, to what extent, under what circumstances and by which methods Awards may be settled or exercised in cash, shares, Other Stock Based Awards, other property, net settlement (including broker-assisted cashless exercise), or any combination thereof, or canceled, forfeited or suspended, (vi) determine whether, to what extent and under what circumstances cash, shares, Other Stock Based Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Compensation Committee, (vii) amend terms or conditions of any outstanding Awards, (viii) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency, (ix) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the
Proxy Statement 2025

150	Appendix B - 2025 Stock Incentive Plan
Plan, (x) establish, amend, suspend or waive such rules and regulations and appoint such agents, trustees, brokers, depositories and advisors and determine such terms of their engagement as it shall deem appropriate for the proper administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations and (xi) make any other determination and take any other action that the Compensation Committee deems necessary or desirable for the administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations. Awards to a director or an “officer” of the Company (as defined by Rule 16a-1 under the Securities Exchange Act of 1934, as amended (a “Section 16 Officer” and the “Exchange Act”)) may only be recommended by a committee comprised solely of independent directors. All decisions by the Compensation Committee shall be made in the Compensation Committee’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Compensation Committee shall be liable for any action or determination relating to or under the Plan made in good faith.
(b)Appointment of Committees. To the extent permitted by applicable law, including under Section 157(c) of the Delaware General Corporation Law, the Compensation Committee may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Compensation Committee” shall mean the Compensation Committee or a subcommittee or the executive officers referred to in Section 3(c) to the extent that the Compensation Committee’s powers or authority under the Plan have been delegated to such Committee or executive officers.
(c)Delegation to Executive Officers. To the extent permitted by applicable law, the Compensation Committee may delegate to one or more executive officers of the Company the power to grant Awards to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Compensation Committee may determine, provided that the Compensation Committee shall fix the terms of the Awards to be granted by such executive officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the executive officers may grant; provided further, however, that no executive officer shall be authorized to grant Awards to any “executive officer” of the Company, as defined by Rule 3b-7 under the Exchange Act, or to any Section 16 Officer.
4.Stock Available for Awards
(a)Initial Share Reserve. Subject to adjustment under Section 8, Awards may be made under the Plan for up to 15,000,000 shares of common stock, $.001 par value per share, of the Company (“Common Stock”), less one (1) share for every one (1) share of Common Stock subject to an award granted under the Prior Plans after March 15, 2025.
(b)Permitted Addbacks to Share Reserve. If (i) any shares of Common Stock subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or (ii) after March 15, 2025, any shares of Common Stock subject to an award under the Prior Plans are forfeited, expire or are settled for cash (in whole or in part), then in each such case the shares subject to such Award or award under the Prior Plans shall, to the extent of such forfeiture, expiration or cash settlement, be added to the shares of Common Stock authorized for grant under Section 4(a) above. In the event that withholding tax liabilities arising from an Award other than an Option or SAR or, after March 15, 2025, an award other than an option or stock appreciation right under the Prior Plans are satisfied by the tendering of shares of Common Stock (either actually or by attestation) or by the withholding of shares of Common Stock by the Company, the shares of Common Stock so tendered or withheld shall be added to the shares of Common Stock authorized for grant under Section 4(a) above; provided, however, that shares that again become available for issuance under the Plan pursuant to the preceding clause shall not increase the numbers of shares that may be granted under the Plan in connection with ISOs (as hereinafter defined).
(c)No Recycling of Options or SARs. Notwithstanding anything to the contrary contained herein, the following shares of Common Stock shall not be added to the shares authorized for grant under Section 4(a): (i) shares tendered or withheld in payment of the purchase price of an Option or an option granted under the Prior Plans, (ii) shares tendered or withheld to satisfy any tax withholding obligation with respect to Options or SARs or options or stock appreciation rights granted under the Prior Plans, (iii) shares subject to a SAR or a stock appreciation right granted under the Prior Plans that are not issued in connection with its stock settlement on exercise thereof, and (iv) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or options granted under the Prior Plans.
Centene Corporation

Appendix B - 2025 Stock Incentive Plan	151
(d)Source of Shares. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.
(e)Substitute Awards. Shares underlying Substitute Awards and shares remaining available for grant under a plan of an acquired company or of a company with which the Company combines (whether by way of amalgamation, merger, sale and purchase of shares or other securities or otherwise), appropriately adjusted to reflect the acquisition or combination transaction, shall not reduce the number of shares remaining available for grant hereunder.
(f)Director compensation limit. Subject to adjustment under Section 8, a Participant who is a non-employee director may not receive compensation in the aggregate, including cash payments and Awards but excluding any vested deferred compensation from any prior year, in excess of $1,000,000 during each calendar year while serving in such capacity (it being understood that for this purpose the value of any Awards shall be determined at the time of grant). Any compensation granted, paid or awarded for services other than as a non-employee director (including as an officer, employee or consultant of the Company or its affiliates) shall not count towards such limit.
5.Options
(a)General. The Compensation Committee may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not intended to be an ISO shall be designated a “Nonstatutory Stock Option.”
(b)ISOs. An Option that the Compensation Committee intends to be an “incentive stock option” as defined in Section 422 of the Code (an “ISO”) shall only be granted to employees of Centene Corporation, any of Centene Corporation’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive ISOs under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an ISO is not an ISO. The maximum number of shares that may be issued pursuant to the exercise of ISOs under the Plan shall be 15,000,000.
(c)Exercise Price. The Compensation Committee shall establish the exercise price at the time each Option is granted and specify it in the applicable Award agreement, provided, however, that the exercise price shall be not less than 100% of the Fair Market Value (as hereinafter defined) of the Common Stock, as determined by the Compensation Committee, at the time the Option is granted.
(d)Notwithstanding the foregoing, an Option may be granted with an exercise price lower than 100% of the Fair Market Value of the Common Stock if such Option is a Substitute Award and is granted in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code.
(e)Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Compensation Committee may specify in the applicable Award agreement, provided, however, that no Option will be granted for a term in excess of 10 years.
(f)Exercise of Option. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Compensation Committee together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised. To the extent an Option is not previously exercised as to all of the shares subject thereto, and, if the Fair Market Value of one share of Common Stock is greater than the exercise price then in effect, then the Option shall be deemed automatically exercised immediately before its expiration, unless prohibited by applicable policy of the Company, its subsidiaries or affiliates or otherwise provided in any applicable Award agreements.
Proxy Statement 2025

152	Appendix B - 2025 Stock Incentive Plan
(g)Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:
in cash or by check, payable to the order of the Company;
except as the Compensation Committee may, in its sole discretion, otherwise provide in an applicable Award agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;
when the Common Stock is registered under the Exchange Act, by delivery of shares of Common Stock owned by the Participant valued at their Fair Market Value, taking into account the requirements of Section 409A of the Code and any other applicable laws, rules, or regulations, but in no event shall the Compensation Committee apply discounts to the Fair Market Value for the lack of marketability or controlling interest;
“Fair Market Value” means (i) with respect to shares, the closing price of the share on the trading day immediately preceding the date of determination or on the applicable date of determination on the principal stock market or exchange on which the shares are quoted or traded, or if shares are not so quoted or traded, the fair market value of a share as determined by the Compensation Committee, and (ii) with respect to any property other than shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Compensation Committee.
such other lawful consideration as the Compensation Committee may determine in its sole discretion, provided that (i) at least an amount equal to the par value of the Common Stock being purchased shall be paid in cash and (ii) no such consideration shall consist in whole or in part of a promissory note or other evidence of indebtedness; or by any combination of the above permitted forms of payment.
6.Restricted Stock; RSUs; Other Stock Based Awards
(a)Grants. The Compensation Committee may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares or repurchase of such shares for a nominal amount if issued at no cost) from the recipient in the event that conditions specified by the Compensation Committee in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Compensation Committee for such Award. The Compensation Committee may provide in an Award agreement that an Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to an Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to an Award of Restricted Stock, such Participant shall be required to file promptly a copy of such election with the Company and the applicable Internal Revenue Service office. Instead of granting Awards for Restricted Stock, the Compensation Committee may grant Awards entitling the recipient to receive shares of Common Stock to be delivered in the future (“RSUs”) subject to such terms and conditions on the delivery of the shares of Common Stock as the Compensation Committee shall determine (each Award for Restricted Stock or RSUs, a “Restricted Stock Award”). The Compensation Committee may also permit an exchange of unvested shares of Common Stock that have already been delivered to a Participant for an instrument evidencing the right to future delivery of Common Stock at such time or times, and on such conditions, as the Compensation Committee shall specify. In addition, the Compensation Committee may issue Other Stock Based Awards. The Compensation Committee is additionally authorized to grant Awards to Participants that may be earned upon achievement or satisfaction of performance conditions specified by the Compensation Committee (“Performance Awards”). The Compensation Committee may, in its discretion, adjust the amount of a settlement otherwise to be made in connection with a Performance Award.
(b)Terms and Conditions. The Compensation Committee shall determine the terms and conditions of any such Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any. The Compensation Committee shall also determine the terms and conditions of any Other Stock Based Awards. The Compensation Committee may issue an Other Stock Based Award which includes, but is not limited to, the right to receive upon grant fully vested shares of stock.
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(c)Stock Certificates. Any stock certificates issued in respect of a Restricted Stock Award, if applicable, shall be registered in the name of the Participant and, unless otherwise determined by the Compensation Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Compensation Committee, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.
7.Stock Appreciation Rights
(a)General. A Stock Appreciation Right (“SAR”) is an Award entitling the holder, upon exercise, to receive an amount in Common Stock determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock. The date as of which such appreciation or other measure is determined shall be the exercise date.
(b)Grants. SARs may be granted under the Plan. The Compensation Committee shall establish the exercise price at the time each SAR is granted and specify it in the applicable SAR agreement, provided, however, that the exercise price shall be not less than 100% of the Fair Market Value of the Common Stock, as determined by the Compensation Committee, at the time the SAR is granted. Notwithstanding the foregoing, a SAR may be granted with an exercise price lower than 100% of the Fair Market Value of the Common Stock if such SAR is a Substitute Award and is granted in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code. No SAR will be granted for a term in excess of 10 years. A SAR will become exercisable at such time or times, and on such conditions, as the Compensation Committee may specify in the SAR Award.
(c)Exercise. SARs may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Compensation Committee, together with any other documents required by the Compensation Committee. To the extent a SAR is not previously exercised as to all of the shares subject thereto, and, if the Fair Market Value of one share of Common Stock is greater than the exercise price then in effect, then the SAR shall be deemed automatically exercised immediately before its expiration, unless prohibited by applicable policy of the Company, its subsidiaries or affiliates or otherwise provided in any applicable Award agreements.
8.Adjustments for Changes in Common Stock and Certain Other Events
(a)Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, (i) the number and class of securities available under the Plan, (ii) the number and class of and/or price of shares of Common Stock subject to outstanding Awards granted under the Plan, (iii) the repurchase price per share subject to each outstanding Restricted Stock Award, (iv) the grant, acquisition, exercise or hurdle price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award, and (v) the terms and conditions of any outstanding Awards, including the performance criteria of any Performance Awards shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent the Compensation Committee shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate; provided, however, that the number of shares subject to any Award denominated in shares shall always be a whole number. Furthermore, in such event, the Compensation Committee shall be permitted to (A) cancel and terminate any outstanding Award by making provisions for payments of cash, property or a combination thereof having an aggregate value equal to the value of such outstanding Award, as determined by the Compensation Committee in its sole discretion, and (B) in the case of any Option or SAR having a per-share exercise price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject thereto, cancel such Option or SAR without any payment or consideration therefor.
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(a)Liquidation or Dissolution. In the event of a proposed liquidation or dissolution of the Company, the Compensation Committee shall upon written notice to the Participants provide that all then unexercised Options, Other Stock Based Awards and SARs will (i) become exercisable in full as of a specified time at least 10 business days prior to the effective date of such liquidation or dissolution and (ii) terminate effective upon such liquidation or dissolution, except to the extent exercised before such effective date. The Compensation Committee may specify the effect of a liquidation or dissolution on any Restricted Stock Award granted under the Plan at the time of the grant.
9.General Provisions Applicable to Awards
(a)Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an ISO, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided that the Compensation Committee may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or family partnership established solely for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a registration statement on Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act of 1933, as amended, and provided further that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.
(b)Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Compensation Committee shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.
(c)Compensation Committee Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Compensation Committee need not treat Participants uniformly.
(d)Termination of Status. The Compensation Committee shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award; provided that a termination of employment with respect to unvested Awards shall be deemed to occur for a Participant employed by, or performing services for, a subsidiary when such subsidiary ceases to be a subsidiary unless such Participant’s employment or service continues with the Company or another subsidiary. With respect to any Award subject to Section 409A of the Code (and not exempt therefrom), a termination of service occurs when a Participant experiences a “separation from service” (as such term is defined under Section 409A of the Code).
(e)Withholding. Each Participant shall pay to the Company or make provision satisfactory to the Compensation Committee for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. Except as the Compensation Committee may otherwise provide in an Award, when the Common Stock is registered under the Exchange Act, Participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the rate of withholding that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.
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(f)Amendment of Award. Subject to any applicable law or government regulation and to the rules of the applicable stock market or exchange, the Compensation Committee may amend, adjust, modify or terminate any outstanding Award, including but not limited to, substituting therefore another Award of the same or a different type, changing the date of exercise or realization, and converting an ISO to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Compensation Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant, and would not cause adverse tax consequences to the Participant under Section 409A of the Code.
(g)Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.
(h)Minimum Vesting of Awards. Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan (other than cash-based awards) shall vest no earlier than the first anniversary of the date on which the Award is granted; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) Substitute Awards, (ii) shares of Common Stock delivered in lieu of fully vested cash obligations, (iii) Awards to non-employee directors that vest on earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) any additional Awards the Compensation Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 4(a); and, provided, further, that the foregoing restriction does not apply to the Compensation Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, disability or a Change in Control, in the terms of the Award agreement or otherwise.
(i)No Repricing of Awards. The Compensation Committee may not without the approval of the stockholders of the Company, (i) reduce the exercise price of any previously granted Option or SAR, (ii) cancel any previously granted Option or SAR in exchange for another Option or SAR with a lower exercise price, or (iii) cancel any previously granted Option or SAR in exchange for cash or another Award if the exercise price of such Option or SAR exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation, in each case, other than in connection with a Change in Control or the adjustment provisions set forth in Section 8.
(j)Change in Control. The following provisions will apply to Awards in the event of a Change in Control (as hereinafter defined) unless otherwise provided in an Award agreement, in any other written agreement between the Company or any affiliate and the Participant, in any director compensation policy of the Company or unless otherwise expressly provided by the Compensation Committee at the time of grant of an Award:
(i)In the event that the Company, the surviving corporation or acquiring corporation (or the surviving or acquiring corporation's parent company) assumes or continues any Awards that are outstanding under the Plan immediately prior to the Change in Control or substitutes similar awards for such Awards (including but not limited to, awards to acquire the same consideration paid to stockholders of the Company pursuant to the Change in Control), and any repurchase rights held by the Company in respect of Common Stock issued pursuant to such Awards remain in effect or are assigned by the Company to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation's parent company) in connection with such Change in Control, in each case, with appropriate adjustments as to the number and kinds of shares and, if applicable, exercise price and performance conditions, in each case, that the Compensation Committee determines prior to the Change in Control will equitably preserve the material terms and conditions of such Awards as in effect immediately prior to the Change in Control (including, without limitation, with respect to the vesting schedules, the intrinsic value of the awards (if any) as of the Change in Control, difficulty of achieving performance conditions (if applicable) and transferability of the shares underlying such Awards), then such Awards shall remain outstanding and continue to vest in accordance with their terms following the Change in Control, subject to the terms of the applicable Award agreement.
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(ii)In the event that the Company, the surviving corporation or acquiring corporation (or the surviving or acquiring corporation's parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards in accordance with subsection (i), then with respect to Awards that have not been assumed, continued or substituted, the vesting of such Awards (and, with respect to Options and SARs, the time when such Awards may be exercised) will be accelerated in full as of immediately prior to the effective time of such Change in Control (contingent upon the effectiveness of the Change in Control). With respect to the vesting of Awards that will accelerate upon the occurrence of a Change in Control pursuant to this subsection (ii) and are settled in the form of cash or property, such cash or property will be paid no later than 30 days following the occurrence of the Change in Control or such later date as required to comply with Section 409A.
For purposes of the foregoing, a “Change in Control” shall be deemed to have occurred if any of the events set forth in any one of the following clauses shall occur: (A) any Person (as defined in section 3(a)(9) of the Exchange Act, and as such term is modified in sections 13(d) and 14(d) of the Exchange Act), excluding a group of persons including the Participant, is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities representing forty percent or more of the combined voting power of the Company’s then outstanding securities; (B) individuals who, as of the effective date of the Plan, constitute the Board of Directors of the Company (the “Incumbent Board”), cease for any reason to constitute a majority thereof (provided, however, that an individual becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Company’s stockholders, was approved by at least a majority of the directors then comprising the Incumbent Board shall be included within the definition of Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual election contest (or such terms used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company); (C) consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (D) a single transaction or series of related transactions in which the Company, directly or indirectly, sells or otherwise disposes of all or substantially all of its consolidated assets to another Person, other than one of its affiliates. Notwithstanding the foregoing, solely for the purpose of determining the timing of any payments pursuant to any Award constituting a “deferral of compensation” subject to Section 409A of the Code, a Change in Control shall be limited to a “change in the ownership” of the Company, a “change in the effective control” of the Company, or a “change in the ownership of a substantial portion of the assets” of the Company as such terms are defined in Section 1.409A-3(i)(5) of the U.S. Treasury Regulations.
(k)Treatment of Dividends and Dividend Equivalents on Unvested Awards. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied. In no event shall dividends or dividend equivalents be paid with respect to Options or Stock Appreciation Rights.
(l)Cancellation or “Clawback” of Awards. The Compensation Committee may specify in an Award agreement that a Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include a termination of service with or without Cause (and, in the case of any Cause that is resulting from an indictment or other non-final determination, the Compensation Committee may provide for such Award to be held in escrow or abeyance until a final resolution of the matters related to such event occurs, at which time the Award shall either be reduced, cancelled or forfeited (as provided in such Award agreement) or remain in effect, depending on the outcome), violation of material policies, breach of non-competition, non-solicitation, confidentiality or other restrictive covenants, or requirements to comply with minimum share ownership requirements, that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its affiliates. The Compensation
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Committee shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes. Notwithstanding anything to the contrary contained herein, any Awards other than RSUs granted under the Plan (including any amounts or benefits arising from such Awards) shall be subject to the Centene Corporation Clawback policy, as well as any clawback or recoupment arrangements or policies the Company has in place from time to time, and the Compensation Committee may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any Awards granted to the Participant or any shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of shares underlying such Awards.
For purposes of the foregoing, “Cause” shall mean acts or omissions that the Company determines, after affording the Participant an opportunity to be heard, (i) are criminal, dishonest or fraudulent or constitute misconduct that reflects negatively on the reputation of the Company (including any parent, subsidiary, affiliate or division of the Company); (ii) could expose the Company or any parent, subsidiary, affiliate or division of the Company to claims of illegal harassment or discrimination in employment; (iii) are material breaches of any agreement entered into by the Participant and the Company, its subsidiaries or affiliates; or (iv) reflect continued and repeated failure to (A) perform substantially the duties of his/her employment (other than any such failure resulting from the Participant’s physical or mental impairment or incapacity) or (B) to comply with any material written policy of the Company.
10.Miscellaneous
(a)No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.
(b)No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.
(c)Effective Date and Term of Plan. The Plan shall become effective on the date on which it is adopted by the Compensation Committee and approved by the stockholders of the Company. No Awards shall be granted under the Plan after the earliest to occur of (i) the 10-year anniversary of the date on which the Plan is adopted by the Board and approved by the stockholders of the Company, (ii) the maximum number of shares available for issuance under the Plan have been issued or (iii) the Board terminates the Plan.
(d)Amendment of Plan. The Compensation Committee may amend, suspend or terminate the Plan or any portion thereof at any time, provided that (i) any “material revision” to the Plan (as defined in the New York Stock Exchange Listed Company Manual) must be approved by the Company’s stockholders prior to such revision becoming effective and (ii) the terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code.
(e)Section 409A of the Code. With respect to Awards subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any Award agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything in the Plan to the contrary, if the Board considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and any amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution of such amount
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that otherwise would be made to such Participant with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code. If an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), a Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if an Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), a Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.
(f)Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.
(g)Data Protection. In connection with the Plan, the Company may need to process personal data provided by the Participant to the Company or its affiliates, third party service providers or others acting on the Company’s behalf. Examples of such personal data may include, without limitation, the Participant’s name, account information, social security number, tax number and contact information. The Company may process such personal data in its legitimate business interests for all purposes relating to the operation and performance of the Plan, including but not limited to:
(i)administering and maintaining Participant records;
(ii)providing the services described in the Plan;
(iii)providing information to future purchasers or merger partners of the Company, a subsidiary, and/or affiliate of the Company, or the business in which such Participant works; and
(iv)responding to public authorities, court orders and legal investigations, as applicable.
The Company may share the Participant’s personal data with (i) subsidiaries or affiliates, (ii) trustees of any employee benefit trust, (iii) registrars, (iv) brokers, (v) third party administrators of the Plan, (vi) third party service providers acting on the Company’s behalf to provide the services described above or (vii) regulators and others, as required by law.
If necessary, the Company may transfer the Participant’s personal data to any of the parties mentioned above in a country or territory that may not provide the same protection for the information as the Participant’s home country. Any transfer of the Participant’s personal data to recipients in a third country will be made subject to appropriate safeguards or applicable derogations provided for under applicable law.
Centene Corporation

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V64361-P22327 For Against Abstain For Against Abstain ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! Nominees: 1. ELECTION OF DIRECTORS Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. The Board of Directors recommends you vote FOR the following: CENTENE CORPORATION 2. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION. 3. RATIFICATION OF APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2025. 5. STOCKHOLDER PROPOSAL TO DISCLOSE PLAN TO REDUCE TOTAL CONTRIBUTION TO CLIMATE CHANGE. The Board of Directors recommends you vote FOR proposal 2: The Board of Directors recommends you vote AGAINST proposal 5: NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1a. Jessica L. Blume 1b. Kenneth A. Burdick 1c. Christopher J. Coughlin 1d. H. James Dallas 1e. Wayne S. DeVeydt 1f. Frederick H. Eppinger 1g. Monte E. Ford 1h. Thomas R. Greco 1i. Sarah M. London 1j. Theodore R. Samuels 1k. Kenneth Y. Tanji The Board of Directors recommends you vote FOR proposal 3: 6. STOCKHOLDER PROPOSAL FOR REPORT ON CLIMATE RISK TO RETIREMENT INVESTMENTS. The Board of Directors recommends you vote AGAINST proposal 6: 4. APPROVAL OF THE 2025 STOCK INCENTIVE PLAN. The Board of Directors recommends you vote FOR proposal 4: ! !! For Against Abstain For Against Abstain For Against Abstain For Against Abstain ! !! SCAN TO VIEW MATERIALS & VOTEw VOTE BY INTERNET - www.ProxyVote.com or scan the QR Barcode above Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time on May 12, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time on May 12, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. STOCKHOLDER MEETING REGISTRATION Stockholders or their legal proxy holders who wish to attend the meeting must register by 11:59 AM Eastern Time on May 9, 2025 to attend. To register to attend the meeting, go to "Register for Meeting" at www.proxyvote.com. Please refer to the proxy statement for additional information regarding admission procedures. CENTENE CORPORATION C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717

V64362-P22327 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 2024 Annual Report on Form 10-K are available at www.ProxyVote.com. CENTENE CORPORATION ANNUAL MEETING OF STOCKHOLDERS, MAY 13, 2025 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Sarah M. London and Christopher A. Koster and each of them, with full power of substitution, Proxies of the undersigned to vote all shares of Common Stock of Centene Corporation, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of Centene Corporation, to be held at 7700 Forsyth Boulevard, St. Louis, Missouri 63105, on Tuesday, May 13, 2025, at 10:00 AM Central Time, and at any adjournments thereof. If more than one of the above named Proxies shall be present in person or by substitution at such meeting or at an adjournment thereof, then both of said Proxies shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy heretofore given to vote at such meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted "FOR" all the named nominees for director, "FOR" Proposals 2, 3 and 4, and "AGAINST" Proposals 5 and 6, and in the discretion of the named Proxies upon such other business as may properly come before the meeting and any adjournment thereof. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE. Continued and to be signed on reverse side